The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-155884
SUBJECT TO COMPLETION, DATED JULY 20, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 2, 2008)
22,000,000 Depositary Shares
Each Representing a 1/20th Interest in a Share of
     % Mandatory Convertible Preferred Stock, Series D

Apache Corporation
Depositary Shares

We are offering 22,000,000 depositary shares, each of which represents a 1/20th interest in a share of our     % Mandatory Convertible Preferred Stock, Series D, with an initial liquidation preference of $1,000 per share (our “mandatory convertible preferred stock”). The shares of mandatory convertible preferred stock will be deposited with Wells Fargo Bank, N.A., as depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

We will pay cumulative dividends on each share of our mandatory convertible preferred stock at a rate of     % per annum on the initial liquidation preference of $1,000 per share. Dividends will accrue and cumulate from the date of issuance and, to the extent that we have lawfully available funds to pay dividends and our board of directors declares a dividend payable, we will pay dividends on February 1, May 1, August 1 and November 1 of each year in cash and on August 1, 2013 or any earlier conversion date in cash, shares of our common stock, par value $0.625 per share, or a combination thereof, at our election and subject to the share cap (as defined herein). The first dividend payment, if declared, will be made on November 1, 2010, in the expected amount of $      per share of our mandatory convertible preferred stock (equivalent to $      per depositary share), which will reflect the time period from the expected date of issuance to November 1, 2010.

Each share of our mandatory convertible preferred stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share has a liquidation preference of $50), plus an amount equal to accrued and unpaid dividends. Subject to the authorized share condition described in this prospectus supplement, each share of our mandatory convertible preferred stock will automatically convert on August 1, 2013 into between           and           shares of our common stock (respectively, the “minimum conversion rate” and “maximum conversion rate”) (and, correspondingly, each depositary share will automatically convert into between           and           shares of our common stock), each subject to adjustment, depending on the average VWAP (as defined herein) per share of our common stock over the 10 trading day period ending on, and including, the third scheduled trading day prior to such date. At any time prior to July 15, 2013, a holder of 20 depositary shares may cause the depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate, subject to adjustment, but such holder will not be entitled to accrued and unpaid dividends for the current dividend period. During a specified period in connection with a fundamental change (as defined herein), a holder of 20 depositary shares may cause the depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of shares of our common stock equal to the applicable fundamental change conversion rate.

Our common stock is listed on the New York Stock Exchange, the NASDAQ Global Select Market and the Chicago Stock Exchange under the symbol “APA.” The last reported sale price of our common stock on the New York Stock Exchange on July 19, 2010 was $85.59 per share. We will apply to list the depositary shares on the New York Stock Exchange and expect trading to begin within five days of the initial issuance of the depositary shares.

Investing in our depositary shares involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to 3,300,000 additional depositary shares on the same terms and conditions as set forth above.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 21,000,000 shares of our common stock (or 24,150,000 shares if the underwriters of that offering exercise in full their option to purchase additional shares thereunder). This offering of depositary shares is not contingent upon the offering of our common stock, and the offering of our common stock is not contingent upon this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares on or about July   , 2010.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	Citi	J.P. Morgan

July   , 2010

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the depositary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of those documents. You should assume that the information incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we are offering to sell our depositary shares, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer in this prospectus supplement only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our depositary shares. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits that are a part of the registration statement.

In this prospectus supplement, unless the context indicates otherwise, the terms “Apache,” “we,” “us,” “Company” and “our” refer to Apache Corporation and its subsidiaries.

Our name, logo and other trademarks mentioned in this prospectus supplement are the property of their respective owners.

DOCUMENTS INCORPORATED BY REFERENCE

We have “incorporated by reference” in this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement or the accompanying prospectus or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.

Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on or after the date of this prospectus supplement and before the completion of this offering of depositary shares will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus. Some documents or information, such as that furnished under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and

S-ii

none of that information is incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about us, our business and our financial condition.

Apache SEC Filings	Period or Date Filed

Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed on March 31, 2010)
Year ended December 31, 2009
Quarterly Report on Form 10-Q	Quarter ended March 31, 2010
Current Reports on Form 8-K	Filed on January 14, 2010, January 19, 2010, April 15, 2010, April 16, 2010, May 11, 2010 and July 20, 2010
Registration Statements on Form 8-A	Filed on January 24, 1996 and February 3, 2006
The section entitled “Additional Information About Apache” in our Registration Statement on Form S-4	Filed on May 19, 2010 and amended on June 29, 2010

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or from the SEC through the SEC’s web site at www.sec.gov or by mail from the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

Apache Corporation
2000 Post Oak Boulevard
Houston, Texas 77056
Telephone: (713) 296-6000

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act.

These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward looking statements by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plans,” “believe” or the negative of these terms or similar terminology.

Forward-looking statements are not guarantees of performance. Actual events or results may differ materially because of market conditions in our markets or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus supplement. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in this prospectus supplement and under “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk — Forward-Looking Statements and Risk” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus) and similar sections in any subsequent filings that we incorporate by reference in this prospectus supplement and the accompanying prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those described in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

In addition to the foregoing matters, there are important factors related to the BP Acquisition described elsewhere in this prospectus supplement that could cause the actual results of the BP Acquisition to differ materially from what we currently expect, including without limitation:

•	the timing of the receipt of regulatory approvals and third party consents required for the consummation of the various property acquisitions;

•	the imposition by regulatory authorities of conditions on the future operation of the BP Properties in connection with the receipt of regulatory approvals;

•	the exercise of preferential purchase rights with respect to certain of the BP Properties;

•	the integration of the operations of the BP Properties with ours; and

•	the occurrence of a case or proceeding under the bankruptcy or insolvency laws of any jurisdiction involving BP or its affiliates who are parties to or have guaranteed obligations under the agreements related to the BP Acquisition.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement and “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk — Forward-Looking Statements and Risk” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequently filed Exchange Act reports for more information about important risks that you should consider before investing in our depositary shares.

Apache Corporation

We are an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, our exploration and production interests are focused in the Gulf of Mexico, the Gulf Coast, East Texas, the Permian Basin, the Anadarko Basin and the Western Sedimentary Basin of Canada. Outside of North America, we have exploration and production interests onshore Egypt, offshore Western Australia, offshore the U.K. in the North Sea and onshore Argentina. We also have exploration interests on the Chilean side of the island of Tierra del Fuego.

The address of our principal executive offices is 2000 Post Oak Boulevard, Houston, Texas 77056, and our telephone number at this address is (713) 296-6000.

Recent Developments

Pending and Recently Completed Acquisitions

Potential BP Acquisition

On July 20, 2010, we announced the signing of three definitive purchase and sale agreements (which we refer to as the “BP Purchase Agreements”) to acquire the following properties (which we refer to as the “BP Properties”) from subsidiaries of BP plc (we refer to BP plc and such subsidiaries collectively as “BP”) for aggregate consideration of approximately $7.0 billion, subject to customary adjustments in accordance with the BP Purchase Agreements (which we refer to as the “BP Acquisition”):

•	Permian Basin. All of BP’s oil and gas operations, related infrastructure and acreage in the Permian Basin of West Texas and New Mexico. The assets include interests in 10 field areas in the Permian Basin, (including Block 16/Coy Waha, Block 31, Brown Basset, Empire/Yeso, Pegasus, Southeast Lea, Spraberry, Wilshire, North Misc and Delaware Penn), approximately 405,000 net mineral and fee acres, 358,000 leasehold acres, approximately 3,629 active wells and three gas processing plants, two of which are currently operated by BP. Based on our investigation and review of data provided by BP, these assets produced 15,110 barrels of liquids and 81 MMcf of gas per day in the first six months of 2010. The Permian Basin assets had estimated net proved reserves of 140.9 MMboe at June 30, 2010 (65 percent liquids).

•	Western Canada Sedimentary Basin. Substantially all of BP’s Western Canadian upstream gas assets, including 1,278,000 net mineral and leasehold acres, interests in approximately 1,600 active wells, eight operated and 14 non-operated gas processing plants. The position includes many attractive drilling opportunities ranging from conventional to several unconventional targets, including shale gas, tight gas and coal bed methane in historically productive formations including the Montney, Cadonien and Doig. Based on our investigation and review of data provided by BP, during the first half of 2010 these properties accounted for 6,529 barrels of liquids and 240 MMcf of gas per day and had estimated net proved reserves of 223.7 MMboe at June 30, 2010 (94 percent gas). We currently have operations in approximately half of these 13 field areas.

•	Western Desert, Egypt. BP’s interests in four development licenses and one exploration concession (East Badr El Din), covering 394,000 net acres south of El Alamein in the Western Desert of Egypt. These properties are operated by Gulf of Suez Petroleum Company, a joint venture between BP and the Government of Egypt. The transaction includes BP’s interests in 65 active wells, a 24-inch gas line to Dashour, a liquefied petroleum gas plant in Dashour, a gas processing plant and a 12-inch oil export line to the El Hamra Terminal on the Mediterranean Sea. Based on our investigation and review of data provided by BP, during the first six months of 2010 these properties accounted for 6,016 barrels of oil and 11 MMcf of gas per day of BP’s production, and had estimated net proved reserves of 20.2 MMboe at June 30, 2010 (59 percent liquids). The BP Properties in Egypt are complementary to the over 11 million gross acres in 21 separate concessions in the Western Desert we currently hold. The Merged Concession Agreement related to the development licenses runs through 2024, subject to a five year extension at the option of the operator.

Of the $7.0 billion purchase price, $3.1 billion is applicable to the Permian Basin properties, $3.25 billion is applicable to the Canadian properties and $650 million is applicable to the Egyptian properties. The effective date of the BP Acquisition is July 1, 2010. Apache Corporation has agreed to guarantee the performance of the obligations of its subsidiaries under the BP Purchase Agreements.

The BP Acquisition is subject to a number of closing conditions, including clearance under the competition laws of the United States and Canada, the foreign investment law of Canada and approval of the Government of Egypt. Because of the relatively short time period contemplated between signing the BP Purchase Agreements and the expected closing of the BP Acquisition, several significant matters commonly resolved prior to closing such an acquisition have been reserved for after closing. For example, title review with respect to most of the BP Properties will not be completed until after closing. In addition, we will not have sufficient time before closing to conduct a full assessment of any environmental and legal liabilities with respect to the BP Properties. Also, some of the BP Properties are subject to preferential purchase rights held by third parties, and those rights may be exercised before or after we close the BP Acquisition. Most of the preferential purchase rights have exercise periods of 30 days after delivery of notice of acquisition. Accordingly, the BP Acquisition is subject to certain post-closing requirements relating to, among other things, resolution of title, environmental and legal issues and any exercise by third parties of preferential purchase rights with respect to certain of the BP Properties. Prompt notice of the proposed sale of the BP Properties will be provided to appropriate governmental agencies and to parties holding preferential rights to purchase such properties. The transactions comprising the BP Acquisition are not mutually conditioned, and we may close any of these transactions without closing the others.

Each BP Purchase Agreement may be terminated prior to closing pursuant to termination provisions that are typical of a transaction of this type. If a BP Purchase Agreement is terminated other than as a result of our material breach or our failure or refusal to close, BP is required to return the applicable portion of the Deposit (as further described below) plus interest. BP plc has agreed to provide a limited guarantee with respect to the BP Purchase Agreements, principally as to return of the Deposit. If a BP Purchase Agreement is terminated as a result of our material breach or our failure or refusal to close, BP is required to return the applicable portion of the Deposit plus interest, less an amount equal to five percent of the purchase price plus interest in such agreement (which we refer to as the “Reverse Breakup Fee”). Each BP Purchase Agreement provides that BP’s retention of the Reverse Breakup Fee is the sole and exclusive remedy of BP in the event of a termination of such agreement.

On July 30, 2010, we expect to make a deposit of $5.0 billion toward the purchase price of the BP Properties (which we refer to as the “Deposit”), to be returned to us or applied to the purchase price, as the case may be. Of the $5.0 billion Deposit, $1.5 billion is applicable to the Permian Basin properties, $3.25 billion is applicable to the Canadian properties and $250 million is applicable to the Egyptian properties. In Canada, the Deposit will be implemented in the form of a loan from Apache to the BP subsidiary that is the seller of the Canadian properties which has been guaranteed by BP plc. From the date of the Deposit until receipt of regulatory approvals, BP will retain complete operational control of the BP Properties, subject to customary covenants regarding the conduct of business in the ordinary course, maintenance of the properties and similar matters. The Deposit is not required to be segregated from the operations of BP, but may be made available for use by BP in its operations. Should the applicable regulatory approvals not be obtained by a certain date (for the Permian Basin asset purchase by October 29, 2010; for the Western Canadian asset purchase by January 31, 2011; and for the Egyptian asset purchase by July 19, 2011), the affected transaction will not close and the applicable portion of the Deposit will be returned. Should preferential purchase rights with respect to any of the BP Properties be exercised, the purchase price payable to the affected BP subsidiary will be reduced accordingly. We estimate that only an immaterial portion of the BP Properties are subject to preferential purchase rights in favor of third parties.

To the extent preferential purchase rights are not exercised, with respect to any portion of the BP Acquisition, we will pay the balance of the allocated consideration and close the respective transaction as promptly as practicable after receipt of the various regulatory approvals and contractual consents applicable to the individual components of the BP Acquisition. Upon receipt of regulatory approvals in Canada, the instrument representing the loan will convert into ownership of the equity interests of the BP subsidiary holding the Canadian properties.

The Deposit and the balance of the consideration to be paid by us in respect of the BP Properties will be financed from the proceeds of this offering and the concurrent offering of our depositary shares, cash on hand, our existing revolving credit and commercial paper facilities and the issuance of term debt. We have also arranged a bridge loan facility to backstop our financing requirements. See “— Bridge Financing Facility” below.

We anticipate that required regulatory approvals and resolution of any preferential purchase rights, and any transfer of operational control of the BP Properties, will occur in the third and fourth quarters of 2010. We cannot assure you, however, that the purchase of the BP Properties will close on these terms, on a timely basis or at all. This offering is not conditioned upon closing of the purchase of any of the BP Properties, and the purchase of the BP Properties is not conditioned upon this offering, the concurrent offering of our common stock or any other financing conditions.

The BP Properties had estimated proved reserves as of June 30, 2010 of approximately:

•	116.4 MMbbls of crude oil and natural gas liquids; and

•	1,610 Bcf of natural gas.

Using the conventional equivalence of one barrel of oil to six Mcf of gas (which is not indicative of the price difference between these resources), the estimated proved reserves attributable to the BP Properties totaled approximately 384.8 MMboe at June 30, 2010 and were approximately 30 percent liquids and 70 percent gas. Approximately 64 percent of the estimated proved reserves attributable to the BP Properties are developed reserves. A majority of the estimated oil and natural gas liquids reserves are located in the Permian Basin and the majority of the estimated natural gas reserves are located in Canada.

Production estimates, provided by BP, for the first six months of 2010 for the BP Properties were approximately:

•	27.7 Mbbls per day of crude oil and natural gas liquids; and

•	331 MMcf per day of natural gas.

Production estimates, provided by BP, for the year ended December 31, 2009 for the BP Properties were approximately:

•	28 Mbbls per day of crude oil and natural gas liquids; and

•	348 MMcf per day of natural gas.

The reserves and production estimates mentioned in the preceding paragraphs are based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. The foregoing estimates of reserves and production are based on estimates of our engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by BP or obtained from publicly available sources. We cannot assure you that these estimates of proved reserves and production are accurate. After such data is reviewed by an independent petroleum engineering firm and after we conduct a more thorough review, the BP Acquisition reserves and production may differ materially from the amounts indicated above.

Audited historical financial information for the BP Properties is not currently available. We plan to file separate financial statements and pro forma financial information, as required by SEC rules, in a Current Report on Form 8-K within the prescribed time period following consummation of the BP Acquisition. Preliminary leasehold operating statements provided to us by BP indicate that the BP Properties had revenues for the six months ended June 30, 2010 of between $520 million and $575 million and for the year ended December 31, 2009 of between $830 million and $920 million, while direct operating expenses for the same periods were between $155 million and $175 million and between $310 million and $345 million, respectively.

The foregoing preliminary revenue and direct operating expense estimates were provided by BP, are unaudited, and have not been reviewed by our independent accountants. We cannot assure you that these preliminary estimates are accurate.

Unless otherwise specifically stated, the information included in this prospectus supplement, the accompanying prospectus and documents incorporated by reference do not include information related to the BP Properties.

Pending Mariner Acquisition

On April 15, 2010, we and Mariner Energy, Inc., a Delaware corporation (which we refer to as “Mariner”), announced that we had entered into a definitive agreement and plan of merger dated April 14, 2010 (which we refer to as the “Mariner Merger Agreement”) pursuant to which we will acquire Mariner in a stock and cash transaction (which we refer to as the “Mariner Acquisition”). In connection with the Mariner Acquisition, we expect to issue approximately 17.5 million shares of common stock (an increase of approximately five percent in our outstanding common shares before giving effect to this offering) and pay cash of approximately $800 million to Mariner stockholders. We intend to fund the cash portion of the consideration with existing cash balances and commercial paper. Upon consummation of the Mariner Acquisition, we will assume Mariner’s debt, which was approximately $1.2 billion at the time of the Mariner Merger Agreement.

The completion of the Mariner Acquisition is subject to certain conditions, including: (i) the effectiveness of a registration statement on Form S-4 that we filed with the SEC on May 19, 2010, and amended on June 29, 2010, for the issuance of our common stock in the Mariner Acquisition; and (ii) the adoption of the Mariner Merger Agreement by the stockholders of Mariner. Completion of the transaction is projected to occur during the third quarter of 2010.

The Mariner Merger Agreement also contains certain termination rights for both us and Mariner, including if the Mariner Acquisition is not completed by January 31, 2011. In the event of a termination of the Mariner Merger Agreement under certain circumstances, Mariner may be required to pay to us a termination fee of $67 million. In certain circumstances involving termination of the Mariner Merger Agreement, one of us or Mariner will be obligated to reimburse the other’s expenses incurred in connection with the transactions contemplated by the Mariner Merger Agreement in an aggregate amount not to exceed $7.5 million. Any reimbursement of expenses by Mariner to us will reduce the amount of any termination fee paid by Mariner to us.

At year-end 2009, Mariner reported estimated proved reserves of 181 MMboe. Mariner’s oil and gas properties are primarily located in the Gulf of Mexico deepwater and shelf, the Permian Basin and onshore in the Gulf Coast, encompassing 541,000 net developed and 623,000 net undeveloped acres at December 31, 2009. Mariner’s current deepwater Gulf of Mexico portfolio included 99 blocks, seven discoveries in development and more than 50 drilling prospects. The Permian Basin assets are long-lived and fit well with our existing Permian Basin properties.

Unless otherwise specifically stated, the information included in this prospectus supplement, the accompanying prospectus and documents incorporated by reference do not include information related to the Mariner Acquisition.

Gulf of Mexico Shelf Acquisition

On June 10, 2010, we announced the completion of our acquisition of oil and gas assets on the Gulf of Mexico shelf from Devon Energy Corporation for $1.05 billion in cash. The acquisition is effective as of January 1, 2010. The acquired assets comprise 477,000 net acres across 150 blocks. The fields have 80 platforms and 211 production caissons in waters up to 450 feet deep. Approximately half of the estimated proved reserves of 41 MMboe are oil and natural gas liquids. The property interests are projected to produce 9,500 barrels of oil per day and 55 MMcf per day (net). We operate 75 percent of the production. We funded the acquisition primarily from existing cash balances supplemented with commercial paper.

Second Quarter 2010 Results

On July 20, 2010, we announced our preliminary unaudited results for the second quarter of 2010. Set forth below is certain financial and operating data for the quarters and six months ended June 30, 2010 and 2009.

	For The Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Financial data:
Revenues and other (thousands)	$2,971,910	$2,093,378	$5,645,161	$3,727,203
Income attributable to common stock (thousands)	860,223	443,300	1,565,204	(1,315,060)
Basic net income per common share	2.55	1.32	4.64	(3.92)
Diluted net income per common share	2.53	1.31	4.61	(3.92)
Weighted average common shares outstanding (thousands)	337,618	335,637	337,273	335,372
Diluted common shares outstanding (thousands)	339,377	337,365	339,282	335,372
Production and pricing data:
Oil volume (barrels per day)	331,280	281,836	310,103	274,652
Average oil price per barrel	$74.89	$58.15	$74.74	$50.57
Natural gas volume (Mcf per day)	1,791,555	1,769,623	1,751,958	1,697,408
Average natural gas price per Mcf	$4.01	$3.48	$4.29	$3.65
NGL volume (barrels per day)	16,992	10,626	14,444	10,394
Average NGL price per barrel	$37.21	$23.42	$40.58	$22.39
Total production (boe per day)	646,866	587,400	616,540	567,947

Concurrent Offering of Common Stock

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 21,000,000 shares of our common stock (or 24,150,000 shares if the underwriters of that offering exercise in full their option to purchase additional shares thereunder). This offering of depositary shares is not contingent upon the offering of common stock, and the offering of common stock is not contingent upon this offering. The foregoing description and other information regarding the offering of the common stock is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares included in the offering of the common stock.

Bridge Financing Facility

In connection with and in contemplation of the BP Acquisition, we have entered into a term loan agreement with affiliates of the underwriters of this offering that provides a $5.0 billion unsecured bridge facility (the “Bridge Facility”), the proceeds of which could be used to finance a portion of the consideration for the BP Acquisition, including the Deposit, and to pay certain fees and expenses in connection with the BP Acquisition. The Bridge Facility will be used as a backstop in the event that alternative forms of financing, including proceeds from this offering, the concurrent offering of depositary shares and other debt financing that we subsequently expect to undertake, are not available in sufficient amounts at or prior to such times when we are required to fund the consideration payable for the BP Acquisition, including the Deposit. We do not currently intend to draw under the Bridge Facility but instead plan to finance the BP Acquisition through proceeds of this offering, the concurrent offering of depositary shares, cash on hand, our existing revolving credit and commercial paper facilities and the issuance of term debt.

Funds under the Bridge Facility will be available to us in one or more drawings until September 28, 2010. Covenants, events of default and representations and warranties will be substantially similar to those in our existing revolving credit facilities. We are required to prepay loans under the Bridge Facility with 100% of the net cash proceeds of (a) equity issuances to third parties by us or any of our subsidiaries, (b) indebtedness for borrowed money by us or any of our subsidiaries (with certain exceptions, including refinancings and draws under existing facilities, indebtedness for working capital, securitizations in the ordinary course of business, and commercial paper issued under our existing commercial paper program), and (c) asset dispositions by us or any of our subsidiaries outside the ordinary course of business. The Bridge Facility will mature on September 29, 2010 but may be extended at our option until December 29, 2010.

All borrowings under the Bridge Facility will bear interest at a rate equal to either:

•	a base rate, which is defined as a rate per annum equal to the greatest of (a) JPMorgan Chase Bank, N.A.’s prime rate, (b) the federal funds rate plus .50% and (c) one-month LIBOR plus 1%, or

•	LIBOR plus a margin varying from 1.50% to 2.50%.

The Bridge Facility will incur a fee after the first funding under such facility, payable on the average daily undrawn amount of the Bridge Facility at a per annum rate equal to 0.10% to 0.35%.

SEC Comments

On June 18 and July 12, 2010, we received comments from the SEC staff on our registration statement on Form S-4 filed in connection with the Mariner Acquisition and on our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Definitive Proxy Statement on Schedule 14A filed on March 31, 2010. We responded to the first comment letter by letter dated June 29, 2010 and expect to respond to the second comment letter in the near future. We do not believe that the comments, or our responses thereto, materially affect the disclosures in our existing Exchange Act reports and expect to include these and any other additional or revised disclosure resulting from the comment process in future filings with the SEC.

The comments on our 2009 Form 10-K and March 31, 2010 Form 10-Q included requests that we: provide additional disclosure regarding our potential liability in the event that one of our rigs operating in the Gulf of Mexico is involved in an explosion or event similar to the recent events in the Gulf of Mexico involving the Deepwater Horizon explosion and subsequent oil spill; discuss what remediation plans or procedures we have in place to deal with the environmental impact that would occur in the event of an oil spill or leak from our offshore operations; include information about the competitive conditions in our industry and any material effects that compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment may have on our capital expenditures, earnings and competitive position; and provide additional disclosure regarding our reserves and development costs. The SEC staff’s comments on our Definitive Proxy Statement on Schedule 14A asked us to comply with the comments in all future filings and requested that we provide additional disclosure related to the compensation consulting firms engaged by our Management Development and Compensation Committee.

THE OFFERING

Securities offered	22,000,000 depositary shares, each of which represents a 1/20th interest in a share of our mandatory convertible preferred stock and entitles the holder of such depositary share, through the depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Option to purchase additional depositary shares	To the extent that the underwriters sell more than depositary shares, the underwriters have the option to purchase up to an additional 3,300,000 depositary shares from us at the public offering price less the underwriting discount, within 30 days from the date of this prospectus supplement.

Initial offering price	$ per depositary share.

Liquidation preference	$1,000 per share of mandatory convertible preferred stock (equivalent to $50 per depositary share), plus an amount equal to the sum of all accrued and unpaid dividends.

Dividends	% on the liquidation amount of $1,000 for each share of our mandatory convertible preferred stock per year, subject to increase in certain circumstances as described under “— Authorized share condition” below. Dividends will accrue and cumulate from the date of issuance and, to the extent we have lawfully available funds to pay dividends and we declare a dividend payable, we will pay dividends in cash on each dividend payment date except the dividend payment date on August 1, 2013, or any earlier conversion date, when we may pay dividends in cash, shares of our common stock or a combination thereof, at our election and subject to the share cap, as defined below. The dividend payable on the first dividend payment date, if declared, is expected to be $ per share of mandatory convertible preferred stock and on each subsequent dividend payment date, if declared, is expected to be $ per share of mandatory convertible preferred stock (equivalent to $ and $ , respectively, per depositary share). The depositary will distribute all dividend payments on the mandatory convertible preferred stock to the holders of outstanding depositary shares, as nearly as practicable, in proportion to the number of outstanding depositary shares held by each holder. Accumulated and unpaid dividends for any past dividend period will not bear interest. See “Description of the Mandatory Convertible Preferred Stock — Dividends” and “Description of Depositary Shares — Dividends and Other Distributions” in this prospectus supplement.

Dividend payment dates	If declared, February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2010.

Authorized share condition	As of the date of this prospectus supplement, and after giving effect to the concurrent common stock offering and consummation of the Mariner Acquisition, we have authorized, unissued and unreserved shares of our common stock, but we have only reserved of those shares for conversions of the mandatory convertible preferred stock. To provide for the authorization of a sufficient number of shares of common stock into which the mandatory convertible preferred stock may be converted in full, we have agreed in the underwriting agreement relating to this offering and the certificate of designations relating to the mandatory convertible preferred stock to use commercially reasonable efforts to satisfy the authorized share condition (as defined below) on or prior to our next annual meeting of stockholders, and if the authorized share condition is not satisfied by such annual meeting, use our best effort thereafter to satisfy the authorized share condition as promptly as practicable.

If the authorized share condition is not satisfied by August 1, 2011, then from such date to, but excluding, the date on which the authorized share condition is satisfied, the dividend rate at which the mandatory convertible preferred stock accrues and accumulates will increase by 2% to % per annum on the liquidation amount of $1,000 per share of mandatory convertible preferred stock. In addition, until the authorized share condition is satisfied, the dividend rate will increase by an additional 1% on each six month anniversary of the 365th day after the issuance of the mandatory convertible preferred stock, to a maximum rate equal to % plus 6% per annum. Upon satisfaction of the authorized share condition, the dividend rate will reset to the original rate of % per annum.

If the authorized share condition is not satisfied on the mandatory conversion date and the number of “designated shares” (as defined in this prospectus supplement) is greater than zero, we will convert, as described under “— Mandatory conversion” below, the maximum number of shares of mandatory convertible preferred stock, on a pro rata basis, that will convert into (based on the conversion rate described below) a number of shares of our common stock not exceeding the number of designated shares. The number of designated shares is initially , but we may (though we are not obligated to) increase that number by any authorized and unissued shares not reserved for other corporate purposes. We will increase the number of designated shares by any increases to our authorized and unissued share count (including any repurchased shares of common stock, which shall be deemed unissued for the purpose of calculating designated shares). If there are no designated shares on the mandatory conversion date, all outstanding shares of mandatory convertible preferred stock will remain outstanding as described below.

Any mandatory convertible preferred stock not converted on the mandatory conversion date will remain outstanding. However, effective as of the mandatory conversion date, the conversion rate will be fixed as the conversion rate per share (the “final conversion rate”) that the outstanding mandatory convertible preferred stock would have otherwise been converted into as described under “— Mandatory Conversion” below. In addition, from and after the mandatory conversion date, the outstanding mandatory convertible preferred stock will (i) accrue and cumulate dividends at the rate of % plus 6% per annum on the liquidation amount of $1,000 per share of mandatory convertible preferred stock payable quarterly, to the extent we have legally available funds to pay dividends and our board of directors declares a dividend payable, on each dividend payment date in the same manner described under “— Dividends;” (ii) receive and participate in all dividends or distributions paid or made in respect of our common stock based upon the final conversion rate per share of mandatory convertible preferred stock; and (iii) be entitled to vote a number of votes equal to the final conversion rate per share of mandatory convertible preferred stock for the vote or consent on all matters submitted to a vote of our common stockholders and will vote together with our common stockholders as one class on such matters (except for the approval required to satisfy the authorized share condition). Each depositary share will represent a proportional fractional interest in the foregoing additional rights.

“Authorized share condition” means that we have reserved for issuance, upon conversion of the mandatory convertible preferred stock, a sufficient number of designated shares greater than or equal to the product of the share cap (as defined under “Conversion rate” below) and the number of shares of mandatory convertible preferred stock outstanding to allow for the conversion in full of all outstanding shares of mandatory convertible preferred stock; provided that on or after the mandatory conversion date, the “authorized share condition” will be deemed to be satisfied if we have a sufficient number of designated shares to convert all outstanding shares of the mandatory convertible preferred stock and fundamental change preferred stock (as defined under “Conversion upon a fundamental change” below), as applicable.

Upon satisfaction of the authorized share condition following the mandatory conversion date, the mandatory convertible preferred stock will automatically convert into shares of common stock based on the final conversion rate. In addition, as described under “— Mandatory conversion” below, upon any increase of the designated shares announced by us following the mandatory conversion date, we will automatically convert a portion of the outstanding shares of mandatory convertible preferred stock held by each holder into shares of our common stock at the final conversion rate based on the number of increased designated shares of common stock we have available.

Redemption	Our mandatory convertible preferred stock is not redeemable.

Mandatory conversion date	August 1, 2013.

Mandatory conversion	On the mandatory conversion date, provided the authorized share condition has been satisfied, each share of our then-outstanding mandatory convertible preferred stock will automatically convert into a number of shares of our common stock equal to the conversion rate described below, and each depositary share will automatically convert into a number of shares equal to a proportionate fractional interest in such shares of common stock. If the authorized share condition has not been satisfied, then we will convert only a portion of the outstanding mandatory convertible preferred stock based on the number of designated shares of common stock we have available, as described under “— Authorized share condition” above. If we do not have any designated shares, no shares of mandatory convertible preferred stock will be converted. Any shares of mandatory convertible preferred stock not converted on the mandatory conversion date will remain outstanding and will be convertible at the final conversion rate and with the increased dividend rate and the additional rights as described under “— Authorized share condition” above.

In addition, provided the authorized share condition has been satisfied, we will pay to holders of mandatory convertible preferred stock an amount equal to accrued and unpaid dividends in cash, shares of our common stock or a combination thereof, at our election and subject to the share cap, whether or not declared (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), to the extent we have lawfully available funds to pay such amounts at such time. See “Description of the Mandatory Convertible Preferred Stock — Mandatory Conversion” and “Description of Depositary Shares — Conversion” in this prospectus supplement.

Conversion rate	The conversion rate for each share of our mandatory convertible preferred stock will be not more than shares of our common stock and not less than shares of our common stock (respectively, the “maximum conversion rate” and “minimum conversion rate”) (and, correspondingly, the conversion rate per depositary share will be not more than shares and not less than shares of our common stock), depending on the applicable market value of our common stock, as described under “Description of the Mandatory Convertible Preferred Stock — Mandatory Conversion” in this prospectus supplement, and subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement.

The number of shares delivered upon conversion of the mandatory convertible preferred stock (including the number of shares delivered in connection with any dividend payment), shall in no event exceed an amount per share equal to the product of (i) two and (ii) the maximum conversion rate, subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” (the “share cap”).

The “applicable market value” of our common stock is the average VWAP (as defined under “Description of the Mandatory Convertible Preferred Stock — Method of Payment of Dividends”) per share of our common stock for the 10 consecutive trading day period ending on, and including, the third scheduled trading day immediately preceding the mandatory conversion date. See

“Description of the Mandatory Convertible Preferred Stock — Mandatory Conversion” in this prospectus supplement.

The following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement, based on the applicable market value of our common stock on the mandatory conversion date:

Conversion Rate
Applicable Market Value per Share	per Share of Mandatory
on the Mandatory Conversion Date	Convertible Preferred Stock

Less than or equal to $ (the “initial price”)	shares of common stock
Greater than the initial price and less than $ (the “threshold appreciation price”)	$1,000, divided by the applicable market value
Equal to or greater than the threshold appreciation price	shares of common stock

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement, based on the applicable market value of our common stock on the mandatory conversion date:

Applicable Market Value Per Share	Conversion Rate
on the Mandatory Conversion Date	per Depositary Share

Less than or equal to the initial price	shares of common stock
Greater than the initial price and less than the threshold appreciation price	$50, divided by the applicable market value
Equal to or greater than the threshold appreciation price	shares of common stock

Optional conversion	At any time prior to July 15, 2013, other than during the fundamental change conversion period (as defined below) and as long as no shares of fundamental change preferred stock (as defined under “Conversion upon a fundamental change” below) is outstanding, a holder of mandatory convertible preferred stock may elect to convert such holder’s shares of our mandatory convertible preferred stock at the minimum conversion rate of shares of our common stock per share of our mandatory convertible preferred stock (equivalent to shares of our common stock per depositary share), subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement. Because each depositary share represents a 1/20th fractional interest in a share of mandatory convertible preferred stock, a holder of depositary shares may only convert its depositary shares in lots of 20 depositary shares.

In addition, we will pay holders of mandatory convertible preferred stock who exercise this optional conversion right (at our election and, subject to the share cap, in cash, shares of our common stock or a combination thereof) an amount equal to accrued and unpaid dividends on the mandatory convertible preferred stock, whether or not declared (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), for all dividend periods ending on or prior to the payment date immediately preceding the conversion date, to the extent we have lawfully available funds to pay such amounts at such time, as described under “Description of the Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder” and “Description of Depositary Shares — Conversion” in this prospectus supplement. Such holders will not receive any payment in respect of the then-current dividend payment.

However, notwithstanding the foregoing, if on any early conversion date for an optional conversion as described above, the authorized share condition is not satisfied and we do not have sufficient designated shares to convert all shares of mandatory convertible preferred stock tendered for conversion on such date, then for each converting holder, we will only convert on such date a portion of its shares of mandatory convertible preferred stock tendered for conversion based on the number of designated shares of common stock we have available, as described under “— Authorized share condition” above. Any shares of mandatory convertible preferred stock not converted on such date will remain outstanding and be deemed to have not been converted. In addition, from and after such date, until we notify the holders of any increase of the designated shares, no shares of mandatory convertible preferred stock may be converted at the option of the holders as described above.

Conversion upon a fundamental change	Upon the occurrence of a fundamental change (as defined herein) prior to the mandatory conversion date, under certain circumstances we will pay to holders who convert their shares of mandatory convertible preferred stock during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of the fundamental change and ending on the earlier of (A) the mandatory conversion date and (B) the date that is 20 days after such effective date:

• a number of shares of our common stock or units of exchange property, as described under “Description of the Mandatory Convertible Preferred Stock — Recapitalizations, Reclassifications and Changes of Our Common Stock” in this prospectus supplement (if the fundamental change constitutes a reorganization event (as defined in this prospectus supplement)), determined using the applicable fundamental change conversion rate described in this prospectus supplement; and

• at our election and, subject to the share cap, shares of our common stock, units of exchange property, cash or a combination thereof in an amount equal to the sum of any accrued and unpaid dividends on the shares of our mandatory convertible preferred stock so converted, to the extent that we have lawfully available funds to pay such amounts.

The applicable fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed to be paid) per share of our common stock in such transaction or the average VWAP of our common stock over the five trading day period ending on, and including, the scheduled trading day immediately preceding the effective date for the fundamental change. See “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change” in this prospectus supplement. Because each depositary share represents a 1/20th fractional interest in a share of mandatory convertible preferred stock, a holder of depositary shares may only convert its depositary shares upon a fundamental change in lots of 20 depositary shares.

If the authorized share condition is not satisfied and we do not have sufficient designated shares to convert all shares of mandatory convertible preferred stock tendered for conversion during the fundamental change conversion period, (i) we will convert a portion of the mandatory convertible preferred stock tendered for conversion based on the number of designated shares and (ii) we will exchange, for all shares of mandatory convertible preferred stock tendered for conversion but not so converted, shares of a new series of our preferred stock in proportion to the liquidation preference of mandatory convertible preferred stock so tendered, which we refer to as “fundamental change preferred stock,” with the terms described under “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change.”

Conversion rate adjustments	Each of the minimum conversion rate, the maximum conversion rate, the final conversion rate, the initial price, the threshold appreciation price, the applicable market value, the fundamental change conversion rate and the stock price for purposes of a fundamental change, among other terms, will be adjusted upon the occurrence of the events and transactions described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement. However, so long as the mandatory convertible preferred stock or the fundamental change preferred stock, as applicable, participates in all dividends and distributions on the common stock as described under “— Authorized share condition” above, there will not be any adjustments to the final conversion rate or fundamental change conversion rate, as applicable, for such dividends and distributions occurring at any time after the mandatory conversion date or fundamental change conversion period, as applicable, even if the conversion does not occur as a result of the failure to satisfy the authorized share condition.

Voting rights	Except as required by law or our Restated Certificate of Incorporation, which will include the certificate of designations for the mandatory convertible preferred stock, the holders of mandatory convertible preferred stock will have no voting rights.

If and whenever an amount equal to six quarterly dividends, whether or not consecutive, payable on our mandatory convertible preferred stock, is not paid, then, immediately prior to the next annual meeting or special meeting of our stockholders, the authorized number of directors constituting our board will be automatically increased by two and the holders of our mandatory convertible preferred stock (voting separately as a class with all other parity stock upon which like voting rights have been conferred and are exercisable) will be entitled at such annual or special meeting to elect two directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the mandatory convertible preferred stock has been fully paid or set aside for payment.

The affirmative consent of holders of at least 66 2/3% in voting power of the outstanding mandatory convertible preferred stock and all other preferred stock or securities of equal ranking having similar voting rights will be required for, among other things, the authorization or increase in the authorized amount of any class or series of stock ranking senior to the mandatory convertible preferred stock with respect to either or both the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding-up and for the amendment, alteration or repeal of any provision of our Restated Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of our mandatory convertible preferred stock.

In addition, following the mandatory conversion date any shares of mandatory convertible preferred stock not converted will have the voting rights described under “Authorized share condition” above.

See “Description of the Mandatory Convertible Preferred Stock — Voting Rights” and “Description of Depositary Shares — Voting of the Mandatory Convertible Preferred Stock” in this prospectus supplement.

Ranking	Our mandatory convertible preferred stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

• senior to all of our common stock and, if issued, our authorized Series A Junior Participating Preferred Stock and to each other class of capital stock or series of preferred stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, our mandatory convertible preferred stock;

• equally with any of our capital stock issued in the future, the terms of which expressly provide that it will rank equally with the mandatory convertible preferred stock;

• junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the mandatory convertible preferred stock; and

• junior to our and our subsidiaries’ existing and future indebtedness (including, in the case of our subsidiaries, trade payables).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ (or approximately $ if the underwriters’ option to purchase additional depositary shares is exercised in full) after deducting the underwriting discount and estimated expenses of the offering payable by us. We intend to use the net proceeds of this offering to finance a portion of the consideration payable in connection with the BP Acquisition. See “Use of Proceeds.”

Certain U.S. tax consequences	Certain U.S. federal tax consequences of purchasing, owning and disposing of the mandatory convertible preferred stock and any common stock received upon its conversion are described in “Certain U.S. Federal Tax Consequences.” You should consult your tax advisor with respect to the U.S. federal tax consequences of owning our mandatory convertible preferred stock and common stock in light of your particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

If we are or have been a “United States real property holding corporation,” a non-U.S. holder (as defined in “Certain U.S. Federal Tax Consequences” in this prospectus supplement) may be subject to U.S. federal income tax with respect to gain on the disposition of our mandatory convertible preferred stock if it has held more than 5% of our mandatory convertible preferred stock at any point during certain specified periods. We believe we are, or may become, a United States real property holding corporation. See “Certain U.S. Federal Tax Consequences” in this prospectus supplement.

Book-entry, delivery and form	Initially, the depositary shares will be represented by one or more permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, which we refer to as “DTC.”

Listing	We will apply to list the depositary shares on the NYSE, and we expect trading on the NYSE to begin within five days of the initial issuance of the depositary shares. See “Description of Depositary Shares — Listing” in this prospectus supplement.

Depositary	The sole holder of shares of our mandatory convertible preferred stock will be the depositary, and the holders of depositary shares will exercise their proportional rights in our mandatory convertible preferred stock through the depositary, as described under “Description of Depositary Shares” in this prospectus supplement.

The depositary for the depositary shares will be Wells Fargo Bank, N.A.

Registrar and transfer agent	Wells Fargo Bank, N.A.

Risk factors	Investing in the securities offered by this prospectus supplement involves risks. See “Risk Factors.”

Common stock	Our common stock is listed on the New York Stock Exchange, the Nasdaq Global Select Market and the Chicago Stock Exchange under the symbol ‘‘APA.”

Common stock to be outstanding after this offering(1)	358,802,052 shares.

(1)	Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering includes 337,802,052 shares outstanding on July 19, 2010 and 21,000,000 shares of common stock (or 24,150,000 shares of common stock if the underwriters’ option to purchase additional shares is exercised in full) to be offered in the concurrent offering of common stock and excludes:

•	shares of common stock (or shares of common stock if the underwriters’ option to purchase additional depositary shares is exercised in full) issuable upon the conversion of the mandatory convertible preferred stock underlying the depositary shares to be offered hereby (such figures (i) assume the maximum conversion rate thereunder and (ii) exclude any additional shares issuable upon a fundamental change);

•	16,433,123 shares of common stock reserved for issuance upon exercise of outstanding options or for future issuance under our stock compensation plans;

•	7,479,435 shares of treasury stock held as of June 30, 2010, of which 1,473,354 shares are reserved for future issuance under our stock compensation plans; and

•	our expected issuance of approximately 17.5 million shares of common stock in connection with the pending consummation of the Mariner Acquisition.

In addition, unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional depositary shares with respect to this offering or their option to purchase additional shares under the concurrent offering of common stock.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Six Months
	Ended
	June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	16.21	1.71	3.63	14.36	16.84	21.25

RISK FACTORS

An investment in our depositary shares involves risks. You should carefully consider the risks described below, in addition to the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for a discussion of risk factors that may affect our business. Realization of any of those or the following risks or adverse results from any matter listed under “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement or under “Quantitative and Qualitative Disclosures About Market Risk — Forward-Looking Statements and Risk” in our 2009 Form 10-K or March 31, 2010 Form 10-Q could have a material adverse effect on our business, prospects, financial condition, cash flows and results of operations and could result in a decline in the trading price of our depositary shares. As a result, you could lose all or part of your investment.

Risks Related to Our Business

A drilling moratorium in the U.S. Gulf of Mexico, or other regulatory initiatives in response to the current oil spill in the Gulf of Mexico, could adversely affect our business.

As has been widely reported, on April 20, 2010, a fire and explosion occurred onboard the semisubmersible drilling rig Deepwater Horizon, leading to the oil spill currently affecting the Gulf of Mexico. In response to this incident, the Minerals Management Service (now known as the Bureau of Ocean Energy Management, Regulation and Enforcement, or “BOE”) of the U.S. Department of the Interior issued a notice on May 30, 2010 implementing a six-month moratorium on certain drilling activities in the U.S. Gulf of Mexico. Implementation of the moratorium was blocked by a U.S. district court, which was subsequently affirmed on appeal, but on July 12, 2010, the BOE issued a new moratorium that applies to deep-water drilling operations that use subsea blowout preventers or surface blowout preventers on floating facilities. The new moratorium will last until November 30, 2010, or until such earlier time that the BOE determines that deep-water drilling operations can proceed safely. The BOE is also expected to issue new safety and environmental guidelines or regulations for drilling in the U.S. Gulf of Mexico, and potentially in other geographic regions, and may take other steps that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. This incident could also result in drilling suspensions or other regulatory initiatives in other areas of the U.S. and abroad. Although it is difficult to predict the ultimate impact of the moratorium or any new guidelines, regulations or legislation, a prolonged suspension of drilling activity in the U.S. Gulf of Mexico and other areas, new regulations and increased liability for companies operating in this sector could adversely affect our operations in the U.S. Gulf of Mexico as well as in other offshore locations.

The Devon and Mariner transactions will increase our exposure to Gulf of Mexico operations.

Our recent acquisition of oil and gas assets on the Gulf of Mexico shelf from Devon Energy Corporation has increased our exposure to Gulf of Mexico operations. Following the completion of the Mariner Acquisition, an even larger percentage of our exploration and production operations will be related to offshore Gulf of Mexico properties. Greater offshore concentration proportionately increases risks from delays or higher costs common to offshore activity, including severe weather, availability of specialized equipment and compliance with environmental and other laws and regulations.

The Mariner and BP transactions will expose us to additional risks and uncertainties with respect to the acquired businesses and their operations.

Although the acquired Mariner and BP businesses will generally be subject to risks similar to those to which we are subject in our existing businesses, the Mariner and BP transactions may increase these risks. For example, the increase in the scale of our operations may increase our operational risks. Recent publicity associated with the oil spill in the Gulf of Mexico resulting from the fire and explosion onboard the Deepwater Horizon, which was under contract to BP, may cause regulatory agencies to scrutinize our operations more closely, as the acquiror of certain of BP’s operations. This additional scrutiny may adversely affect our operations.

We may have difficulty combining the operations of both Mariner and the BP Properties, and the anticipated benefits of these transactions may not be achieved.

Achieving the anticipated benefits of the Mariner and BP transactions will depend in part upon whether we can successfully integrate the operations of Mariner and the BP Properties with ours. Our ability to integrate the operations of Mariner and the BP Properties successfully will depend on our ability to monitor operations, coordinate exploration and development activities, control costs, attract, retain and assimilate qualified personnel and maintain compliance with regulatory requirements. The difficulties of integrating the operations of Mariner and the BP Properties may be increased by the necessity of combining organizations with distinct cultures and widely dispersed operations. The integration of operations following these transactions will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined enterprise and prevent us from realizing benefits from other opportunities. Completing the integration process may be more expensive than anticipated, and we cannot assure you that we will be able to effect the integration of these operations smoothly or efficiently or that the anticipated benefits of the transactions will be achieved.

Several significant matters in the BP Acquisition will not be resolved before closing.

Because of the relatively short time period between signing the BP Purchase Agreements and the expected closing of the BP Acquisition, several significant matters commonly resolved prior to closing such an acquisition have been reserved for after closing. For example, title review with respect to most of the BP Properties will not be completed until after closing. In addition, we will not have sufficient time before closing to conduct a full assessment of any environmental and legal liabilities with respect to the BP Properties. As a result, we may discover title defects or adverse environmental or other conditions after we have closed the BP Acquisition and after expiration of the time periods specified in the BP Purchase Agreements during which we may be able to seek, in certain cases, indemnification from or cure of the defect or adverse conditions by BP for such matters. In addition, not all environmental or other conditions that may be identified will be the subject of contractual remedies, and we cannot assure you that our contractual remedies will be adequate for any liabilities we incur.

The reserves, production, revenue and direct operating expense estimates with respect to the BP Properties may differ materially from the actual amounts.

The reserves and production estimates with respect to the BP Properties mentioned in this prospectus supplement are based on our analysis of historical production data, assumptions regarding capital expenditures and anticipated production declines. These estimates of reserves and production are based on estimates of our engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by BP or obtained from publicly available sources. We cannot assure you that these estimates of proved reserves and production are accurate. After such data is reviewed by an independent petroleum engineering firm, the BP Acquisition reserves and production may differ materially from the amounts indicated in this prospectus supplement.

In addition, the preliminary revenue and direct operating expense estimates with respect to the BP Properties were provided by BP, are unaudited, and have not been reviewed by our independent accountants. We cannot assure you that these preliminary estimates are accurate, and when we file separate financial statements and pro forma financial information following consummation of the BP Acquisition, such amounts may differ materially from the amounts indicated in this prospectus supplement.

The BP Acquisition and/or our liabilities could be adversely affected in the event one or more of the BP entities become the subject of a bankruptcy case.

In light of the extensive costs and liabilities related to the current oil spill in the Gulf of Mexico, there has been public speculation as to whether one or more of the BP entities will become the subject of a case or proceeding under Title 11 of the United States Code or any other relevant insolvency law or similar law

(which we collectively refer to as “Insolvency Laws”). In the event that one or more of the BP entities were to become the subject of such a case or proceeding, a court may find that the BP Purchase Agreements are executory contracts, in which case such BP entities may, subject to relevant Insolvency Laws, have the right to reject the agreements and refuse to perform their future obligations under them. In this event, our ability to enforce our rights under the BP Purchase Agreements could be adversely affected. Furthermore, if any of the BP entities were to become the subject of such a case or proceeding, and we were unable to consummate the BP Acquisition, we may not be able to collect all or a portion of the full $5.0 billion we will deposit with BP pending completion of the acquisition.

Additionally, in a case or proceeding under relevant Insolvency Laws, a court may find that the sale of the BP Properties constitutes a constructive fraudulent conveyance that should be set aside. While the tests for determining whether a transfer of assets constitutes a constructive fraudulent conveyance vary among jurisdictions, such a determination generally requires that the seller received less than a reasonably equivalent value in exchange for such transfer or obligation and the seller was insolvent at the time of the transaction, or was rendered insolvent or left with unreasonably small capital to meet its anticipated business needs as a result of the transaction. The applicable time periods for such a finding also vary among jurisdictions, but generally range from two to six years. If a court were to make such a determination in a proceeding under relevant Insolvency Laws, our rights under the BP Purchase Agreements, and our rights to the BP Properties, could be adversely affected.

We will incur significant transaction and BP Acquisition-related costs in connection with the financing of the BP Acquisition, and may be unable to complete alternative financing before closing.

We expect to incur, until the closing of the BP Acquisition, significant non-recurring costs associated with the financing of the BP Acquisition, including obtaining and maintaining the committed Bridge Facility that assures our ability to pay the consideration for the BP Acquisition. In addition, we will be subject to numerous market risks in connection with our plan to raise alternative financing to fund the purchase price of the BP Acquisition prior to closing, including risks related to general economic conditions, changes in the costs of capital and of the demand for securities of the types we will seek to offer to raise the alternative financing, including the securities being offered hereunder. In the event less than all of the BP Acquisition purchase price, or applicable portions thereof, is available to us when due and payable, we will be required to draw under the Bridge Facility in order to complete the BP Acquisition, and the costs to do so may be significant.

The failure to complete the BP Acquisition could adversely affect the market price of our depositary shares and otherwise have an adverse effect on us.

There are a number of conditions to the completion of the BP Acquisition contained in the BP Purchase Agreements that must be satisfied for the transactions to close, and there can be no assurance that the conditions will be satisfied. If we do not complete the acquisition under one or more of the BP Purchase Agreements, the market price of our depositary shares will likely fall to the extent that the market price reflects an expectation that all of the transactions will be completed. Further, a failed transaction may result in negative publicity and/or negative impression of us in the investment community and may affect our relationships with creditors and other business partners.

If the BP Acquisition is not completed, we also must pay costs related to the BP Acquisition including, among others, legal, accounting and financial advisory, as well as certain fees and expenses with respect to the committed Bridge Facility whether the BP Acquisition is completed or not. We also could be subject to litigation related to the failure to complete the BP Acquisition or other factors, which may adversely affect our business, financial results and stock price. In addition, if the BP Acquisition is not completed, we intend to use the net proceeds of this offering, the concurrent offering of depositary shares and the subsequent debt financing we expect to undertake for general corporate purposes. However, we would be subject to significant earnings per share dilution and significantly increased leverage as a result.

Risks Related to the Depositary Shares and the Mandatory Convertible Preferred Stock

You are making an investment decision in the depositary shares as well as in our mandatory convertible preferred stock.

As described in this prospectus supplement, you are investing in depositary shares that represent fractional interests in our mandatory convertible preferred stock. The depositary will rely solely on the dividend payments and other distributions on the mandatory convertible preferred stock it receives from us to fund all dividend payments and other distributions on the depositary shares.

A holder of depositary shares will bear the risk of any decline in the market value of our common stock.

The applicable market value of our common stock on the mandatory conversion date may be less than the market price of our common stock corresponding to the maximum conversion rate, which we call the initial price, in which case holders of our mandatory convertible preferred stock, and therefore holders of the depositary shares, will receive shares of our common stock on the mandatory conversion date with a market price per share that is less than the initial price. Accordingly, a holder of depositary shares assumes the entire risk that the market price of our common stock may decline. Any decline in the market price of shares of our common stock and related decline in value of the depositary shares may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the depositary shares.

Holders of depositary shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The market value of our common stock that you will receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the mandatory conversion date will exceed the liquidation amount of $1,000 per mandatory convertible preferred stock and $50 per depositary share only if the applicable market value of our common stock as defined under “Description of the Mandatory Convertible Preferred Stock — Mandatory Conversion” in this prospectus supplement equals or exceeds the threshold appreciation price. The threshold appreciation price represents an appreciation of approximately     % over the initial price. This means that the opportunity for equity appreciation provided by an investment in depositary shares (or mandatory convertible preferred stock) is less than that provided by a direct investment in shares of our common stock.

If the applicable market value of our common stock exceeds the initial price but is less than the threshold appreciation price, a holder of depositary shares (or mandatory convertible preferred stock) will realize no equity appreciation on our common stock. Furthermore, if the applicable market value of our common stock exceeds the threshold appreciation price, the value of the common stock received by the holder of a depositary share (or mandatory convertible preferred stock) upon conversion will be approximately     % of the value of the common stock that could be purchased with $50 in the concurrent common stock offering.

In addition, the limitation imposed by the share cap on our ability to use shares of our common stock to pay dividends on our mandatory convertible preferred stock may also result in a reduction in the return that holders may achieve with respect to their investment in the depositary shares.

Recent developments in the equity-linked markets may adversely affect the market value of the depositary shares.

Governmental actions that interfere with the ability of equity-linked investors to effect short sales of the underlying shares of our common stock could significantly affect the market value of our mandatory convertible preferred stock. Such government actions could make the convertible arbitrage strategy that many equity-linked investors employ difficult to execute for outstanding convertible securities of any company whose shares of common stock are subject to such actions. At an open meeting on February 24, 2010 the SEC adopted a new short sale price test, which will take effect through amendment to Rule 201 of Regulation SHO. The new Rule 201 will restrict short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. If such new price test precludes, or is perceived to preclude, equity-linked investors from executing the convertible arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the depositary shares could be adversely affected.

The trading price of our common stock will directly affect the trading price of the depositary shares.

The trading price of the depositary shares will be directly affected by, among other things, the trading price of our common stock. It is impossible to predict whether the price of our common stock will rise or fall. Our operating results, prospects and economic, financial, political and other factors will affect trading prices of our common stock and the depositary shares, as will future issuances of our common stock. See “— Risks Related to the Depositary Shares, the Mandatory Convertible Preferred Stock and our Common Stock — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.” In addition, market conditions can affect the capital markets generally, thereby affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after this offering of depositary shares or the perception that such sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the depositary shares and the common stock underlying the mandatory convertible preferred stock. In addition, the issuance of the depositary shares may result in hedging activity by holders of depositary shares that view such depositary shares as a more attractive means of equity participation in us than a direct investment in our common stock. This arbitrage and hedging could, in turn, negatively affect the trading prices of the depositary shares and our common stock.

The conversion rate of the mandatory convertible preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of our common stock.

The number of shares of our common stock issuable upon conversion of our mandatory convertible preferred stock is subject to adjustment under certain circumstances as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement. The number of shares of our common stock issuable upon conversion of our mandatory convertible preferred stock is not subject to adjustment for other events, including the following:

•	the issuance of shares of our common stock for cash or in connection with acquisitions or other transactions, including in exchange for other of our outstanding securities;

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preferred stock is first issued;

•	payment of regular quarterly dividends on our common stock not in excess of the dividend threshold amount;

•	a change solely in the par value of our common stock; or

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

The terms of the mandatory convertible preferred stock do not restrict our ability to offer shares of our common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of mandatory convertible preferred stock or depositary shares in engaging in any such offering or transaction. If we issue additional shares of our common stock, that issuance may materially and adversely affect the market price of our common stock and, because of the relationship of the number of shares of our common stock you are to receive on the mandatory conversion date to the price of our common stock, such other events may adversely affect the trading price of the depositary shares.

Except under limited circumstances, a holder of depositary shares will have no rights as a holder of common stock until it acquires our common stock and will need to act through the depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including without limitation voting rights (except as required by law and our Restated Certificate of Incorporation or as described under “Description of the Mandatory Convertible Preferred Stock — Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of our mandatory convertible preferred stock. Upon conversion, you will be entitled to exercise the rights as a holder of our common stock only as to matters for which the record date occurs after the close of business on the relevant conversion date. For example, in the event that an amendment is proposed to our Restated Certificate of Incorporation requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the applicable conversion date, you will not be entitled to vote on the amendment unless it would amend, alter or affect the powers, preferences or rights of our mandatory convertible preferred stock in a manner that would adversely affect the rights of such holders, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

If we have not satisfied the authorized share condition on the mandatory conversion date, any shares of mandatory convertible preferred stock not converted will be entitled to receive and participate in all dividends or distributions paid or made in respect of our common stock and vote together with our common stockholders as one class on all matters submitted to a vote of our common stockholders, as described under “Description of the Mandatory Convertible Preferred Stock — Authorized Share Condition.”

The fundamental change conversion rate may not adequately compensate you upon the occurrence of a fundamental change.

If a fundamental change occurs, you will be permitted to convert your depositary shares early, and we will deliver shares of our common stock calculated at the fundamental change conversion rate on our mandatory convertible preferred stock, which the depositary will then distribute to converting holders of depositary shares. A description of how the fundamental change conversion rate will be determined is set forth under “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change” in this prospectus supplement. Although these features are designed to compensate you for the lost option value of our mandatory convertible preferred stock underlying your depositary shares, they are only an approximation of this lost option value and may not adequately compensate you. Furthermore, the term fundamental change applies only to specific types of transactions, and if we engage in other transactions you may not receive any adjustment to the conversion rate even though the value of our mandatory convertible preferred stock (and therefore the value of the depositary shares) may be affected.

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up of our assets.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation preference of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our mandatory convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and minority equity holders. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our mandatory convertible preferred stock then outstanding.

The holders of our common stock may not approve an increase to our authorized and unissued shares of common stock, in which case you may not be able to convert the mandatory convertible preferred stock into common stock.

As of the date of this prospectus supplement, and after giving effect to the concurrent common stock offering and the Mariner Acquisition, we have           authorized, unissued and unreserved shares of our common stock, but we have only reserved           of those shares for conversions of the mandatory convertible preferred stock. To provide for the authorization of a sufficient number of shares of common stock into which the mandatory convertible preferred stock may be converted in full, we have agreed in the underwriting agreement relating to this offering and the certificate of designations relating to the mandatory convertible preferred stock to use commercially reasonable efforts to satisfy the authorized share condition (as defined under “Description of the Mandatory Convertible Preferred Stock — Authorized Share Condition”) on or prior to our next annual meeting of stockholders, and if the authorized share condition is not satisfied by such annual meeting, use our best effort thereafter to satisfy the authorized share condition as promptly as practicable.

If the authorized share condition is not satisfied on the mandatory conversion date, any mandatory convertible preferred stock not converted on such date will remain outstanding. However, effective as of the mandatory conversion date, the conversion rate will be the final conversion rate as described under “— Mandatory Conversion” below. In addition, from and after the mandatory conversion date, the outstanding mandatory convertible preferred stock will (i) accrue and cumulate dividends at the rate of     % plus 6% per annum on the liquidation amount of $1,000 per share of mandatory convertible preferred stock payable quarterly, to the extent we have legally available funds to pay dividends and our board of directors declares a dividend payable, on each dividend payment date in the same manner described under “Description of the Mandatory Convertible Preferred Stock — Dividends;” (ii) receive and participate in all dividends or distributions paid or made in respect of our common stock based upon the final conversion rate per share of mandatory convertible preferred stock; and (iii) be entitled to vote a number of votes equal to the final conversion rate per share of mandatory convertible preferred stock for the vote or consent on all matters submitted to a vote of our common stockholders and will vote together with our common stockholders as one class on such matters (except for the approval required to satisfy the authorized share condition).

However, the market value of any such shares of mandatory convertible preferred stock may be significantly less than the number of shares of common stock into which they would have otherwise been converted. In addition, there may not be an active trading market for those shares of mandatory convertible preferred stock, which may further adversely affect their value. The increased dividend yield on any such shares of mandatory convertible preferred stock may not adequately compensate you for these adverse effects.

Because we do not currently have enough shares of common stock authorized and unissued into which to convert the mandatory convertible preferred stock, we may be required to issue shares of a new series of preferred stock upon a fundamental change, instead of common stock.

As described under “Description of the Mandatory Convertible Preferred Stock — Authorized Share Condition,” as of the date of this prospectus supplement, we do not have a sufficient number of shares of our common stock authorized and unissued to convert all of the mandatory convertible preferred stock issued in this offering into shares of common stock after completion of the concurrent offering of our common stock.

If we have not converted all shares of mandatory convertible preferred stock tendered for conversion during the fundamental change conversion period (as defined under “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change”) because the authorized share condition has not been satisfied, holders who exercise their fundamental change conversion right will receive, in exchange for any shares of mandatory convertible preferred stock not converted, shares of a new series of our preferred stock, which we refer to as “fundamental change preferred stock.” See “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change.”

While each share of fundamental change preferred stock will correspond to a number of shares of our common stock equal to the fundamental change conversion rate, the actual market value of a share of fundamental change preferred stock may be substantially less than the market value of the corresponding number of shares of our common stock. In addition, if there is a decrease in the market value of our common stock, the market value of our fundamental change preferred stock will also likely decrease. There currently is not and may never be a trading market for the fundamental change preferred stock that we may be required to issue upon exercise of the fundamental change early conversion right. A market is not expected to be made in the fundamental change preferred stock after it is issued, if at all, and no one is obligated to undertake market-making activity in the fundamental change preferred stock; any market that may develop could be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by applicable securities laws. As a result, a market for the fundamental change preferred stock may not develop or, if one does develop, it may not be maintained and if maintained, it may not be sufficient to provide adequate liquidity for the fundamental change preferred stock. If any active market for the fundamental change preferred stock fails to develop, be sustained or to have a sufficient float to provide adequate liquidity to the holders, the value of the fundamental change preferred stock could be significantly less than the market value of the corresponding number of shares of common stock. If shares of the fundamental change preferred stock are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor, but are not obligated, to list the fundamental change preferred stock on the same exchange as the mandatory convertible preferred stock.

You may have to pay taxes with respect to constructive distributions that you do not receive.

The conversion rate of our mandatory convertible preferred stock will be adjusted in certain circumstances. See “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement. For U.S. federal income tax purposes, adjustments to a fixed conversion rate, or failures to make certain adjustments, that have the effect of increasing your proportionate interest in our assets or earnings and profits may result in a deemed distribution to you. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock in excess of the dividend threshold amount will generally give rise to a taxable constructive dividend to the holders of mandatory convertible preferred stock to the extent made out of current and accumulated earnings and profits. Such deemed distribution will be taxable to you, even though you do not actually receive a distribution. If you are a non-U.S. holder (as defined in “Certain U.S. Federal Tax Consequences” in this prospectus supplement), such deemed distribution will generally be subject to U.S. federal income tax at a 30% or reduced treaty rate, collected by withholding. We, or an applicable withholding agent, will withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to you. See “Certain U.S. Federal Tax Consequences” in this prospectus supplement.

Non-U.S. holders may be subject to U.S. federal income tax with respect to gain on disposition of their mandatory convertible preferred stock.

If we are or have been a “United States real property holding corporation” at any time within the shorter of (i) the five-year period preceding a disposition of our mandatory convertible preferred stock by a non-U.S. holder (as defined in “Certain U.S. Federal Tax Consequences” in this prospectus supplement) or (ii) such holder’s holding period for such mandatory convertible preferred stock, the non-U.S. holder may be subject to U.S. federal income tax with respect to gain on such disposition if it held more than 5% of our mandatory convertible preferred stock during the shorter of periods (i) and (ii), above, or under certain other circumstances. We believe we are, or may become, a United States real property holding corporation. See “Certain U.S. Federal Tax Consequences” in this prospectus supplement.

The secondary market for the depositary shares may be illiquid.

We will apply to list the depositary shares on the NYSE, and we expect trading on the NYSE to begin within five days of the initial issuance of the depositary shares. Upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares listed on the NYSE. However, listing the depositary shares on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their depositary shares easily. In addition, the liquidity of the trading market in the depositary shares, and the market price quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the depositary shares. If an active trading market does not develop or is not maintained, the market price and liquidity of the depositary shares may be adversely affected. In that case, you may not be able to sell the depositary shares that you hold at a particular time or at a favorable price. In addition, as shares of our mandatory convertible preferred stock (and therefore the depositary shares) are converted, the liquidity of the depositary shares that remain outstanding may decrease.

Risks Related to the Depositary Shares, the Mandatory Convertible Preferred Stock and Our Common Stock

The trading price of the depositary shares and our common stock may be subject to significant fluctuations and volatility.

The market price of the depositary shares and our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by the factors described above under the headings “— Risks Related to Our Business” and “Cautionary Statement Regarding Forward-Looking Information” as well as in the documents incorporated by reference in this prospectus supplement to which we have referred you.

Stock markets in general and our common stock in particular have experienced over the past two years, and continue to experience, significant price and volume volatility. As a result, the market price of the depositary shares and our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of the depositary shares and our common stock.

Our ability to declare and pay dividends is subject to limitations.

The payment of future dividends on our capital stock is subject to the discretion of our board of directors, which considers, among other factors, our operating results, overall financial condition, credit-risk considerations and capital requirements, as well as general business and market conditions. Our board of directors is not required to declare dividends on our mandatory convertible preferred stock and may decide not to declare dividends. While any unpaid dividends will continue to accrue and accumulate on our mandatory convertible preferred stock, you will not receive any interest on such accumulated dividends.

The instrument governing our revolving credit facility limits, the Bridge Facility will limit, and any indentures and other financing agreements that we enter into in the future may limit, our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on the mandatory convertible preferred stock, we may be unable to pay dividends in cash on the mandatory convertible preferred stock unless we can refinance amounts outstanding under those agreements.

In addition, under Delaware law, dividends on capital stock may only be paid from “surplus,” which is defined as the amount by which our total assets exceeds the sum of our total liabilities, including contingent liabilities, and the amount of our capital; if there is no surplus, cash dividends on capital stock may only be paid from our net profits for the then current and/or the preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay dividends in cash on the mandatory convertible preferred stock.

Holders of our mandatory convertible preferred stock and our common stock are only entitled to receive such dividends as our board of directors may declare out of funds lawfully available for such payments, and if dividends are not declared on the mandatory convertible preferred stock, you will not receive any dividend payments on the depositary shares. Under the terms of the mandatory convertible preferred stock, our ability to declare and pay dividends on or repurchase our common stock will be subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the mandatory convertible preferred stock.

Offerings of debt, which would be senior to our mandatory convertible preferred stock and our common stock upon liquidation, and/or preferred equity securities, which may be senior to our mandatory convertible preferred stock and would be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of the depositary shares and our common stock.

The terms of the mandatory convertible preferred stock do not prevent us or our subsidiaries from issuing debt or equity securities or incurring indebtedness, except that we may not issue senior preferred stock without the consent of at least 66 2/3% in voting power of the outstanding shares of the mandatory convertible preferred stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our mandatory convertible preferred stock (and therefore holders of depositary shares) and holders of our common stock.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the mandatory convertible preferred stock and our common stock, the rights of holders of the depositary shares and our common stock or the market price of the depositary shares and our common stock could be adversely affected.

In addition, offerings of our common stock or of securities linked to our common stock may dilute the holdings of our existing common stockholders or reduce the market prices of the depositary shares and our common stock, or both. Holders of our mandatory convertible preferred stock and our common stock are not entitled to preemptive rights, and no adjustments to the fixed conversion rates or other terms of our mandatory convertible preferred stock would be required if such common stock or equity-linked securities were offered for cash.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

In connection with this offering and the concurrent offering of common stock, we are restricted from issuing additional shares of common stock or securities convertible into common stock, subject to specified exceptions, for a period of 90 days from the date of this prospectus supplement. Additionally, our directors and executive officers have agreed not to sell or otherwise dispose of any of their shares, subject to specified exceptions, for a period of 90 days from the date of this prospectus supplement. Exceptions to these lock-up agreements are described below under “Underwriting.”

Otherwise, we are not restricted from issuing additional shares of common stock, including the common shares issuable upon conversion of the mandatory convertible preferred stock. The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to holders of our common stock. For additional information on shares of our common stock reserved for awards under our stock compensation plans, see “Description of Apache Corporation

Capital Stock — Common Stock.” Holders of our shares of common stock are not entitled to any preemptive rights by virtue of their status as stockholders and that status does not entitle them to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders.

The price of our common stock and the depositary shares may be adversely affected by future sales of our common stock or securities that are convertible into or exchangeable for, or of securities that represent the right to receive, our common stock or other dilution of our equity, or by our announcement that such sales or other dilution may occur.

Contractual and statutory provisions may delay or make more difficult acquisitions or changes of control of us.

Provisions of Delaware law and our Restated Certificate of Incorporation and Bylaws, and contracts to which we are a party could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See “Description of Apache Corporation Capital Stock — Anti-Takeover Effect of Provisions of Apache Corporation’s Charter and Bylaws and Delaware Law” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $ (or approximately $      if the underwriters’ option to purchase additional depositary shares is exercised in full) after deducting the underwriting discount and estimated expenses of the offering payable by us.

In addition, we expect to receive net proceeds from our concurrent offering of common stock of approximately $      (or approximately $      if the underwriters’ option to purchase additional shares is exercised in full) after deducting the underwriting discount and estimated expenses of such offering payable by us. This offering of depositary shares is not contingent upon the offering of common stock, and the offering of common stock is not contingent upon this offering.

We intend to use the net proceeds from this offering and the offering of common stock to finance a portion of the $5.0 billion deposit payable toward the purchase price in connection with the BP Acquisition. The balance of the purchase price is expected to be funded with cash on hand, our existing revolving credit and commercial paper facilities and short-term debt that we expect to issue in the near-term. Neither this offering nor the offering of common stock is conditioned on the closing of the BP Acquisition, and there can be no assurance that we will complete the BP Acquisition. If the BP Acquisition is not completed, we intend to use the proceeds of this offering for general corporate purposes, which may include, among other things, funding our 2010 capital expenditures program.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth, for each of the periods indicated, our ratio of earnings to combined fixed charges and preferred stock dividends. For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” consist of income before federal income taxes plus fixed charges. “Fixed charges” consist of interest expense, capitalized interest, amortization expenses related to debt and an imputed interest component for rental expense.

	Six Months
	Ended June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	16.21	1.71	3.63	14.36	16.84	21.25

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and consolidated capitalization as of June 30, 2010:

•	on an actual basis;

•	on an as adjusted basis to give effect to issuance and sale of the depositary shares in this offering and of the shares of common stock in the concurrent offering of common stock; and

•	on an as further adjusted basis to give effect to (i) the expected subsequent debt financing, and (ii) application of the net proceeds from this offering, the offering of common stock and the expected subsequent debt financing in connection with the BP Acquisition.

You should read this table in conjunction with the section of this prospectus supplement entitled “Use of Proceeds” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2010
				As Further
	Actual	As Adjusted		Adjusted
	(Unaudited)
	(In thousands, except share data)

Cash and cash equivalents	$1,805,347	$		$

Total debt (including current portion):
Existing notes and debentures	$4,711,127		$4,711,127		$4,711,127
Revolving credit facilities and commercial paper(1)	301,205		301,205		301,205
Subsequent debt financing(2)	—		—		2,000,000

Total debt (including current portion)	5,012,332		5,012,332		7,012,332
Shareholders’ equity:
% Mandatory Convertible Preferred Stock, Series D; shares authorized; 1,100,000 shares issued and outstanding (as adjusted and as further adjusted)	—
Common stock, $0.625 par value; 430,000,000 shares authorized; 345,278,595 shares issued and outstanding (actual); shares issued and outstanding (as adjusted and as further adjusted)(3)	215,799
Paid-in capital	4,748,709
Retained earnings	12,900,582		12,900,582		12,900,582
Treasury stock, at cost, 7,479,435 shares	(212,280)		(212,280)		(212,280)
Accumulated other comprehensive income	22,950		22,950		22,950

Total shareholders’ equity	17,675,760

Total capitalization	$22,688,092	$		$

(1)	As of June 30, 2010, we had unsecured committed revolving syndicated bank credit facilities totaling $2.3 billion, which mature in May 2013. These consist of a $1.5 billion facility and a $450 million facility in the U.S., a $200 million facility in Australia and a $150 million facility in Canada. We also have available a $1.95 billion commercial paper program. The commercial paper program is fully supported by available borrowing capacity under U.S. committed credit facilities. There were no outstanding borrowings under the credit facilities or outstanding commercial paper as of June 30, 2010, and the full $2.3 billion of unsecured credit facilities were available.

(2)	Assumes that we issue $2.0 billion of debt having maturities of one year or less in the expected subsequent debt financing. The terms of the debt financing will be subject to market and other conditions, and there can be no assurance that we will receive the expected proceeds or complete the debt financing at all.

(3)	As of the date of this prospectus supplement and after giving effect to the concurrent offering of common stock, we will not have a sufficient number of authorized and unissued shares of common stock available into which the Mandatory Convertible Preferred Stock may be converted in full. To provide for the authorization of a sufficient number of shares of common stock, we have agreed in the underwriting agreement relating to this offering of depositary shares and the certificate of designations relating to the Mandatory Convertible Preferred Stock to use commercially reasonable efforts to effect an increase in the number of authorized shares of common stock sufficient for such purposes on or prior to our next annual meeting of stockholders, and if the increase is not effected by such next annual meeting, to use our best efforts thereafter to effect such an increase as promptly as practicable.

The Bridge Facility discussed under “Summary — Bridge Financing Facility” will be used as a backstop in the event that the proceeds from this offering, the concurrent offering of common stock and expected subsequent debt financing, are not available in sufficient amounts at or prior to the closing of the BP Acquisition. We do not currently intend to draw under the Bridge Facility but instead plan to finance the BP Acquisition through proceeds of this offering, the concurrent offering of common stock and the expected subsequent debt financing.

The table set forth above does not give effect to the consummation of the Mariner Acquisition, which is expected to decrease our cash and cash equivalents, increase our commercial paper indebtedness and increase our common stock by approximately 17.5 million shares as a result of financing the purchase consideration in connection therewith, and further increase our indebtedness as a result of assuming the indebtedness of Mariner.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange, the NASDAQ Global Select Market and the Chicago Stock Exchange under the symbol “APA.” The following table sets forth, for the periods indicated, the high and low sale prices per share, as reported on the New York Stock Exchange, and the amount of cash dividends per share declared and paid in respect of the periods indicated.

	Price Range		Dividends
	High	Low	per Share

2010
Third quarter (through July 19, 2010)	$88.27	$81.94
Second quarter	111.00	83.55	$0.15 (1)
First quarter	108.92	95.15	0.15
2009
Fourth quarter	106.46	88.06	0.15
Third quarter	95.77	65.02	0.15
Second quarter	87.04	61.60	0.15
First quarter	88.07	51.03	0.15
2008
Fourth quarter	103.17	57.11	0.15
Third quarter	145.00	94.82	0.15
Second quarter	149.23	117.65	0.15
First quarter	122.34	84.52	0.25

(1)	Declared but not yet paid.

The last reported sale price of our common stock on the New York Stock Exchange on July 19, 2010 was $85.59 per share.

We have paid cash dividends on our common stock for 45 consecutive years through December 31, 2009. When, and if, declared by our Board of Directors, future dividend payments will depend upon our level of earnings, financial requirements and other relevant factors.

DESCRIPTION OF THE MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of some of the terms of the mandatory convertible preferred stock. This summary contains a description of the material terms of the mandatory convertible preferred stock but is not necessarily complete. The following summary of the terms and provisions of the mandatory convertible preferred stock is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, including the certificate of designations creating the mandatory convertible preferred stock. We refer you to the documents referred to in the following description, copies of which are available upon request as described under “Documents Incorporated by Reference” in this prospectus supplement.

The depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock.

General

Under our Restated Certificate of Incorporation, our board of directors is authorized, without further shareholder action, to fix by resolution or resolutions the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of up to 5,000,000 shares of preferred stock with no par value, in one or more series. Prior to this offering, we had 25,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock and 4,975,000 shares of authorized preferred stock that were undesignated as to series.

When issued, the mandatory convertible preferred stock, and our common stock issuable upon the conversion of the mandatory convertible preferred stock, will be fully paid and nonassessable. When issued, the holders of the mandatory convertible preferred stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other of our securities of any class. The transfer agent, registrar, conversion and dividend disbursing agent for shares of both the mandatory convertible preferred stock and the transfer agent and registrar for shares of the common stock is Wells Fargo Bank, N.A.

Ranking

The mandatory convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to our common stock, and, if issued, our authorized Series A Junior Participating Preferred Stock and to each other class of capital stock or series of preferred stock established after the original issue date of the mandatory convertible preferred stock (which we will refer to as the “issue date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the mandatory convertible preferred stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up (which we will refer to collectively as “junior stock”);

•	equally with any class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank equally with the mandatory convertible preferred stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up, without regard to whether dividends accrue cumulatively or non-cumulatively (which we will refer to collectively as “parity stock”);

•	junior to each class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the mandatory convertible preferred stock as to dividend rights and/or rights upon our liquidation, dissolution or winding-up; and

•	junior to our and our subsidiaries’ existing and future indebtedness (including, in the case of our subsidiaries, trade payables).

Authorized Share Condition

As of the date of this prospectus, and after giving effect to the concurrent common stock offering and consummation of the Mariner Acquisition, we have           authorized, unissued and unreserved shares of our common stock, but we have only reserved           of those shares for conversions of the mandatory convertible preferred stock. To provide for the authorization of a sufficient number of shares of common stock into which the mandatory convertible preferred stock may be converted in full, we have agreed in the underwriting agreement relating to this offering and the certificate of designations relating to the mandatory convertible preferred stock to use commercially reasonable efforts to satisfy the authorized share condition (as defined below) on or prior to our next annual meeting of stockholders, and if the authorized share condition is not satisfied by such annual meeting, use our best effort thereafter to satisfy the authorized share condition as promptly as practicable.

If the authorized share condition is not satisfied by August 1, 2011, then from such date to, but excluding, the date on which the authorized share condition is satisfied, the dividend rate at which the mandatory convertible preferred stock accrues and accumulates will increase by 2% to          % per annum on the liquidation amount of $1,000 per share of mandatory convertible preferred stock. In addition, until the authorized share condition is satisfied, the dividend rate will increase by an additional 1% on each six month anniversary of the 365th day after the issuance of the mandatory convertible preferred stock, to a maximum rate equal to     % plus 6% per annum. Upon satisfaction of the authorized share condition, the dividend rate will reset to the original rate of     % per annum.

If the authorized share condition (as defined below) is not satisfied on the mandatory conversion date (as defined under “— Mandatory Conversion” below), and the number of designated shares (as defined below) at such time is greater than zero, we will convert, as described under “— Mandatory Conversion” below, the maximum number of shares of mandatory convertible preferred stock, on a pro rata basis, that will convert into (based on the conversion rate described under “— Mandatory Conversion” below) a number of shares of our common stock not exceeding such number of designated shares. If the authorized share condition is not satisfied and there are no designated shares on the mandatory conversion date, all outstanding shares of mandatory convertible preferred stock will remain outstanding as described below.

Any mandatory convertible preferred stock not converted on the mandatory conversion date as a result of the foregoing limitation will remain outstanding. However, effective as of the mandatory conversion date, the conversion rate for all such shares will be fixed as the conversion rate per share (the “final conversion rate”) that such outstanding mandatory convertible preferred stock would have otherwise been converted into as described under “— Mandatory Conversion” below. In addition, from and after the mandatory conversion date, the outstanding mandatory convertible preferred stock will:

•	accrue and cumulate dividends at the rate of % plus 6% per annum on the liquidation amount of $1,000 per share of mandatory convertible preferred stock payable quarterly, to the extent we have legally available funds to pay dividends and our board of directors declares a dividend payable, on each dividend payment date in the same manner described under “— Dividend;”

•	receive and participate in all dividends or distributions (including, but not limited to, regular quarterly dividends) paid or made in respect of our common stock, whether in the form of cash or securities or any other form of property or assets, on a proportional basis, based upon the final conversion rate per share of mandatory convertible preferred stock; and

•	be entitled to vote a number of votes equal to the final conversion rate per share of mandatory convertible preferred stock for the vote or consent on all matters submitted to a vote of our common stockholders and will vote together with our common stockholders as one class on such matters (except for the approval required to satisfy the authorized share condition).

Any dividend described in the second bullet point above will be payable or deliverable on the date fixed for the related payment or delivery of the dividend or distribution on the shares of common stock to holders of record of the outstanding mandatory convertible preferred stock on the record date fixed for the related dividend or distribution to holders of the shares of common stock. Each depositary share will represent a proportional fractional interest in the foregoing additional rights.

“Authorized share condition” means that we have reserved for issuance, upon conversion of the mandatory convertible preferred stock, a sufficient number of designated shares (as defined below) greater than or equal to the product of the share cap (as defined under “— Method of Payment of Dividends”) and the number of shares of mandatory convertible preferred stock outstanding to allow for the conversion in full of all outstanding shares of mandatory convertible preferred stock; provided that on or after the mandatory conversion date, the “authorized share condition” will be deemed to be satisfied if we have a sufficient number of designated shares to convert all outstanding shares of the mandatory convertible preferred stock and fundamental change preferred stock, as applicable.

“Designated shares” mean, at any time, the aggregate number of authorized and unissued shares of common stock designated by us for, and reserved for issuance upon, conversion of the mandatory convertible preferred stock, which number, as of the date of this prospectus supplement, will initially be           and will be:

•	increased, in our sole discretion, by any authorized and unissued shares of common stock not reserved for other corporate purposes;

•	increased by any increases to our authorized and unissued shares (including any repurchased shares of common stock, which shall be deemed unissued for the purpose of calculating designated shares), whether or not such shares are authorized for the specific purpose of increasing the designated shares; and

•	decreased by the aggregate number of shares of common stock delivered by us in connection with any conversion of the mandatory convertible preferred stock.

We will issue a press release and notify holders promptly each time the number of designated shares is increased until the authorized share condition is satisfied. We have also agreed that once the authorized share condition is met, we will use our best efforts to ensure that the authorized share condition continues to be met and will not take any action that would result in the authorized share condition not being met.

Upon satisfaction of the authorized share condition following the mandatory conversion date, the mandatory convertible preferred stock will automatically convert into shares of common stock based on the final conversion rate. In addition, as described under “— Mandatory Conversion” below, upon any increase of the designated shares announced by us following the mandatory conversion date, we will automatically convert a prorated portion (as defined under “— Mandatory Conversion” below) of the outstanding shares of mandatory convertible preferred stock held by each holder (rounded down to the nearest whole share of mandatory convertible preferred stock) into shares of our common stock at the final conversion rate.

Each depositary share will also automatically convert into a number of shares equal to the proportionate fractional interest in such shares of common stock.

Dividends

Holders of shares of our mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds lawfully available for payment, cumulative dividends at the rate per annum of     % per share on the initial liquidation preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $      per annum per share), payable in cash or, in the case of dividends payable on August 1, 2013, payable in cash, shares of our common stock or a combination thereof, at our election and subject to the share cap, as described under “— Method of Payment of Dividends” below. The dividend rate may be increased as described under “— Authorized Share Condition” above.

Dividends on the mandatory convertible preferred stock will be payable quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2010 (each, a “dividend payment date”), at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds lawfully available for the payment of such dividends. If any dividend payment date is not a business day, the dividend payable on such date shall be paid on the next business day without any adjustment, interest or other penalty in respect of such delay. For purposes hereof, a “dividend period” shall refer to a period commencing on, and including, a dividend payment date (or if no dividend payment date has occurred, commencing on, and including, the issue date), and ending on, and including, the day immediately preceding the next succeeding dividend payment date. Dividends will be payable to holders of record as they appear on our stock register on the 15th calendar day of the month immediately preceding the month in which such dividend payment date falls or such other record date fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such dividend payment date but only to the extent a dividend has been declared to be payable on such dividend payment date (each, a “regular record date”), except that dividends payable on the mandatory conversion date, as defined below, will be payable to the holders presenting the mandatory convertible preferred stock for conversion. Accumulations of dividends on shares of mandatory convertible preferred stock do not bear interest. Dividends payable on the mandatory convertible preferred stock for any period other than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the mandatory convertible preferred stock for the first dividend period, assuming the issue date is          , 2010, is expected to be $      per share (based on the annual dividend rate of     % and an initial liquidation preference of $1,000 per share) and will be payable, if declared, on November 1, 2010. Each subsequent quarterly dividend on the mandatory convertible preferred stock, when and if declared, will be $      per share (based on the annual dividend rate of     % and the initial liquidation preference of $1,000 per share).

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the mandatory convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum has been set apart for the payment of such dividends, upon all outstanding shares of mandatory convertible preferred stock.

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to our mandatory convertible preferred stock. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any indentures, loan agreements or other financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors — Risks Relating to the Depositary Shares, the Mandatory Convertible Preferred Stock and Our Common Stock — Our ability to declare and pay dividends is subject to limitations.”

Method of Payment of Dividends

All dividends paid prior to the conversion of the mandatory convertible preferred stock will be in cash. All dividends (or any portion of any dividend), including accrued and unpaid dividends, payable upon conversion of the mandatory convertible preferred stock pursuant to the provisions described under “— Mandatory Conversion,” “— Conversion at the Option of the Holder,” and “— Conversion Upon Fundamental Change” may, in our sole discretion, be paid:

•	in cash;

•	by delivery of shares of our common stock; or

•	through payment or delivery, as the case may be, of any combination of cash and our common stock;

provided that in the case of conversion upon a fundamental change that is a reorganization event (as defined below), dividends otherwise payable in shares of our common stock may be paid by delivery of units of exchange property, as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”; and provided further that if our board of directors may not lawfully authorize payment of all or any portion of such accrued and unpaid dividends in cash, it shall authorize payment of such dividends in shares of our common stock or units of exchange property, as the case may be, if lawfully permitted to do so.

So long as any mandatory convertible preferred stock remains outstanding on and after the mandatory conversion date, then, with respect to such outstanding mandatory convertible preferred stock, (i) the quarterly dividend otherwise payable on the mandatory conversion date will be payable in cash only and (ii) the quarterly dividends (at the increased dividend rate as described above under “— Authorized Share Condition”) following such date will only be payable in cash. In addition to the common stock issuable upon automatic conversion of such mandatory convertible preferred stock, we will pay cash in an amount equal to all accrued and unpaid dividends on the mandatory convertible preferred stock, whether or not declared prior to that date, for the then-current dividend period (or portion thereof) ending on such automatic conversion date and all prior dividend periods (other than previously declared dividends on such mandatory convertible preferred stock that were paid to holders of record as of a prior date).

If we pay any dividend or portion thereof in shares of our common stock, such shares shall be valued for such purpose at 97% of the average VWAP per share of our common stock for the 10 trading days of the dividend reference period. If we pay any dividend or portion thereof in units of exchange property, the value of such units will be determined as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock.” The “dividend reference period” shall be:

•	in the case of a payment of dividends upon a conversion on the mandatory conversion date, the 10 consecutive trading days ending on, and including, the second scheduled trading day immediately preceding the mandatory conversion date;

•	in the case of a payment of dividends upon a conversion pursuant to the provisions described under “— Conversion at the Option of the Holder,” the 10 consecutive trading days commencing on, and including, the third trading day immediately following the date on which we receive a notice of conversion from the holder; and

•	in the case of a payment of dividends upon a conversion pursuant to the provisions described under “— Conversion Upon Fundamental Change” the 10 consecutive trading days ending on, and including, the scheduled trading day immediately preceding the effective date of the fundamental change.

If we pay any dividend or portion thereof in shares of our common stock or units of exchange property:

•	in the case of a payment of dividends upon conversion on the mandatory conversion date, we will give the holders of the mandatory convertible preferred stock notice of any such election and the portion of such payment that will be made in common stock no later than 10 scheduled trading days prior to the mandatory conversion date, and we will deliver shares of our common stock and pay cash, if applicable, in respect of such payment on the mandatory conversion date;

•	in the case of a payment of dividends upon a conversion pursuant to the provisions described under “— Conversion at the Option of the Holder” we will give each converting holder of the mandatory convertible preferred stock notice of any such election and the portion of such payment that will be made in common stock no later than two trading days after we receive notice of conversion from such holder, and we will deliver shares of our common stock and pay cash, if applicable, in respect of such payment no later than the ninth trading day after the applicable early conversion date, subject to the provisions for accrued dividends as described under “— Conversion at the Option of the Holder”; and

•	in the case of a payment of dividends upon a conversion pursuant to the provisions described under “— Conversion Upon Fundamental Change” we will give each converting holder of the mandatory convertible preferred stock notice of any such election and the portion of such payment that will be made in common stock or units of exchange property, as the case may be, in our fundamental change company notice (as defined below) and we will deliver shares of our common stock or units of exchange property, as the case may be, and pay cash, if applicable, in respect of such payment on the third business day following the conversion date in respect of such conversion.

If you are a non-U.S. holder (as defined in “Certain U.S. Federal Tax Considerations”), dividends generally will be subject to U.S. federal income tax at a 30% or reduced treaty rate, as described more fully under “Certain U.S. Federal Tax Consequences — Taxation of Non-U.S. Holders — Distributions Generally.” We, or an applicable withholding agent, will withhold such U.S. federal income tax from amounts otherwise payable to you.

If we do not provide notice of our election to pay any dividend, or a portion thereof, upon the conversion of the mandatory convertible preferred stock pursuant to the provisions described under “— Mandatory Conversion,” “— Conversion at the Option of the Holder,” or “— Conversion Upon Fundamental Change” through delivery of shares of our common stock or units of exchange property, as the case may be, as described above, we will pay such dividend entirely in cash.

For purposes of this “Description of the Mandatory Convertible Preferred Stock” section, the following terms have the meanings set forth below:

“Volume weighted average price” or “VWAP” per share of our common stock on any trading day means such price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page APA <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means, for any period, the average of the volume weighted average price for each trading day in such period.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the NYSE is open for trading, or, if our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) is not listed on the NYSE, any day on which the principal national securities exchange on which our common stock (or such other security) is listed is open for trading, or, if the common stock (or such other security) is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled open time of 9:30 a.m. (New York City time) and a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means any of the following events that has occurred:

•	any suspension of, or limitation imposed on, trading by the NYSE during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the NYSE or otherwise relating to our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) or in futures or option contracts relating to our common stock (or such other security) on the relevant exchange or quotation system;

•	any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) on the NYSE or futures or options contracts relating to our common stock (or such other security) on any relevant exchange or quotation system; or

•	the failure to open of the exchange or quotation system on which futures or options contracts relating to our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For the purposes of determining a “market disruption event,” if our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with any reorganization event) is not listed on the NYSE, the term “NYSE” in the definition of “market disruption event” shall be deemed to be replaced by the principal national securities exchange on which our common stock (or such other security) is listed for trading.

A “scheduled trading day” means a day that is scheduled to be a trading day, except that if our common stock is not listed on a national securities exchange, “scheduled trading day” means a business day.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered upon conversion of the mandatory convertible preferred stock, including any shares delivered in connection with any dividend payment as described above, exceed an amount per share equal to the product of (i) two and (ii) the maximum conversion rate, subject to adjustment in the same manner as each fixed conversion rate as set forth under “— Conversion Rate Adjustments.” We refer to this limitation as the “share cap.” To the extent that we deliver the maximum number of whole shares of common stock equal to the share cap on the mandatory convertible preferred stock in accordance with the provisions set forth above, we will be deemed to have paid in full all accrued and unpaid dividends on such mandatory convertible preferred stock. However, in our sole discretion, we may elect to pay any amount above the share cap that would otherwise be payable in cash to the extent we have lawfully available funds to do so.

So long as any share of mandatory convertible preferred stock remains outstanding (including after the mandatory conversion date), no dividend or distribution shall be declared or paid on our common stock or any other shares of junior stock (other than dividends payable solely in shares of our common stock) or parity stock, except as provided below in the case of parity stock, and no common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries (collectively, a “restricted payment”) unless all accrued and unpaid dividends for all past quarterly dividend periods, including the latest completed dividend period, on all outstanding shares of mandatory convertible preferred stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of mandatory convertible preferred stock on the applicable record date).

In addition, if any shares of mandatory convertible preferred stock or fundamental change preferred stock are outstanding on and after the mandatory conversion date, no restricted payment shall be made even if we have made timely payment of dividends on all outstanding mandatory convertible preferred stock or fundamental change preferred stock, as applicable.

The limitations on distributions described in the immediately preceding paragraph will not apply to:

•	any dividends or distributions of rights or junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•	the acquisition by us or any of our subsidiaries of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) in full upon the mandatory convertible preferred stock and any shares of parity stock, all dividends declared on the mandatory convertible preferred stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) shall be declared and paid pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of mandatory convertible preferred stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) (subject to their having been declared by our board of directors or a duly authorized committee of our board of directors out of lawfully available funds and including, in the case of parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If our board of directors or a duly authorized committee of our board of directors determines not to pay any dividend or a full dividend on a dividend payment date, we will provide written notice to the holders of mandatory convertible preferred stock prior to such dividend payment date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors or any duly authorized committee of our board of directors may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds lawfully available for such payment, and holders of mandatory convertible preferred stock shall not be entitled to participate in any such dividends.

Redemption

The mandatory convertible preferred stock will not be redeemable.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of mandatory convertible preferred stock will be entitled to receive out of our assets available for distribution to our shareholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our common stock), payment in full of the amount of $1,000 per share of the mandatory convertible preferred stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, on the shares to the date fixed for liquidation, dissolution or winding-up. If in any such distribution our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the mandatory convertible preferred stock and any other stock ranking equally with the mandatory convertible preferred stock as to such distribution, the holders of our mandatory convertible preferred stock and such other stock will share ratably in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled. After payment of the full amount of the liquidation preference, including an amount equal to any accrued and unpaid dividends, to which they are entitled, the holders of the mandatory convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all our assets, nor our merger or consolidation with any other corporation or other entity, will be deemed to be a liquidation, dissolution or winding-up of our company.

The certificate of designations for our mandatory convertible preferred stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of our mandatory convertible preferred stock will have no voting rights except as set forth below or as otherwise required by law or our Restated Certificate of Incorporation from time to time. In matters where holders of mandatory convertible preferred stock are entitled to vote, each share of mandatory convertible preferred stock shall be entitled to one vote.

In addition, following the mandatory conversion date the outstanding mandatory convertible preferred stock will have the voting rights described under “— Authorized Share Condition” above if we have not satisfied the authorized share condition on such date.

Preferred Directors

Whenever, at any time or times, dividends payable on the shares of our mandatory convertible preferred stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive (a “nonpayment”), the authorized number of directors on our board of directors will automatically be increased by two and the holders of our mandatory convertible preferred stock will have the right, with holders of shares of any one or more other classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors (collectively, the “preferred directors” and each, a “preferred director”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting by the chairman of the board or chief executive officer or holders of record of at least 10% of (i) our outstanding mandatory convertible preferred stock or (ii) any such class or series our capital stock entitled to vote for such preferred directors) and at each subsequent annual meeting of our stockholders until all accrued and unpaid dividends have been paid on our mandatory convertible preferred stock, at which time such right will terminate, except as otherwise provided in this prospectus supplement or expressly provided by law, subject to revesting in the event of each and every nonpayment; provided that it will be a qualification for election for any preferred director that the election of such preferred director will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

Upon any termination of the right set forth in the immediately preceding paragraph, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of preferred directors elected as described above. Any preferred director may be removed at any time, without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority in voting power of the shares of our mandatory convertible preferred stock at the time outstanding voting separately as a class together with the holders of shares of parity stock upon which like voting rights have been conferred and are exercisable at the time (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any preferred director becomes vacant for any reason other than removal from office as aforesaid, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

When a Supermajority Vote is Required

In addition to any other vote or consent of stockholders required by law or our Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% in voting power of the outstanding shares of mandatory convertible preferred stock and all other parity stock having similar voting rights that are exercisable, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, or by written consent in lieu of such meeting, will be required to:

(i) reclassify any of our authorized shares into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares, ranking senior to the mandatory convertible preferred stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding-up;

(ii) issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any stock of, any class or series ranking senior to the mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding-up, provided that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the mandatory convertible preferred stock as to payment of dividends or distribution of assets upon our dissolution, liquidation or winding-up;

(iii) amend, alter or repeal any provision of the certificate of designations for the mandatory convertible preferred stock or our Restated Certificate of Incorporation (including, unless no vote on such merger or consolidation is required in accordance with clause (iv) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the mandatory convertible preferred stock; or

(iv) consummate a binding share exchange or reclassification involving the mandatory convertible preferred stock, or of a merger or consolidation of us with another corporation or other entity, unless in each case (x) the shares of mandatory convertible preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of mandatory convertible preferred stock immediately prior to such consummation, taken as a whole;

provided, however, that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to our mandatory convertible preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the mandatory convertible preferred stock.

Mandatory Conversion

Provided the authorized share condition has been satisfied on the mandatory conversion date as described under “— Authorized Share Condition” above, each share of our mandatory convertible preferred stock, unless previously converted, will automatically convert on August 1, 2013 (the “mandatory conversion date”) into a number of shares of common stock equal to the conversion rate described below. In addition to the common stock issuable upon conversion of each share of our mandatory convertible preferred stock on the mandatory conversion date, holders will have the right to receive an amount equal to all accrued and unpaid dividends on the mandatory convertible preferred stock (in cash, common stock, if available, or a combination thereof, at our election and subject to the share cap, as provided above under “— Method of Payment of Dividends”), whether or not declared prior to that date, for the then-current dividend period ending on the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), so long as we are lawfully permitted to pay such dividends at such time.

If we have not satisfied the authorized share condition on the mandatory conversion date, then,

•	the quarterly dividend otherwise payable on the mandatory conversion date for the dividend period ending on the day immediately preceding such date will be payable in cash only (and only to the extent we have legally available funds and our board of directors declared a dividend to be payable on such date);

•	we will not have any obligation to pay all accumulated and accrued and unpaid dividends on the mandatory conversion date, whether or not declared prior to that date, as described above;

•	if we have any designated shares on the mandatory conversion date, we will automatically convert on such date, for each holder of our mandatory convertible preferred stock, a number of shares of mandatory convertible preferred stock (rounded down to the nearest whole share of mandatory convertible preferred stock) equal to the prorated portion (as defined below) multiplied by the total number of shares of mandatory convertible preferred stock held by such holder;

•	any mandatory convertible preferred stock not converted on such date will remain outstanding and will be convertible at the final conversion rate and with the increased dividend rate and the additional rights as described under “— Authorized Share Condition” above;

•	the quarterly dividends (at the increased dividend rate described above) following such date will only be payable in cash; and

•	in addition to the common stock issuable upon automatic conversion of such mandatory convertible preferred stock on or after the mandatory conversion date, we will pay cash in an amount equal to all accrued and unpaid dividends on the mandatory convertible preferred stock, whether or not declared prior to that date, for the then-current dividend period (or portion thereof) ending on such automatic conversion date and all prior dividend periods (other than previously declared dividends on such mandatory convertible preferred stock that were paid to holders of record as of a prior date).

“Prorated portion” means, with respect to any conversion date, the total number of designated shares divided by the product of (i) the applicable conversion rate on such conversion date and (ii) the total number of shares of mandatory convertible preferred stock submitted for conversion (or in the case of automatic conversion, the total number of shares of mandatory convertible preferred stock to be automatically converted).

Notwithstanding the forgoing and with respect to any conversion of mandatory convertible preferred stock on a pro rata basis described under this section, “— Conversion at the Option of the Holder” or “— Conversion Upon Fundamental Change,” if such conversion is not practical or cannot be implemented under DTC’s then-existing procedures, we will select shares of mandatory convertible preferred stock to be converted (in whole shares) by lot or by another method our board of directors considers fair and appropriate so long as such method is not prohibited by the rules of any stock exchange or quotation system on which shares of mandatory convertible preferred stock may then be traded or quoted.

Upon any increase of the designated shares announced by us following the mandatory conversion date, for each holder of mandatory convertible preferred stock, we will automatically convert a prorated portion of the outstanding shares of mandatory convertible preferred stock held by such holder (rounded down to the nearest whole share of mandatory convertible preferred stock) into shares of our common stock at the final conversion rate. We will continue to convert the mandatory convertible preferred stock on a pro rata basis until all outstanding shares of mandatory convertible preferred stock are converted and each depositary share has been convert into a number of shares equal to the proportionate fractional interest in such shares of common stock.

If shares of mandatory convertible preferred stock and fundamental change preferred stock (as defined under “— Conversion Upon Fundamental Change”) are both outstanding on or after the mandatory conversion date, the designated shares will be used first to satisfy conversion of the fundamental change preferred stock until all outstanding shares of fundamental change preferred stock are converted as described under “— Conversion Upon Fundamental Change.” If the remaining designated shares are not sufficient to convert all outstanding shares of mandatory convertible preferred stock, the outstanding shares of mandatory convertible preferred stock will be converted on a pro rata basis as described above.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date (excluding shares of common stock, if any, issued in respect of accrued and unpaid dividends), will, subject to adjustment as described under “— Conversion Rate Adjustments” below, be as follows:

•	if the applicable market value (as defined below) of our common stock is equal to or greater than $ , which we call the “threshold appreciation price,” then the conversion rate will be shares of our common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $1,000 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than $ , which we call the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock; or

•	if the applicable market value of our common stock is less than or equal to the initial price, then the conversion rate will be shares of common stock per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $1,000 divided by the initial price.

We refer to the minimum conversion rate, the maximum conversion rate, the final conversion rate and the fundamental change conversion rate for fundamental change preferred stock (each defined under “— Conversion Upon Fundamental Change”) collectively as the “fixed conversion rates.” Each of the fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are subject to adjustment as described under “— Conversion Rate Adjustments” below.

Based on the foregoing, if the market price of our common stock on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares of common stock you receive upon mandatory conversion will be:

•	greater than the liquidation preference of the mandatory convertible preferred stock, if the applicable market value is greater than the threshold appreciation price,

•	equal to the liquidation preference, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the liquidation preference, if the applicable market value is less than the initial price.

The “applicable market value” of our common stock is the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the third scheduled trading day immediately preceding the mandatory conversion date.

The initial price is $     . The threshold appreciation price represents approximately a     % appreciation over the initial price.

Conversion

Conversion into shares of common stock will occur on the mandatory conversion date, unless you have converted your shares of mandatory convertible preferred stock prior to the mandatory conversion date in the manner described in “— Conversion at the Option of the Holder” or “— Conversion Upon Fundamental Change” or the authorized share condition has not been met (see “— Authorized Share Condition”).

The “conversion date” of the mandatory convertible preferred stock means:

•	in respect of a conversion on the mandatory conversion date, the mandatory conversion date (other than for any shares not converted on such date as a result of a failure of the authorized share condition to be satisfied as described above);

•	in respect of a conversion prior to the mandatory conversion date at the option of the holder, the early conversion date (as defined under “— Conversion of the Option of the Holder” below), unless such conversion is deemed not to have occurred as described below;

•	in respect of a conversion during the fundamental change conversion period, the date on which the holder converts (or is deemed to have converted) shares of mandatory convertible preferred stock at such holder’s option as described under “— Conversion Upon Fundamental Change” below; and

•	in respect of an automatic conversion following the mandatory conversion date as described under “— Authorized Share Condition” and “— Mandatory Conversion” above, the date on which such conversion is effected.

Because each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 20 depositary shares, either on an early conversion date or during a fundamental change conversion period as described under “Description of Depositary Shares — Conversion.”

On the conversion date, if shares of mandatory convertible preferred stock are held in certificated form and the holder has complied with the additional procedures set forth in the certificate of designations, certificates representing shares of our common stock will be issued and delivered to the holder upon presentation and surrender of the certificate evidencing the mandatory convertible preferred stock.

The person or persons entitled to receive the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Except as described under “— Authorized Share Condition,” prior to the close of business on the applicable conversion date, the shares of our common stock issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including without limitation voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the mandatory convertible preferred stock.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below) and as long as no shares of fundamental change preferred stock (as defined below) are outstanding, holders of the mandatory convertible preferred stock have the right to convert the mandatory convertible preferred stock, in whole or in part, at any time prior to July 15, 2013, into shares of our common stock at the minimum conversion rate of           shares of common stock per share of mandatory convertible preferred stock, subject to adjustment as described under “— Conversion Rate Adjustments” below.

In addition to the number of shares of common stock issuable at the minimum conversion rate upon conversion of each share of mandatory convertible preferred stock at the option of the holder on any date on which a holder converts shares of mandatory convertible preferred stock at such holder’s option (the “early conversion date”), we will pay (in cash, common stock or a combination thereof, at our election, as provided above under “— Method of Payment of Dividends”) an amount equal to all accrued and unpaid dividends on such converted shares of mandatory convertible preferred stock, whether or not declared prior to that date, for all dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), subject to the immediately succeeding paragraph and the share cap and so long as we are then lawfully permitted to pay such dividends.

Notwithstanding the foregoing, if the early conversion date for any optional conversion occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, then:

•	we will pay such dividend on the dividend payment date to the holder of record of the converted shares of mandatory convertible preferred stock on such regular record date;

•	shares of mandatory convertible preferred stock surrendered for conversion during such period must be accompanied by cash in an amount equal to the amount of such dividend for the then-current dividend period with respect to the shares so converted; and

•	the consideration that we deliver to the converting holder on the early conversion date will not include any consideration for such dividend.

However, notwithstanding the foregoing, if on any early conversion date for an optional conversion as described above, the authorized share condition has not been satisfied and we do not have sufficient designated shares to convert all shares of mandatory convertible preferred stock tendered for conversion on such date, then for each converting holder, we will only convert on such date a prorated portion (as defined above) of its shares of mandatory convertible preferred stock tendered for conversion (rounded down to the nearest whole share of mandatory convertible preferred stock). Any shares of mandatory convertible preferred stock not converted on such date will remain outstanding and be deemed to have not been converted. To the extent holders have submitted depositary shares to us (and cash in respect of dividends as described above) or the depositary for conversion, we will return, or cause the depositary to return, such depositary shares (and cash, if any) representing the mandatory convertible preferred stock not converted to the converting holders. From and after such date, until we notify the holders of any increase of the designated shares, holders may not submit any shares of mandatory convertible preferred stock (or depositary shares in respect thereof) for optional conversion as described above. We will issue a press release and notify holders promptly after such date that we do not have sufficient designated shares to convert early optional conversions and that holders will not have the right to convert mandatory convertible preferred stock early at their option until we notify the holders of any increase of the designated shares.

Conversion Upon Fundamental Change

If a fundamental change (as defined below) occurs prior to the mandatory conversion date, we will provide for the conversion of shares of the mandatory convertible preferred stock by paying or delivering, as the case may be, to holders who convert their shares of mandatory convertible preferred stock at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending on, but excluding, the earlier of (i) the mandatory conversion date and (ii) the date that is 20 days after the effective date:

•	a number of shares of our common stock or units of exchange property, as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock” (if the fundamental change also constitutes a reorganization event), based on the conversion rate (the “fundamental change conversion rate”) determined using the table below; and

•	at our election and subject to the share cap, shares of our common stock, units of exchange property, cash or a combination thereof in an amount equal to any accrued and unpaid dividends, whether or not declared, on their shares of the mandatory convertible preferred stock (as described above under “— Method of Payment of Dividends”), to the extent that we have lawfully available funds to pay such dividends; provided, however, that if the conversion date for such conversion occurs during the period from 5:00 p.m., New York City time, on a regular record date for any declared dividend to 9:00 a.m., New York City time, on the immediately following dividend payment date, then we will pay such dividend on the dividend payment date to the holder of record of the converted shares of mandatory convertible preferred stock on such regular record date and the consideration that we deliver to the converting holder will not include any consideration for such dividend.

We will notify holders, to the extent practicable, at least 20 business days prior to the anticipated effective date of such fundamental change, but in any event not later than two business days following our becoming aware of the occurrence of a fundamental change (the “fundamental change company notice”). Such fundamental change company notice will state, among other things, whether we have elected to pay all or any portion of accrued and unpaid dividends in shares of our common stock or units of exchange property, as the case may be, and, if so, the portion thereof (as a percentage) that will be paid in shares of our common stock or units of exchange property. In no event shall the number of shares issued upon conversion of the mandatory convertible preferred stock upon a fundamental change, including any shares delivered in connection with any dividend payment, exceed the share cap.

If the authorized share condition has not been satisfied prior to the fundamental change conversion period, holders of mandatory convertible preferred stock who exercise their fundamental change conversion right will be deemed to have exercised such right on the last day of the fundamental change conversion period. If we do not have sufficient designated shares on such last day to convert all shares of mandatory convertible preferred stock tendered for conversion during the fundamental change conversion period, then, for each converting holder, we will only convert on such last day a prorated portion of its shares of mandatory convertible preferred stock (rounded down to the nearest whole share of mandatory convertible preferred stock) based on the fundamental change conversion rate. Holders of mandatory convertible preferred stock who exercise their fundamental change conversion right will receive, in exchange for such shares of mandatory convertible preferred stock that were tendered and not converted, shares of a new series of our preferred stock in proportion to the liquidation preference of mandatory convertible preferred stock so tendered, which we refer to as “fundamental change preferred stock,” with identical terms to those of the mandatory convertible preferred stock, including the right to receive all accrued and unpaid dividends on the mandatory convertible preferred stock, whether or not declared prior to the relevant conversion date, for the then-current dividend period (or portion thereof) ending on such conversion date and all prior dividend periods (other than previously declared dividends on the mandatory convertible preferred stock that were paid to holders of record as of a prior date), except that:

•	the conversion rate for the fundamental change preferred stock will be set at the fundamental change conversion rate; and

•	holders of the fundamental change preferred stock will be entitled:

•	to receive quarterly dividend payments, when, as, and if declared by our board of directors or an authorized committee of our board, at a rate of 9% per annum,

•	to receive and to participate in all dividends or distributions paid or made in respect of our common stock, on a proportional basis, based upon the number of shares of common stock into which the number of shares of the fundamental change preferred stock are convertible at the fundamental change conversion rate, and

•	to a number of votes equal to the fundamental change conversion rate as of the record date for the vote or consent on all matters submitted to a vote of our common stockholders and will vote together with our common stockholders as one class on such matters (except for the approval required to satisfy the authorized share condition).

To the extent holders have submitted depositary shares to us or the depositary for conversion, we will either deliver to the converting holders the fundamental change preferred stock in exchange for the mandatory convertible preferred stock not converted or cause the depositary to issue to the converting holders a new series of depositary shares representing such fundamental change preferred stock. Upon any increase of the designated shares announced by us following the fundamental change conversion period, for each holder of fundamental change preferred stock, we will automatically convert a prorated portion of the outstanding shares of fundamental change preferred stock held by such holder (rounded down to the nearest whole share of mandatory convertible preferred stock) into shares of our common stock or units of exchange property at the fundamental change conversion rate. We will continue to convert the fundamental change preferred stock on a pro rata basis until all outstanding shares of fundamental change preferred stock are converted and each depositary share have been convert into a number of shares equal to the proportionate fractional interest in such shares of common stock.

We have agreed in the underwriting agreement and the certificate of designations relating to this offering that, until the authorized share condition is satisfied, we will reserve a sufficient number of authorized shares of preferred stock to permit all holders of the mandatory convertible preferred stock to receive shares of fundamental change preferred stock as described in the two preceding paragraphs upon a fundamental change.

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock based on the effective date of the fundamental change and the stock price in the fundamental change (as described below):

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$

, 2010
November 1, 2010
February 1, 2011
May 1, 2011
August 1, 2011
November 1, 2011
February 1, 2012
May 1, 2012
August 1, 2012
November 1, 2012
February 1, 2013
May 1, 2013
August 1, 2013

The stock prices set forth in the column headers will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “— Conversion Rate Adjustments.”

The exact stock price and effective date of the fundamental change may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment as set forth under “— Conversion Rate Adjustments”; and

•	if the stock price is less than $ per share (subject to adjustment as described above) (the “minimum stock price”), then the fundamental change conversion rate will be determined (a) as if the stock price equaled the minimum stock price and (b) if the effective date is between two dates on the table, using straight-line interpolation, as described herein, subject to adjustment.

Our obligation to deliver shares at the fundamental change conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2) we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any other similar transaction or series of related transactions pursuant to which our common stock will be converted into cash, securities or other property or we sell, lease or transfer in one transaction or a series of related transactions all or substantially all of the property and assets of us and our subsidiaries; provided, however, that a fundamental change will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions under this clause (2) consists of shares of common stock that are listed on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market and as a result of this transaction or transactions the mandatory convertible preferred stock becomes convertible into such consideration;

(3) our common stock (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with a reorganization event) ceases to be listed or quoted on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market; or

(4) our stockholders approve any plan for our liquidation, dissolution or termination;

The “fundamental change conversion rate” will be determined by reference to the table above, based on the effective date and the “stock price” in the fundamental change, which will be:

•	in the case of a fundamental change described in clause (2) above in which the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock; and

•	otherwise, the average VWAP per share of our common stock over the five trading day period ending on, and including, the scheduled trading day immediately preceding the effective date of the fundamental change (the “fundamental change market value”).

Fractional Shares

No fractional shares of our common stock will be issued to holders of our mandatory convertible preferred stock. In lieu of any fractional shares of common stock otherwise issuable in respect of any dividend or the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the VWAP per share of our common stock on the trading day immediately preceding (a) the conversion date or (b) the date on which the dividend is distributed, as applicable.

If more than one share of our mandatory convertible preferred stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered.

Conversion Rate Adjustments

Each fixed conversion rate will be adjusted from time to time as follows, except that so long as the mandatory convertible preferred stock participates in all dividends and distributions on the common stock as described under “Authorized Share Condition” above, there will not be any adjustments to the final conversion rate for such dividends and distributions occurring at any time after the mandatory conversion date, even if the mandatory conversion does not occur on that date as a result of the failure to satisfy the authorized share condition.

(i) If we issue common stock as a dividend or distribution to all or substantially all holders of our common stock, or if we effect a subdivision or combination (including, without limitation, a reverse stock split) of our common stock, each fixed conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1/OS0)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;
CR1	=	the fixed conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (and prior to giving effect to such event); and
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this clause (i) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as the case may be. If any dividend, distribution, subdivision or combination of the type described in this clause (i) is declared but not so paid or made, each fixed conversion rate will be immediately readjusted, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend, distribution, subdivision or combination and (b) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the fixed conversion rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

(ii) If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to any shareholder rights plan) entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the current market price (as defined below) per share of common stock as of the announcement date for such issuance, each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x (OS0 + X)/(OS0 +Y)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the close of business on the record date for such issuance;
CR1	=	the fixed conversion rate in effect immediately after the close of business on such record date;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;
X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y	=	the aggregate price payable to exercise such rights, options or warrants, divided by the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance.

Any increase in the fixed conversion rates made pursuant to this clause (ii) will become effective immediately after the close of business on the record date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each fixed conversion rate will be decreased, effective as of the date of such expiration or termination, to the fixed conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the fixed conversion rate that would then be in effect if such record date for such issuance had not occurred.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price per share of our common stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof.

(iii) If we pay a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, excluding:

(a) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above;

(b) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (iv) below; and

(c) “spin-offs” as to which the provisions set forth below in this clause (iii) apply,

then each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x SP0/(SP0−FMV)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1	=	the fixed conversion rate in effect immediately after the close of business on such record date;
SP0	=	the current market price per share of our common stock as of such record date; and
FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) on the record date for such dividend or distribution of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, expressed as an amount per share of our common stock.

If our board of directors or a duly authorized committee thereof determines the “FMV” (as defined above) of any dividend or other distribution for purposes of this clause (iii) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period in computing the current market price per share of our common stock as of the record date for such dividend or other distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of mandatory convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of our common stock receive the shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution.

Any increase made under the portion of this clause (iii) above will become effective immediately after the close of business on the record date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the fixed conversion rate that would then be in effect if the dividend or other distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then each fixed conversion rate will instead be increased based on the following formula:

CR1 = CR0 x (FMV0 +MP0)/MP0

where,

CR0	=	the fixed conversion rate in effect at the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;
CR1	=	the fixed conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;
FMV0	=	the average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange; and
MP0	=	the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at the close of business on the 10th consecutive trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange, but will be given effect as of the open of business on the date immediately succeeding the record date for such dividend or distribution on the relevant exchange. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of mandatory convertible preferred stock if the conversion date occurs after the record date for such dividend or other distribution and prior to the end of such 10 consecutive trading day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

(iv) If we pay a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding (a) any regular quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock does not exceed $0.15 per share in any fiscal quarter (the “dividend threshold amount”), (b) any cash that is distributed as part of a distribution referred to in clause (iii) above and as to which an adjustment thereunder was effected and (c) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (v) below and as to which an adjustment thereunder was effected, each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x (SP0−T)/(SP0−C)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the fixed conversion rate in effect immediately after the close of business on the record date for such distribution;
SP0	=	the current market price per share of our common stock as of the record date for such distribution;
T	=	the dividend threshold amount; provided that if the distribution is not a regular quarterly cash dividend, the dividend threshold amount will be deemed to be zero; and

C	=	an amount of cash per share of our common stock we distribute to holders of our common stock.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed conversion rates are adjusted, but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed conversion rates pursuant to this clause (iv).

The adjustment to the fixed conversion rates pursuant to this clause (iv) will become effective immediately after the close of business on the record date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of mandatory convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to the close of business on the record date for such or distribution. If such distribution is not so paid, the fixed conversion rates will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay such dividend and (b) the date such dividend was to have been paid, to the fixed conversion rates that would then be in effect if such distribution had not been declared.

(v) If we or one or more of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x (FMV + (SP1 xOS1))/(SP1 x OS0)

where,

CR0	=	the fixed conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;
CR1	=	the fixed conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;
FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);
OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), less any purchased shares;
OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and
SP1	=	the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at the close of business on the 10th consecutive trading day immediately following, and including, the trading day next succeeding the expiration date, but will be given effect as of the open of business on the expiration date. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of mandatory convertible preferred stock if the conversion date occurs during such 10 consecutive trading day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Current market price” of our common stock on any day means the average VWAP per share of our common stock for the ten consecutive trading day period ending on the earlier of the day in question and the day before the ex-date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (v) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from us or, if applicable, from the seller of our common stock (in the form of due bills or otherwise) as determined by such exchange or market.

If we have in effect a shareholder rights plan while any shares of mandatory convertible preferred stock remain outstanding, holders of mandatory convertible preferred stock will receive, upon a conversion of mandatory convertible preferred stock, in addition to common stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of mandatory convertible preferred stock would not be entitled to receive any rights in respect of our common stock, if any, that we are required to deliver upon conversion of mandatory convertible preferred stock, each fixed conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger a conversion rate adjustment pursuant to paragraphs (ii) or (iii) above. We currently have a shareholder rights plan in effect. See “Description of Apache Corporation Capital Stock — Stockholder Rights Plan” in the accompanying prospectus.

No adjustment to the fixed conversion rates need be made if holders of the mandatory convertible preferred stock participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding mandatory convertible preferred stock, as if such holders held a number of shares of our common stock equal to the maximum conversion rate as of the record date for such transaction, multiplied by the number of shares of mandatory convertible preferred stock held by such holders.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective after any “ex-dividend trading” as described above, and a holder that has converted its mandatory convertible preferred stock on or after the effective date of such conversion rate adjustment and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Conversion” based on an adjusted fixed conversion rate, then, notwithstanding the foregoing conversion rate adjustment provisions, the adjustment relating to such effective date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The fixed conversion rates will not be adjusted upon certain events, including but not limited to:

•	the issuance of any shares of our common stock in the Mariner Acquisition;

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the issue date (other than a shareholder rights plan);

•	payment of regular quarterly dividends not in excess of the dividend threshold amount;

•	a change solely in the par value of our common stock; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

No adjustment in the fixed conversion rates will be required unless the adjustment would require an increase or decrease of at least 1% of the fixed conversion rates. If the adjustment is not made because the adjustment does not change the fixed conversion rates by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall be made upon any conversion of mandatory convertible preferred stock.

Adjustments to the conversion rate, or failure to make certain adjustments, may result for U.S. federal income tax purposes in a taxable deemed distribution to the beneficial owners of mandatory convertible preferred stock. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock in excess of the dividend threshold amount will generally give rise to a taxable constructive dividend to the beneficial owners of mandatory convertible preferred stock to the extent made out of current and accumulated earnings and profits. See “Certain U.S. Federal Tax Considerations.”

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the conversion date. Because (a) the applicable market value is an average VWAP per share of our common stock over a 10 consecutive trading day period, and (b) the fundamental change market value is an average VWAP per share of our common stock over a five trading day period, we will make appropriate adjustments to the VWAP per share prior to the relevant record date, effective date or expiration date, as the case may be, used to calculate the applicable market value or the fundamental change market value, as the case may be, to account for any adjustments to the fixed conversion rates that become effective during the period in which the applicable market value or the fundamental change market value, as the case may be, is being calculated.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any recapitalization, reclassification or change of our common stock (other than changes only in par value or resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us and our subsidiaries; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), any reclassification or any binding share exchange which reclassifies or changes our outstanding common stock;

in each case, as a result of which the shares of our common stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “reorganization event”), then, at and after the effective time of such reorganization event, each share of our mandatory convertible preferred stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of our common stock received in such reorganization event (the “exchange property”), and, prior to or at the effective time of such reorganization event, we will amend our Restated Certificate of Incorporation (or other similar organizational document) to provide for such change in the convertibility of the mandatory convertible preferred stock; provided that if the kind and amount of exchange property receivable upon such reorganization event is not the same for each share of common stock held immediately prior to such reorganization event by a person, then the exchange property receivable upon such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election (or of all such holders if none makes an election). If a conversion date follows a reorganization event, the conversion rate then in effect will be applied on the conversion date to the amount of such exchange property received per share of our common stock in the reorganization event (a “unit of exchange property”), as determined in accordance with this section. For the purpose of determining which bullet of the definition of conversion rate will apply on any such conversion date and for the purpose of calculating the conversion rate if the second bullet in the definition thereof is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or a duly authorized committee thereof, except that if a unit of exchange property includes common stock that are traded on a U.S. national securities exchange, the value of such common stock will be the average VWAP for a share of such common stock for the 10 consecutive trading day period ending on, and including, the third scheduled trading day immediately preceding the mandatory conversion date. For the purpose of paying accrued and unpaid dividends in units of exchange property as contemplated under “— Method of Payment of Dividends,” the value of a unit of exchange property will equal 97% of the value determined pursuant to the immediately preceding sentence.

The above provisions of this section will similarly apply to successive reorganization events and the “— Conversion Rate Adjustments” section will apply to any shares of our capital stock (or any successor’s) received by the holders of our common stock in any such reorganization event.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section.

In connection with any adjustment to the fixed conversion rates described above, we will also adjust the dividend threshold amount (as defined under “— Conversion Rate Adjustments”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration included in a unit of exchange property. If the exchange property is comprised solely of non-stock consideration, the dividend threshold amount will be zero.

Miscellaneous

Upon satisfaction of the authorized share condition, we will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon the conversion of the mandatory convertible preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of mandatory convertible preferred stock then outstanding, which number shall not be less than the number of shares of common stock required to satisfy the authorized share condition.

DESCRIPTION OF DEPOSITARY SHARES

The following is a summary of some of the terms of the depositary shares. This summary contains a description of the material terms of the depositary shares but is not necessarily complete. The following summary of the terms and provisions of the depositary shares is qualified in its entirety by reference to the pertinent sections of the deposit agreement between us, the depositary and holders from time to time of depositary shares (the “deposit agreement”), including the definitions of certain terms used in the deposit agreement. You may request a copy of the deposit agreement from us as described under “Documents Incorporated by Reference” in this prospectus supplement.

General

Each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a global security, as defined in and described under “— Book-entry, Settlement and Clearance” below. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights and preferences of our mandatory convertible preferred stock in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under “— Book-entry, Settlement and Clearance” below.

Conversion

Because each depositary share represents a 1/20th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 20 depositary shares, either on an early conversion date at the minimum conversion rate of           shares of our common stock per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled “Description of the Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder” and “— Conversion Upon Fundamental Change” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described in “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change”, based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$

, 2010
November 1, 2010
February 1, 2011
May 1, 2011
August 1, 2011
November 1, 2011
February 1, 2012
May 1, 2012
August 1, 2012
November 1, 2012
February 1, 2013
May 1, 2013
August 1, 2013

On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/20th of the shares of common stock and any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock. No fractional shares of our common stock will be delivered to holders of depositary shares. If more than one depositary share is surrendered for conversion at one time by or for the same holders, the number of full shares of our common stock issuable upon conversion thereof will be calculated based on the aggregate number of depositary shares so surrendered.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of the Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement, based on the applicable market value of our common stock on the mandatory conversion date:

Applicable Market Value Per Share
on the Mandatory Conversion Date	Conversion Rate per Depositary Share

Less than or equal to $	shares of common stock
Greater than $ and less than $ (the “threshold appreciation price”)	$50, divided by the applicable market value
Equal to or greater than the threshold appreciation price	shares of common stock

The depositary will deliver the shares of common stock and any cash it receives upon conversion of our mandatory convertible preferred stock to the holders of the depositary shares entitled to receive such distribution in such amounts as are, as nearly as practicable, in proportion to the number of depositary shares surrendered by each such holder for conversion (or in the case of automatic conversion, the number of outstanding depositary shares held by each such holder), on the date of receipt or as soon as practicable thereafter.

With respect to any conversion of mandatory convertible preferred stock on a pro rata basis described under “Description of the Mandatory Convertible Preferred Stock — Mandatory Conversion,” “Description of the Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder” or “Description of the Mandatory Convertible Preferred Stock — Conversion Upon Fundamental Change,” the depositary will select, for each converting holder, depositary shares to be converted in such amounts as are, as nearly as practicable, in proportion to the number of depositary shares surrendered by each such holder for conversion (or in the case of automatic conversion, the number of outstanding depositary shares held by each such holder). If such conversion of depositary shares on a pro rata basis is not practical or cannot be implemented under DTC’s then-existing procedures, the depositary will select depositary shares to be converted (in whole shares) by lot or by another method it considers fair and appropriate so long as such method is not prohibited by the rules of any stock exchange or quotation system on which the depositary shares may then be traded or quoted.

Dividends and Other Distributions

The depositary will deliver any cash and/or common stock it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $      per depositary share and on each subsequent dividend payment date, if declared, is expected to be $      per depositary share.

If the holders of depositary shares would be entitled to receive fractional shares of our common stock in connection with any such distribution, the depositary will sell a sufficient number of shares of our common stock, in the manner described below, to enable it to pay such holders cash in lieu of such fractional shares.

Record dates for the payment of dividends on the depositary shares will be the same as the corresponding record dates for the payment of dividends on our mandatory convertible preferred stock.

If the depositary determines that any distribution of property other than cash is subject to tax or other governmental charge that the depositary is obligated by law to withhold, the depositary may dispose of all or any portion of such property, at a public or private sale, as the depositary deems necessary and practicable to pay such tax or charge, and the depositary will distribute the net proceeds of such sale or the balance of any such property, after deduction of such tax or charge, to holders of the depositary shares in proportion to the number of outstanding depositary shares that they hold. If the depositary determines, however, that any distribution of cash or other property to certain holders (but not all holders) is subject to withholding tax, the depositary will reduce the amount of such cash distribution to such holders or use its best efforts to sell only the non-cash property distributable to such holders, as the case may be.

Voting the Mandatory Convertible Preferred Stock

When the depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the depositary will, as soon as practicable after receiving such notice, mail the information contained in the notice to the holders of the depositary shares. Each holder of depositary shares on the record date, which will be the same date as the record date for the voting of our mandatory convertible preferred stock, may instruct the depositary to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares. To the extent practicable, the depositary will vote the amount of our mandatory convertible preferred stock represented by any depositary shares in accordance with the voting instructions it receives (if any) from holders of such depositary shares. If any holder of depositary shares instructs the depositary to vote a fractional interest of a share of our mandatory convertible preferred stock, the depositary will aggregate such interest with all other fractional interests with the same voting instruction and will submit the number of whole votes resulting from such aggregation. We will take all reasonable action that the depositary determines is necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the mandatory convertible preferred stock, it will not vote an amount of mandatory convertible preferred stock corresponding to such depositary shares.

Withdrawal Rights

A holder of 20 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares, as long as such holder pays any tax or governmental charge in connection with the withdrawal. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

We will apply to list the depositary shares on the New York Stock Exchange, and we expect trading on the New York Stock Exchange to begin within five days of the initial issuance of the depositary shares. Upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares listed on the New York Stock Exchange. Listing the depositary shares on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any public trading market for the shares of our mandatory convertible preferred stock, except as represented by the depositary shares.

Form and Notices

Our mandatory convertible preferred stock will initially be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described under “— Book-entry, Settlement and Clearance” in this section. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

The Global Security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences and, for non-U.S. holders (as defined below), certain estate tax consequences of the ownership and disposition of depositary shares issued pursuant to this offering and the mandatory convertible preferred stock represented by such shares and our common stock into which such stock may be converted. This discussion is not a complete analysis of all of the potential U.S. federal income and estate tax consequences relating thereto, nor does it address any gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of depositary shares or our mandatory convertible preferred stock or common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase the depositary shares and our mandatory convertible preferred stock issued pursuant to this offering and who hold the depositary shares, our mandatory convertible preferred stock and common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion also does not consider any specific tax consequences that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities;

•	traders in securities that elect to use a mark to market method of tax accounting;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	persons holding the depositary shares, our mandatory convertible preferred stock or common stock as part of a hedge, straddle, or integrated, conversion or constructive sale transaction; or

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF , THE DEPOSITARY SHARES, OUR MANDATORY CONVERTIBLE PREFERRED STOCK OR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our mandatory convertible preferred stock or common stock who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our mandatory convertible preferred stock or common stock that is not a “U.S. holder,” but does not include an individual who is present in the United States for 183 days or more in the calendar year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of depositary shares, the mandatory convertible preferred stock represented by such shares or our common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds depositary shares, the mandatory convertible preferred stock represented by such shares or our common stock, the U.S. federal income tax treatment of a partner of such partnership will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding depositary shares, the mandatory convertible preferred stock represented by such shares or our common stock and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of depositary shares, the mandatory convertible preferred stock represented by such shares or our common stock.

Taxation of U.S. Holders

Depositary Shares.  For U.S. federal income tax purposes, a U.S. holder of the depositary shares will be treated as if it held an interest in a corresponding portion of the underlying mandatory convertible preferred stock and, accordingly, the exchange of depositary shares for such stock will not be a taxable event. The discussion herein regarding the mandatory convertible preferred stock applies equally to holders of the depositary shares representing such stock.

Distributions Generally.  If we make cash or other property distributions on our mandatory convertible preferred stock or common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2011 generally will qualify for taxation at special rates if such holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the mandatory convertible preferred stock or common stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “— Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our mandatory convertible preferred stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we, or an applicable withholding agent, may withhold such payments from shares of common stock payable to such holder or current or subsequent payments of cash.

Extraordinary Dividends.  Dividends that exceed certain thresholds in relation to a U.S. holder’s tax basis in the mandatory convertible preferred stock or common stock could be characterized as “extraordinary dividends” under the Internal Revenue Code. Any corporate U.S. holder that has held our mandatory convertible preferred stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other disposition of the mandatory convertible preferred stock or common stock and will be treated as described under “— Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below. Any non-corporate U.S. holder that receives an extraordinary dividend in taxable years beginning before January 1, 2011 will be required to treat any losses on the sale of our mandatory convertible preferred stock or common stock as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the special rates discussed above under “— Distributions Generally.”

U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend rate or the dividends-received deduction, and the potential applicability of the extraordinary dividend rules in light of their particular circumstances.

Adjustments to Conversion Rate.  The conversion rate of our mandatory convertible preferred stock is subject to adjustment under specified circumstances. In such circumstances, a U.S. holder who holds our mandatory convertible preferred stock may be deemed to have received a distribution if the adjustment has the effect of increasing the holder’s proportionate interest in our assets or earnings and profits. In addition, the failure to provide for such an adjustment may also result in a deemed distribution to U.S. holders who hold our mandatory convertible preferred stock. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the mandatory convertible preferred stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our stockholders) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder of mandatory convertible preferred stock will be deemed to have received constructive distributions from us, even though such holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “— Distributions Generally.” Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we, or an applicable withholding agent, may withhold any such payment from payments of cash or shares of common stock payable to such U.S. holder.

In addition, the failure to make certain adjustments on the mandatory convertible preferred stock may cause a holder of our common stock to be deemed to have received constructive distributions from us, even though such holder has not received any cash or property as a result of such adjustments. Such holder would be subject to the rules discussed in the immediately preceding paragraph.

Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock.  If a U.S. holder sells or disposes of shares of mandatory convertible preferred stock (other than pursuant to a conversion described below) or common stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for U.S. federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the holder has held the mandatory convertible preferred stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock Into Common Stock.  A U.S. holder generally will not recognize gain or loss upon the conversion of our mandatory convertible preferred stock into our common stock. However, although not entirely clear under current law, any cash or common stock received upon conversion in respect of dividends in arrears on our mandatory convertible preferred stock should be treated as described above under “— Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include accrued but unpaid dividends paid in respect of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. holder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted mandatory convertible preferred stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash and by the portion of any dividends in arrears treated as a return of capital (see “— Distributions Generally”)).

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the mandatory convertible preferred stock for more than one year at the time of conversion.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash or common stock in respect of accrued but unpaid dividends for the then-current dividend period containing the date of conversion, the tax treatment of the receipt of such cash or common stock is uncertain. In the event we choose to pay such holder cash in respect of a portion of the then-current dividend period, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by such holder upon conversion of the mandatory convertible preferred stock into common stock and should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to a portion of the then-current dividend period over the U.S. holder’s tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to a portion of the then-current dividend period is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such holder’s equity interest in us, as determined for U.S. federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of a portion of the then-current dividend period exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

In the event we pay such holder common stock in respect of a portion of the then-current dividend period, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading “— Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. holders should be aware that the tax treatment described above for payments of cash or common stock made in respect of a portion of the then-current dividend period is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “— Distributions Generally.”

In the event a U.S. holder’s mandatory convertible preferred stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we, or an applicable withholding agent, may withhold such payments from shares of common stock payable to such holder or current or subsequent payments of cash.

Although it is not free from doubt, any additional shares of common stock received by you in respect of a conversion upon a fundamental change should be treated as part of the consideration received in the conversion. You should consult your own tax advisors to determine the specific tax treatment of additional shares in your particular circumstances.

Backup Withholding and Information Reporting.  We generally report to our U.S. holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of our mandatory convertible preferred stock or common stock unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding with respect to a U.S. holder will be creditable against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

Distributions Generally.  Distributions that are treated as dividends (see “— Taxation of U.S. Holders — Distributions Generally,” “Adjustments to Conversion Rate,” and “Conversion of Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent (i) a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate or (ii), in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing an entitlement to the lower treaty rate in accordance with applicable Treasury Regulations. Such certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our mandatory convertible preferred stock or common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the mandatory convertible preferred stock or common stock are effectively connected with such holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our mandatory convertible preferred stock or common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to the conversion rate of the mandatory convertible preferred stock or distributions on mandatory convertible preferred stock made in our common stock. See “— Taxation of U.S. Holders — Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we, or an applicable withholding agent, will withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable to a non-U.S. holder.

Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our mandatory convertible preferred stock or common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our common stock or mandatory convertible preferred stock constitutes a “United States real property interest,” or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, within the meaning of the “Foreign Investment in Real Property Tax Act,” or FIRPTA, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock or mandatory convertible preferred stock.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of our common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where the individual’s tax home is in the United States. An individual’s tax home is generally considered to be located at the individual’s regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual’s tax home is his regular place of abode. If an individual non-U.S. holder is described in the second bullet point above, and the individual non-U.S. holder’s tax home is in the United States, then the non-U.S. holder may be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital losses.

With respect to the third bullet point above, we believe we are, or may become, a USRPHC for U.S. federal income tax purposes. Even if we are or become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock or mandatory convertible preferred stock will not be subject to tax under FIRPTA as a sale of a USRPI if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. holder’s holding period for such stock. Our common stock currently is “regularly traded” on an established securities market, although we cannot guarantee that it will be so traded in the future. Although not free from doubt, we anticipate that our mandatory convertible preferred stock will be “regularly traded” on an established securities market. However, even if our mandatory convertible preferred stock is not so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a USRPI, if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. holder does not acquire mandatory convertible preferred stock that causes the fair market value of mandatory convertible preferred stock owned by such non-U.S. holder on the date of such acquisition to be greater than the fair market value of 5% of our common stock. If gain on the sale or other taxable disposition of our stock by a non-U.S. holder were subject to taxation under FIRPTA, such gain would be taken into account as if the non-U.S. holder were engaged in a trade or business within the United States during the taxable year and as if such gain were effectively connected with such trade or business, as discussed above.

Conversion of Mandatory Convertible Preferred Stock into Common Stock.  Except as provided below, and assuming the mandatory convertible preferred stock is not treated as a USRPI on the date of conversion, a non-U.S. holder generally will not recognize gain or loss upon the conversion of such mandatory convertible preferred stock into our common stock. If, with respect to a non-U.S. holder, the mandatory convertible preferred stock is treated as a USRPI, then, except as provided below, such holder generally will not recognize gain or loss upon conversion of such mandatory convertible preferred stock into our common stock, provided the common stock constitutes a USRPI and such holder complies with certain reporting requirements in the Treasury Regulations. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “— Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our mandatory convertible preferred stock should be treated in the manner described above under “Taxation of U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “— Distributions Generally.” A non-U.S. holder may recognize capital gain or dividend income when the holder receives cash attributable to a portion of the then-current dividend period, as described above under “Taxation of U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “— Distributions Generally.”

Although it is not free from doubt, any additional shares of common stock received by you in respect of a conversion upon a fundamental change should be treated as part of the consideration received in the conversion. You should consult your own tax advisors to determine the specific tax treatment of additional shares in your particular circumstances.

U.S. Federal Estate Taxes.  Our mandatory convertible preferred stock and common stock held by a non-U.S. holder, or entity the property of which is potentially includible in such a holder’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such holder and with respect to which the holder has retained certain interests or powers), at the time of death generally will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting.  We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our mandatory convertible preferred stock or common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of our mandatory convertible preferred stock or common stock or the proceeds of a disposition of our mandatory convertible preferred stock or common stock, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities.

Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on dividends paid by U.S. issuers and on the gross proceeds from the disposition of certain stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on dividends paid by U.S. issuers and on the gross proceeds from the disposition of certain stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the mandatory convertible preferred stock.

UNDERWRITING

Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers and underwriters, and are each a representative. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of depositary shares set forth opposite its name below.

Number of
Underwriter	Depositary Shares

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	22,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the depositary shares sold under the underwriting agreement if any of the depositary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares.

Per
	Depositary Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated to be $      and are payable by us.

Option to Purchase Additional Depositary Shares

We have granted an option to the underwriters to purchase up to 3,300,000 additional depositary shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and our directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock (the “lock-up securities”). It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. With respect to us, this lock-up provision does not apply to lock-up securities

•	sold pursuant to this prospectus supplement,

•	issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement and referred to herein,

•	issued or options to purchase common stock granted under our existing employee benefit plans,

•	issued pursuant to our non-employee director stock plans or dividend reinvestment plans,

•	issued in our concurrent offering of common stock described herein, or

•	issuable in connection with the Mariner Acquisition, provided that the Mariner Acquisition is consummated substantially in accordance with the terms of the Mariner Merger Agreement and the disclosure related thereto.

With respect to our executive officers and directors, this lock-up provision does not apply to transactions relating to lock-up securities or other securities acquired in open market transactions after the date of this prospectus supplement, as long as no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made in connection with subsequent sales of lock-up securities or other securities acquired in such open market transactions, other than a filing made after the expiration of the restricted period. In addition, this lock-up provision does not apply to transfers made by an executive officer or director as a bona fide gift or to certain other transfers, including transfers to a trust for the direct or indirect benefit of such executive officer or director or his or her immediate family, provided that the recipients agree to be bound by the restrictions described in this paragraph and no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made in connection therewith during the restricted period.

In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives waive such extension.

Expected New York Stock Exchange Listing

We expect trading of the depositary shares on the New York Stock Exchange to commence within five days of the date of initial issuance of the depositary shares. Prior to this offering, there has been no public market for the depositary shares.

Price Stabilization, Short Positions

Until the distribution of the depositary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our depositary shares. However, the representatives may engage in transactions that stabilize the price of the depositary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our depositary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional depositary shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing depositary shares in the open market. In determining the source of depositary shares to close out the covered short position, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market as compared to the price at which they may purchase depositary shares through such option. “Naked” short sales are sales in excess of the underwriters’ option to purchase additional depositary shares. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our depositary shares or preventing or retarding a decline in the market price of our depositary shares. As a result, the price of our depositary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our depositary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Depositary Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The representatives may allocate a limited number of depositary shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the representatives’ web sites is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking services and other commercial dealings in the ordinary course of business with us or our affiliates. Furthermore, they have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of each of the representatives are lenders and/or agents under our credit facilities and the Bridge Facility, for which they received or will receive customary fees and expenses. Furthermore, each of the representatives and/or their respective affiliates are providing financial advisory services in connection with the BP Acquisition. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. will also act as underwriters in our concurrent offering of common stock described herein.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any depositary shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State in accordance with the Prospectus Directive as implemented in that Relevant Member State except that an offer to the public in that Relevant Member State of any depositary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall result in a requirement for the publication by Apache or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of depositary shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of depositary shares contemplated in this prospectus supplement.

For the purposes of this provision, the expression an “offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any depositary shares to be offered so as to enable an investor to decide to purchase any depositary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any depositary shares under, the offer of depositary shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any depositary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the depositary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where depositary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those depositary shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the depositary shares which are the subject of the offering contemplated by this prospectus supplement does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The depositary shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the depositary shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The depositary shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the depositary shares with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the depositary shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The depositary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The depositary shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the depositary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the depositary shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

VALIDITY OF THE SECURITIES

The validity of the securities we are offering will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the securities offered hereby will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The information appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, regarding our total proved reserves was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers, as stated in their letter reports thereon included therein, and is incorporated by reference into this prospectus supplement in reliance upon the authority of such firm as experts in such matters.

PROSPECTUS

APACHE CORPORATION

APACHE FINANCE PTY LTD

APACHE FINANCE AUSTRALIA PTY LTD

APACHE FINANCE CANADA CORPORATION

APACHE FINANCE CANADA II CORPORATION

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that Apache, Apache Finance, Apache Australia, Apache Canada and/or Apache Canada II may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in an applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. An applicable prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

Apache may sell from time to time, in one or more offerings:

• common stock and related rights;

• preferred stock;

• depositary shares;

• common stock purchase contracts;

• common stock purchase units;

• senior debt securities; and/or

• subordinated debt securities.

Each of Apache Finance, Apache Australia, Apache Canada and Apache Canada II may from time to time offer its senior or subordinated debt securities. Each of these securities may be guaranteed by us as described below.

In this prospectus, “securities” collectively refers to the securities described above.

Apache’s common stock is listed for trading on the New York Stock Exchange, the Nasdaq Global Select Market and the Chicago Stock Exchange under the symbol “APA.”

We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of those securities.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Investing in these securities involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase these securities, please read “Risk Factors” in our most recently-filed Annual Report on Form 10-K and our most recently-filed Quarterly Report on Form 10-Q, as well as those that may be included in the applicable prospectus supplement and other information included and incorporated by reference in this prospectus. Also, please read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page ii of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2008

ABOUT THIS PROSPECTUS

You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

i

In this prospectus, references to “Apache,” “we,” “us” and “our” mean Apache Corporation and its consolidated subsidiaries, unless otherwise noted. References to “Apache Finance” mean Apache Finance Pty Ltd. References to “Apache Australia” mean Apache Finance Australia Pty Ltd. References to “Apache Canada” mean Apache Finance Canada Corporation and references to “Apache Canada II” mean Apache Finance Canada II Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These statements relate to future events or our future financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “expect,” “anticipate,” “estimate,” “intend,” “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “plan,” “believe” or the negative of these terms or similar terminology.

These statements are only predictions. Actual events or results may differ materially because of market conditions in our markets or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update any of the forward-looking statements after the date of this prospectus. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Risk Factors,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our annual report on Form 10-K for the fiscal year ended December 31, 2007 (incorporated by reference in this prospectus) and similar sections in our subsequent filings that we incorporated by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

Those risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 are not applicable to any of the issuers other than Apache.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

We file annual, quarterly, and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://www.apachecorp.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

Our common stock has been listed and traded on the New York Stock Exchange since 1969, the Nasdaq Global Select Market since 2004 and the Chicago Stock Exchange since 1960. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, and at the Chicago Stock Exchange, One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	Registration Statements on Form 8-A (File No. 001-04300) filed on January 24, 1996, May 12, 1999, May 13, 1999, December 13, 1999 and February 3, 2006;

•	Annual Report on Form 10-K (File No. 001-04300) for the year ended December 31, 2007, filed on February 29, 2008;

•	Quarterly Reports on Form 10-Q (File No. 001-4300) filed on May 12, 2008, August 11, 2008 and November 10, 2008; and

•	Current Reports on Form 8-K (File No. 001-04300) filed on September 29, 2008 and October 1, 2008.

Each of these documents is available from the SEC’s web site and public reference rooms described above. Through our website, http://www.apachecorp.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Cheri L. Peper, Corporate Secretary, at our principal executive office, which is:

Apache Corporation
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
(713) 296-6000

There are no separate financial statements of Apache Finance, Apache Australia, Apache Canada or Apache Canada II in this prospectus. We do not believe these financial statements would be helpful because:

•	Apache Finance, Apache Australia, Apache Canada and Apache Canada II are wholly-owned subsidiaries of Apache, which files consolidated financial information under the Securities Exchange Act of 1934;

•	Apache Finance, Apache Australia, Apache Canada and Apache Canada II will not have any independent operations other than issuing their debt securities and other necessary or incidental activities as described in this prospectus;

•	Apache guarantees the debt securities of Apache Finance, Apache Australia, Apache Canada and Apache Canada II.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. The information on our web site is not incorporated by reference into this prospectus. Neither Apache, Apache Finance, Apache Australia, Apache Canada nor Apache Canada II has authorized anyone to provide you with different information.

Neither Apache nor Apache Finance, Apache Australia, Apache Canada or Apache Canada II is making an offer of the securities covered by this prospectus in any state where the offer is not permitted.

APACHE CORPORATION

Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. In North America, our exploration and production interests are focused in the Gulf of Mexico, the Gulf Coast, East Texas, the Permian Basin, the Anadarko Basin and the Western Sedimentary Basin of Canada. Outside of North America we have exploration and production interests onshore Egypt, offshore Western Australia, offshore the United Kingdom in the North Sea (North Sea), and onshore Argentina.

We hold interests in many of our U.S., Canadian, and other international properties through operating subsidiaries, such as Apache Canada Ltd., DEK Energy Company (DEKALB), Apache Energy Limited (AEL), Apache North America, Inc., and Apache Overseas, Inc. Properties referred to in this prospectus, any prospectus supplement, or in any document incorporated by reference in this prospectus may be held by those subsidiaries. We treat all operations as one line of business.

APACHE FINANCE PTY LTD

Apache Finance is a proprietary company with limited liability organized in October 1997 under the laws of the Australian Capital Territory, Australia. Apache Finance is our indirect wholly-owned subsidiary, and Apache Finance issues debt securities guaranteed by us. Apache Finance was established to facilitate financing of and investment in our Australian operations and entities.

The principal place of business of Apache Finance is 256 St. George’s Terrace, Level 3, Perth, Western Australia 6000; telephone 61-8-9422-7222.

APACHE FINANCE AUSTRALIA PTY LTD

Apache Australia is a proprietary company with limited liability organized in March 2003 under the laws of the Australian Capital Territory, Australia. Apache Australia is our indirect wholly-owned subsidiary, and Apache Australia issues debt securities guaranteed by us. Apache Australia was established to facilitate financing of and investment in our Australian operations and entities.

The principal place of business of Apache Australia is 256 St. George’s Terrace, Level 3, Perth, Western Australia 6000; telephone 61-8-9422-7222.

APACHE FINANCE CANADA CORPORATION

Apache Canada is an unlimited liability company organized in August 1999 under the laws of the Province of Nova Scotia, Canada. Apache Canada is our indirect wholly-owned subsidiary and issues debt securities guaranteed by us. Apache Canada was established to facilitate financing of and investment in our Canadian operations and entities.

The principal place of business of Apache Canada is 700 — 9th Ave. SW, Suite 1000, Calgary, Alberta, Canada T2P 3V4; telephone 403-261-1200.

APACHE FINANCE CANADA II CORPORATION

Apache Canada II is an unlimited liability company organized in March 2003 under the laws of the Province of Nova Scotia, Canada. Apache Canada II is our indirect wholly-owned subsidiary, and issues debt securities guaranteed by us. Apache Canada II was established to facilitate financing of and investment in our Canadian operations and entities.

The principal place of business of Apache Canada II is 700 — 9th Ave. SW, Suite 1000, Calgary, Alberta, Canada T2P 3V4; telephone 403-261-1200.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we, Apache Finance, Apache Australia, Apache Canada and Apache Canada II expect to use the net proceeds from the sale of our securities and Apache Australia, Apache Canada and Apache Canada II debt securities, as the case may be, for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We currently have no plans for specific use of the net proceeds. We will specify the principal purposes for which the net proceeds will be used in a prospectus supplement at the time of sale.

DESCRIPTION OF APACHE CORPORATION CAPITAL STOCK

The following descriptions of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplement, summarize the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our charter, bylaws and stockholder rights plan that are incorporated by reference into the registration statement that includes this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

Under our charter, our authorized capital stock currently consists of 430,000,000 shares of common stock, $.625 par value per share, and 5,000,000 shares of preferred stock, no par value. We will describe the specific terms of any common stock or preferred stock we may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.

Common Stock

As of October 31, 2008, we had approximately 334,689,127 shares of common stock issued and outstanding and approximately 22 million shares of common stock reserved for issuance pursuant to various employee benefit plans (including treasury shares authorized for issuance under those plans). Each outstanding share of common stock currently includes one preferred share purchase right issued under our stockholder rights plan, which is summarized below. All outstanding shares of common stock are, and any shares of common stock sold pursuant to this prospectus will be, duly authorized, validly issued, fully paid and non-assessable.

Voting

For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of Series B preferred stockholders described below and any future holders of our preferred stock, persons who hold more than 50 percent of the outstanding common stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

Dividends

If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. This dividend right, however, is subject to any preferential dividend rights we have granted to Series B preferred stockholders or may grant to future holders of preferred stock.

Liquidation

If we dissolve, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold our preferred stock.

Other Rights and Restrictions

Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Delaware law provides that, if we make a distribution to our stockholders other than a distribution of our capital stock either when we are insolvent or when we would be rendered insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent, as the case may be.

Listing

Our common stock is listed on the New York Stock Exchange, the Nasdaq Global Select Market and the Chicago Stock Exchange under the symbol “APA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Preferred Stock

General

We have 5,000,000 shares of no par preferred stock authorized, of which 25,000 shares have been designated as Series A Junior Participating Preferred Stock and 100,000 shares have been designated as 5.68 % Series B Cumulative Preferred Stock. The remaining shares of preferred stock are undesignated.

Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock.

Series A

The shares of Series A preferred stock are authorized for issuance pursuant to rights that trade with our outstanding common stock and are reserved for issuance upon the exercise of the rights discussed below under the caption “— Stockholder Rights Plan.”

Series B

As of October 31, 2008, we had issued and outstanding 100,000 shares of Series B preferred stock in the form of one million depositary shares, each representing one-tenth (1/10th) of a share of Series B preferred stock. The Series B preferred stock has no stated maturity, is not subject to a sinking fund and is not convertible into our common stock or any other securities. Since August 25, 2008, we have had the option to redeem the Series B preferred stock at $1,000 per share. Holders of the depositary shares are entitled to receive cumulative cash dividends at an annual rate of $5.68 per depositary share (based on $56.80 for each share of Series B preferred stock) when, as and if declared by Apache’s board of directors.

The Series B preferred stock has a liquidation preference of $1,000 per share, which is equivalent to $100 per depositary share, plus accrued and unpaid dividends.

The Series B preferred stock ranks prior and superior to our common stock and Series A preferred stock as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

If dividends are not paid on the Series B preferred stock, cash payments on our common stock and any of our other capital stock that ranks junior to the Series B preferred stock as to dividends are prohibited and payments on any of our other capital stock that ranks equal to the Series B preferred stock as to dividends are restricted.

Shares of Series B preferred stock generally do not have voting rights. If, however, we fail to pay the equivalent of six quarterly dividends payable on the Series B preferred stock or another class or series of preferred stock that ranks equally with the Series B preferred stock, then we will increase the size of our board of directors by two members. The holders of the Series B preferred stock and any other class or series of preferred stock ranking equally with the Series B preferred stock voting as a single class together with any other class of preferred stock ranking equally will then have the right to vote for the two additional directors. This voting right would continue until we have paid all past dividends on all preferred stock.

Without the vote of at least 80 percent of the outstanding shares of Series B preferred stock, we may not amend any provision in our charter so as to adversely affect the powers, preferences, privileges or rights of the Series B preferred stock.

Without the approval of the holders, voting together as a single class, of 80 percent of all the shares of Series B preferred stock then outstanding and all shares of any other series of our preferred stock ranking equally as to dividends or upon liquidation we will not:

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking prior to the Series B preferred stock as to dividends or upon liquidation; or

•	reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking prior to the Series B preferred stock, provided that no such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking equally with or junior to the Series B preferred stock.

Without the approval of the holders of at least a majority of the shares of Series B preferred stock then outstanding, we will not become a party to any merger, conversion, consolidation or compulsory share exchange unless the terms of that transaction do not provide for a change in the terms of the Series B preferred stock and the Series B preferred stock ranks equally with or prior to any capital stock of the surviving corporation as to dividends or upon liquidation, dissolution or winding up other than prior-ranking Apache stock previously authorized with the consent of holders of the Series B preferred stock.

Undesignated Preferred Stock

This summary of the undesignated preferred stock discusses terms and conditions that may apply to preferred stock offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. We urge you to read our charter and any applicable certificate of designation that may be on file because they, and not this description, define the rights of any holders of preferred stock. We have filed our charter as an exhibit to the registration statement which includes this prospectus. We will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

The prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus may include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends will be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•	whether the shares of preferred stock will be convertible or exchangeable into shares of our common stock or any other security, and, if convertible or exchangeable, the conversion or exchange price or prices, and any adjustment or other terms and conditions upon which the conversion or exchange shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the U.S. federal income tax considerations applicable to the preferred stock.

Subject to our charter and to any limitations imposed by any then-outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as the board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

Stockholder Rights Plan

In 1995, our board of directors adopted a stockholder rights plan to replace the former plan adopted in 1986. The plan, which was initially to have expired in January 1996, was amended to extend the term of the plan to January 2016, to reset the rights trading with each share of our common stock to one right per share, and to eliminate adjustments in the number of rights per share for future capitalization events, such as stock splits. Under our stockholder rights plan, each of our common stockholders received a dividend of one “preferred stock purchase right” for each outstanding shares of common stock that the stockholder owned. We refer to these preferred stock purchase rights as the “rights.” Unless the rights have been previously redeemed, all shares of our common stock are issued with rights. The rights trade automatically with our shares of common stock and become exercisable only under the circumstances described below.

Since the purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover, the rights may have anti-takeover effects. They should not interfere, however, with any merger or other business combination approved by our board of directors.

The following description is a summary of all the material terms of our stockholder rights plan. It does not restate these terms in their entirety. We urge you to read our stockholder rights plan because it, and not this description, defines the terms and provisions of our plan. Our stockholder rights plan is incorporated by reference as an exhibit to the registration statement that includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

Exercise of Rights

Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us 1/10,000th of a share of our Series A preferred stock, at a purchase price of $100, subject to adjustment, per 1/10,000th of a share.

In general, the rights will become exercisable upon the earlier of:

•	ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20 percent or more of the outstanding shares of our common stock; or

•	ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30 percent or more of our common stock.

Flip in Event

If a person or group becomes the beneficial owner of 20 percent or more of our common stock, each right will then entitle its holder to receive, upon exercise, a number of shares of our common stock that is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of this event. We refer to this occurrence as a “flip in event.” A flip in event does not occur if there is an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

Flip Over Event

If, at any time after a person or group becomes the beneficial owner of 20 percent or more of our common stock, we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged or 50 percent or more of our assets or earning power is sold or transferred, then each holder of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company’s common stock on the date of the occurrence of this event. This exercise right will not occur if the merger or other transaction follows an offer for all of our outstanding shares of common stock that our board of directors determines is fair to our stockholders and in our best interests.

Exchange of Rights

At any time after a flip in event but prior to a person or group becoming a beneficial owner of more than 50 percent of the shares of outstanding common stock, our board of directors may exchange the rights by providing to the holder one share of our common stock or 1/10,000th of a share of our Series A preferred stock for each of the holder’s rights.

Redemption of Rights

At any time before a flip in event, we may redeem the rights at a price of $.01 per right. The rights will expire on the close of business on January 31, 2016, subject to earlier expiration or termination as described in our stockholder rights plan.

Unless and until the rights become exercisable, they will be transferred with and only with the shares of our common stock.

Anti-Takeover Effect of Provisions of Apache’s Charter and Bylaws and Delaware Law

Our charter and bylaws include provisions, summarized below, that may have the effect of delaying, deferring or preventing a takeover of Apache. Please refer to our charter and bylaws that are incorporated by reference into the registration statement that includes this prospectus. You may obtain copies at no charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

The provisions of Delaware law described below also may have an anti-takeover effect.

Apache’s Bylaws

Our board of directors is divided into three classes, with directors serving staggered three-year terms.

Apache’s Charter

Article Nine provides that our board of directors is divided into three classes, with directors serving staggered three-year terms.

Article Twelve stipulates that the affirmative vote of 80 percent of our voting shares is required to adopt any agreement for the merger or consolidation with or into any other corporation which is the beneficial owner of more than 5 percent of our voting shares. Article Twelve further provides that such 80 percent approval is necessary to authorize any sale or lease of assets between us and any beneficial holder of 5 percent or more of our voting shares.

Article Fourteen contains a “fair price” provision that requires any tender offer made by a beneficial owner of more than 5 percent of our outstanding voting stock in connection with any:

•	plan of merger, consolidation or reorganization;

•	sale or lease of substantially all of our assets; or

•	issuance of our equity securities to the 5 percent stockholder must provide at least as favorable terms to each holder of common stock other than the stockholder making the tender offer.

Article Fifteen contains an “anti-greenmail” mechanism which prohibits us from acquiring any voting stock from the beneficial owner of more than 5 percent of our outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of voting stock on the same price, terms and conditions, acquisitions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934 and acquisitions at a price not exceeding the market value per share.

Article Sixteen prohibits the stockholders from acting by written consent in lieu of a meeting.

The affirmative vote of 80 percent of the voting shares is required to amend or adopt any provision inconsistent with Articles Nine, Twelve, Fourteen and Sixteen.

Business Combinations with Interested Stockholders Under Delaware Law

Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	the interested stockholder owned at least 85 percent of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

As defined in Section 203, an “interested stockholder” is generally a person owning 15 percent or more of the outstanding voting stock of the corporation. As defined in Section 203, a “business combination” includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of Apache.

DESCRIPTION OF DEPOSITARY SHARES

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions. The forms of the applicable deposit agreement and depositary receipt will be incorporated by reference as an exhibit to the registration statement that includes this prospectus before we issue any depositary shares.

This summary of depositary agreements, depositary shares and depositary receipts relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to all the rights, preferences and privileges of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any, and all the limitations of the preferred stock. We will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement.

In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share of preferred stock held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive engraved depositary receipts, if any, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for such definitive depositary receipts.

Dividends and Other Distributions

The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold, subject to any obligations of the record holders to file proofs, certificates and other information and to pay any taxes or other governmental charges. In the case of any non-cash distribution, we may determine that the distribution cannot be made proportionately or the depositary may determine that it may not be feasible to make the distribution. If so, the depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Redemption of Depositary Shares

If the shares of preferred stock that underlie the depositary shares are redeemable and we redeem the preferred stock, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders must surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice about any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the preferred stock represented by the depositary shares in accordance with these instructions. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

If a holder of depositary receipts surrenders those depositary receipts at the corporate office (as defined in the deposit agreement) of the depositary, or any other office as the depositary may designate, and pays any taxes, charges or fees, that holder is entitled to delivery at the corporate office of certificates evidencing the number of shares of preferred stock, but only in whole shares, and any money and other property represented by those depositary receipts. If the depositary receipts we deliver evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to us at the same time a new depositary receipt evidencing that excess number of depositary shares. We do not expect that there will be any public trading market for the shares of preferred stock except those represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. If, however, an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. Subject to any conditions in the deposit agreement or applicable law, no amendment, however, can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

Unless otherwise specified in the applicable prospectus supplement, the deposit agreement may be terminated by us or by the depositary if there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of Apache and that distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. Holders of depositary shares, however, will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may submit notice of resignation at any time or we may remove the depositary at any time. However, no resignation or removal will take effect until we appoint a successor depositary, which must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

If we are required to furnish any information to the holders of the preferred stock underlying any depositary shares, the depositary, as the holder of the underlying preferred stock, will forward to the holders of depositary shares any report or information it receives from us.

Neither the depositary nor we will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Each of Apache and the depositary will be obligated to use its best judgment and to act in good faith in performing its duties under the deposit agreement. Each of Apache and the depositary will be liable only for gross negligence and willful misconduct in performing its duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. We and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party’s risk to a satisfactory and customary level. We and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

The applicable prospectus supplement will identify the depositary’s corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

We, each depositary and any agent of Apache or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary. See “Book-Entry Securities” below.

DESCRIPTION OF APACHE CORPORATION DEBT SECURITIES

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that we may offer under this prospectus and the related trust indentures. We will issue the senior debt securities under a senior indenture, dated as of February 15, 1996, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor-in-interest to JP Morgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank), as trustee, as supplemented by the First Supplemental Indenture, dated November 5, 1996, between us and the trustee. We will issue the subordinated debt securities under a subordinated indenture to be executed in the future by us and The Bank of New York Mellon Trust Company, N.A., as trustee. The senior indenture and the subordinated indenture are together referred to in this section as the “indentures.” The senior debt securities and the subordinated debt securities are together referred to in this section as the “debt securities.” The Bank of New York Mellon Trust Company, N.A., or any successor, in its capacity as trustee under either or both of the indentures, is referred to as the “trustee” for purposes of this section. The indentures contain and the debt securities, when issued, will contain additional important terms and provisions. The indentures are, and prior to their issuance the debt securities will be, filed as exhibits to the registration statement that includes this prospectus.

This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. The applicable prospectus supplement will set forth the particular terms of any series of debt securities that we may offer. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

Neither indenture limits the amount of debt securities we may issue under it, and each provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. We also may issue debt securities pursuant to the indentures in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

Other than as described below under “The Senior Indenture Limits Our Ability to Incur Liens,” “The Senior Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions” and “We Are Obligated to Purchase Debt Securities upon a Change in Control,” and as may be described in the applicable prospectus supplement, the indentures do not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Nothing in the indentures or the debt securities will in any way limit the amount of indebtedness or securities that we or our subsidiaries, as defined in the indentures, may incur or issue.

General

The prospectus supplement relating to the particular series of debt securities being offered will specify whether they are senior or subordinated debt securities and the amounts, prices and terms of those debt securities. These terms may include:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date on which the principal of the debt securities will be payable;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, in which principal and any premium and interest is payable and any special U.S. federal income tax or other considerations;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

•	the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

•	a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	sinking fund terms;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indentures, on the debt securities to any holder who is a “United States alien,” as defined in the indentures, in respect of any tax, assessment or governmental charge; the term “interest,” as used in this prospectus, includes any additional amounts;

•	any modifications or additions to, or deletions of, any of the events of default or covenants of Apache with respect to the debt securities that are described in this section;

•	if either or both of the sections of the applicable indenture relating to defeasance and covenant defeasance are not applicable to the debt securities, or if any covenants in addition to or other than those specified in the applicable indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indentures relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time and, unless we specify otherwise in the applicable prospectus supplement, a series of debt securities may be reopened for additional issuances of debt securities of that series or to establish additional terms of that series. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

The terms, if any, on which the debt securities of any series are convertible into or exchangeable for shares of common stock, shares of preferred stock or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set out in the accompanying prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the accompanying prospectus supplement.

Ranking

Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, our obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

Our obligation to pay the principal of, and any premium and interest on, any subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all of our senior indebtedness to the extent provided in the subordinated indenture and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Upon any payment or distribution of our assets or securities to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of Apache, the holders of senior indebtedness will first be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

“Indebtedness,” for purposes of the subordinated indenture, means:

•	indebtedness for borrowed money or for the unpaid purchase price of real or personal property of, or guaranteed by, Apache, other than accounts payable arising in the ordinary course of business payable on terms customary in the trade;

•	indebtedness secured by any mortgage, lien, pledge, security interest or encumbrances of any kind or payable out of the proceeds of production from property;

•	indebtedness which is evidenced by mortgages, notes, bonds, securities, acceptances or other instruments;

•	indebtedness which must be capitalized as liabilities under generally accepted accounting principles;

•	liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates;

•	liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in oil and gas prices;

•	guarantees and endorsements of obligations of others, directly or indirectly, and all other repurchase agreements and indebtedness in effect guaranteed through an agreement, contingent or otherwise, to purchase that indebtedness, or to purchase or sell property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or to supply funds to or in any manner invest in the debtor, or otherwise to assure a creditor against loss (but excluding guarantees and endorsements of notes, bills and checks made in the ordinary course of business); and

•	indebtedness relative to the amount of all letters of credit; provided, however, that such term shall not include any amounts included as deferred credits on our financial statements and computed in accordance with generally accepted accounting principles.

“Senior indebtedness,” for purposes of the subordinated indenture, means all indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, except our obligations under the subordinated debt securities, indebtedness ranking equally with the subordinated debt securities or indebtedness ranking junior to the subordinated debt securities.

“Indebtedness ranking equally with the subordinated debt securities,” for purposes of the subordinated indenture, means indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking equally with the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking equally with the subordinated debt securities.

“Indebtedness ranking junior to the subordinated debt securities,” for purposes of the subordinated indenture, means any indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness by its terms ranks junior to and not equally with or prior to

•	the subordinated debt securities, and

•	any other indebtedness ranking equally with the subordinated debt securities, in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking junior to the subordinated debt securities.

Dividends and other distributions to us from our various subsidiaries may be subject to statutory, contractual and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of our creditors to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and the special considerations that apply to any series in the applicable prospectus supplement.

Exchange, Registration and Transfer

Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for each indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States or by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. At our option, however, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•	as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

If, however, the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

To the extent not described below and under the heading “Book-Entry Securities,” we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

The Senior Indenture Limits Our Ability to Incur Liens

Unless we specify otherwise in the applicable prospectus supplement, the senior indenture provides that neither we nor any of our subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed that are secured by a mortgage, lien, pledge, security interest or other encumbrance — defined in the senior indenture as “liens” — upon any of our property unless we provide that any and all senior debt securities then outstanding shall be secured by a lien equally and ratably with any and all other obligations by the lien. The restrictions on liens will not, however, apply to:

•	liens existing on the date of the senior indenture or provided for under the terms of agreements existing on the date thereof;

•	liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any of our or our subsidiaries’ properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or improvements used in connection with such property, or securing indebtedness incurred to provide funds therefor;

•	liens securing only indebtedness owed by one of our subsidiaries to us and/or to one or more of our other subsidiaries;

•	liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

•	liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed by a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

•	any extension, renewal or replacement or successive extensions, renewals or replacements of any lien referred to in the foregoing clauses that existed on the date of the senior indenture;

•	other “ordinary course liens,” as defined in the senior indenture, incurred in the ordinary course of our business; or

•	liens which secure “limited recourse indebtedness,” as defined in the senior indenture.

Notwithstanding the limitations on liens described above, we and any one or more of our subsidiaries may issue, assume or guarantee the following indebtedness secured by liens on assets without regard to the limitations described above: indebtedness in any aggregate principal amount that, together with the aggregate outstanding principal amount of all our other indebtedness and indebtedness of any of our subsidiaries so secured (excluding indebtedness secured by the permitted liens described above), and the aggregate amount of sale/leaseback transaction obligations that would otherwise be subject to the limitations on sale/leaseback transactions described below, does not at the time such indebtedness is incurred exceed 10 percent of our consolidated net worth as shown on our most recent audited consolidated balance sheet.

In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

•	the sale, granting of liens with respect to or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will receive as a result of the transfer a specified amount of money or of such crude oil, natural gas or other petroleum hydrocarbons;

•	the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

•	the granting of liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the U.S. government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

The Senior Indenture Limits Our Ability to Engage in Sale/Leaseback Transactions

Unless we specify otherwise in the applicable prospectus supplement, the senior indenture provides that neither we nor any of our subsidiaries will enter into any arrangement with any person, other than us or one of our subsidiaries, to lease any property to ourselves or a subsidiary of ours for more than three years. For the restriction to apply, we or one of our subsidiaries must sell or plan to sell the property to the person leasing it to us or our subsidiary or to another person to which funds have been or are to be advanced on the security of the leased property. The limitation does not apply where:

•	either we or our subsidiary would be entitled to create debt secured by a lien on the property to be leased in a principal amount equal to or exceeding the value of that sale/leaseback transaction;

•	since the date of the senior indenture and within a period commencing six months prior to the consummation of that arrangement and ending six months after the consummation of the arrangement, we have or our subsidiary has expended for any property an amount up to the net proceeds of that arrangement, including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs to the property, and we designate such amount as a credit against that arrangement, with any of that amount not being so designated to be applied as set forth in the next item below; or

•	during or immediately after the expiration of the 12 months after the effective date of that transaction, we apply to the voluntary redemption, defeasance or retirement of the senior debt securities and other senior indebtedness, as defined in the senior indenture, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in that transaction and the fair value of such property at the time of entering into such transaction, in either case adjusted to reflect the remaining term of the lease and any amount we utilize as set forth in the prior item; the amount will be reduced by the principal amount of other senior indebtedness we voluntarily retire within that 12-month period.

Each Indenture Includes Events of Default

Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an “event of default” under each indenture with respect to the debt securities of any series issued under that indenture:

•	if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

•	if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

•	if we fail to perform or we breach any of our other covenants or warranties in the applicable indenture or in the debt securities of that series — other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series — and that breach of failure continues for 60 days after written notice as provided in the applicable indenture;

•	specified events of voluntary or involuntary bankruptcy, insolvency or reorganization involving us or any of our subsidiaries; or

•	any other event of default provided with respect to the debt securities of that series.

Unless otherwise specified in the applicable prospectus supplement, either of the following two events will also constitute an “event of default” under the senior indenture with respect to any senior debt securities:

•	if any of our or any of our subsidiaries’ indebtedness, as defined in the senior indenture, in excess of an aggregate of $25,000,000 in principal amount is accelerated under any event of default as defined in any mortgage, indenture or instrument and the acceleration has not been rescinded or annulled within 30 days after written notice as provided in the senior indenture has been given specifying such event of default and requiring us to cause that acceleration to be rescinded or annulled; or

•	if we or any of our subsidiaries fail to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against us in excess of an aggregate of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money due has been obtained by the trustee, and subject to applicable law and other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under some circumstances, rescind and annul such acceleration. If an event of default occurs pertaining to events of bankruptcy, insolvency or reorganization, the principal amount and accrued interest — or a lesser amount as provided for in the debt securities of that series — shall be immediately due and payable without any declaration or other act by the trustee or any holder.

Within 90 days after the occurrence of any default under an indenture with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the default to the holders of the debt securities of that series unless the default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and other provisions of each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We Are Obligated to Purchase Debt Securities Upon a Change in Control

If a change in control, as defined in each indenture, occurs, we must mail within 15 days a written notice regarding the change in control to the trustee and to every holder of the debt securities of each series issued under that indenture. The notice must also be published at least once in an authorized newspaper, as defined in each indenture, and must state:

•	the events causing the change in control and the date of the change in control;

•	the date by which notice of the change in control is required by the applicable indenture to be given;

•	the date, 35 business days after the occurrence of the change in control, by which we must purchase debt securities we are obligated to purchase pursuant to the selling holder’s exercise of rights on change in control;

•	the price we must pay for the debt securities we are obligated to purchase;

•	the name and address of the trustee;

•	the procedure for surrendering debt securities to the trustee or other designated office or agency for payment;

•	a statement of our obligation to make prompt payment on proper surrender of the debt securities;

•	the procedure for holders’ exercise of rights of sale of the debt securities; and

•	the procedures by which a holder may withdraw such a notice after it is given.

After we give this notice we will be obligated, at the election of each holder, to purchase the applicable debt securities. Under each indenture, a change in control is deemed to have occurred when:

•	any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934 disclosing beneficial ownership of either 50 percent or more of our common stock then outstanding or 50 percent or more of the voting power of our voting stock then outstanding;

•	the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in each indenture; or

•	the completion of a consolidation or merger of Apache with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and in which those exchanging our common stock do not, as a result of the transaction, receive either 75 percent or more of the survivor’s common stock or 75 percent or more of the voting power of the survivor’s voting stock.

We will not purchase any debt securities if there has occurred and is continuing an event of default under either indenture, other than default in payment of the purchase price payable for the debt securities upon change in control. In connection with any purchase of debt securities after a change in control, we will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, under the Securities Exchange Act of 1934, and any related Schedule 13E-4 required to be submitted under that rule.

Discharge, Defeasance and Covenant Defeasance

We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

Unless we specify otherwise in the applicable prospectus supplement, we may elect

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “legal defeasance;” or

•	with respect to any senior debt securities, to be released from our obligations under the covenants described above in “The Senior Indenture Limits Our Ability to Incur Liens,” “The Senior Indenture Limits Our Ability to Engage in Sale/ Leaseback Transactions” or, with respect to any debt securities, any other covenant obligation as may be provided for under Section 301 of the applicable indenture and specified in the applicable prospectus supplement, which we refer to as “covenant defeasance.”

In the case of discharge of our obligations or legal defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

To elect either legal defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

•	the applicable defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of the trust and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of the establishment of the trust; and

•	we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

Each of the indentures deems a foreign currency to be any currency, currency unit or composite currency issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

Each of the indentures defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States or the government or the governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

•	in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

Each indenture defines a “conversion event” as the cessation of use of:

•	a foreign currency other than the euro both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	the euro both by governments within the Euro Zone and for the settlement of transactions by central banks or other public institutions of or within the Euro Zone or of or within the international banking community.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. We would remain liable, however, for payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Under each indenture, we are required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or event that after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

We and the trustee may, without the consent of holders, modify provisions of each indenture for specified purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. We and the trustee may modify other provisions of each indenture with the consent of the holders of not less than two-thirds, in the case of the senior indenture, or a majority, in the case of the subordinate indenture, in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification, except that the provisions of the indentures, however, may not be modified without the consent of the holder of each debt security affected thereby if the modification would:

•	change the stated maturity or any installment of the principal of, or any premium or interest on, or any installment of principal, or any additional amounts with respect to, any debt security issued under that indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under that indenture;

•	change the coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under that indenture in order to take specified actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by that indenture; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of the holders of all debt securities of that series, waive our compliance with specified restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under one of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety, or substantially as an entirety to, any person that is a corporation or limited liability company organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•	any successor person assumes our obligations on the debt securities;

•	no event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction; and

•	other conditions are met.

DESCRIPTION OF COMMON STOCK PURCHASE CONTRACTS AND UNITS

We may issue stock purchase contracts, representing contracts entitling or obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the contracts are issued or may be determined by reference to a specific formula set forth in the contracts. The common stock purchase contracts may be issued separately or as a part of units, which are referred to in this prospectus as “common stock purchase units,” consisting of a common stock purchase contract and, as security for the holder’s obligations to purchase the common stock under the contracts, the following:

•	our senior debt securities or subordinated debt securities;

•	our preferred stock;

•	debt obligations of third parties, including U.S. Treasury securities;

•	senior or subordinated debt securities of Apache Australia, Apache Canada and/or Apache Canada II;

•	any other security described in the applicable prospectus supplement; or

•	any combination of the foregoing.

The common stock purchase contracts may require us to make periodic payments to the holders of the common stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The common stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in some circumstances we may deliver newly issued prepaid common stock purchase contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing such holder’s obligations under the original contract.

The applicable prospectus supplement will describe the terms of any common stock purchase contracts or units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such contracts or units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

DESCRIPTION OF APACHE FINANCE, APACHE AUSTRALIA, APACHE CANADA
AND APACHE CANADA II DEBT SECURITIES AND APACHE GUARANTEE

The following description, together with any applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that Apache Finance, Apache Australia, Apache Canada and/or Apache Canada II, each of which we refer to in this section as the “applicable issuer,” and the guarantee we may offer under this prospectus and the related trust indentures.

The applicable issuer, unless the applicable issuer is Apache Finance, will issue senior debt securities, and we will issue our guarantee, under a senior indenture to be executed in the future by us, as guarantor, the applicable issuer and The Bank of New York Mellon Trust Company, N.A., as trustee. Apache Finance will issue senior debt securities, and we will issue our guarantee, under a senior indenture, dated as of December 7, 1997, between Apache Finance, us, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor-in-interest to JP Morgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank), as trustee. The senior indentures are collectively referred to in this section as the “senior indentures.” The senior debt securities of Apache Finance, Apache Australia, Apache Canada and Apache Canada II are collectively referred to in this section as the “senior debt securities.”

The applicable issuer will issue the subordinated debt securities, and we will issue our guarantee, under a subordinated indenture to be executed in the future by us, as guarantor, the applicable issuer and The Bank of New York Mellon Trust Company, N.A., as trustee. The subordinated indentures are collectively referred to in this section as the “subordinated indentures.” The subordinated debt securities of Apache Finance, Apache Australia, Apache Canada and Apache Canada II are collectively referred to in this section as the “subordinated debt securities.”

The senior indentures and the subordinated indentures are together referred to in this section as the “indentures,” and the senior debt securities and the subordinated debt securities are together referred to in this section as the “debt securities.” The indentures contain and the debt securities, when issued, will contain additional important terms and provisions. The Bank of New York Mellon Trust Company, N.A., or any successor, in its capacity as trustee under any or all of the indentures, is referred to as the “trustee” for purposes of this section. A form of each indenture is, and prior to their issuance, the debt securities will be, filed as an exhibit to the registration statement that includes this prospectus.

This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

None of the indentures limits the amount of debt securities the applicable issuer may issue under it, and each provides that additional debt securities of any series may be issued up to the aggregate principal amount that we and the applicable issuer authorize from time to time. Debt securities may also be issued pursuant to the indentures in transactions exempt from the registration requirements of the Securities Act. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 or integral multiples of $1,000.

Other than as described below under “The Senior Indentures Limit Our and the Applicable Issuer’s Ability to Incur Liens,” “The Senior Indentures Limit Our and the Applicable Issuer’s Ability to Engage in Sale/Leaseback Transactions” and “The Applicable Issuer is Obligated to Purchase Debt Securities upon a Change in Control,” and as may be described in the applicable prospectus supplement, the indentures do not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Nothing in the indentures or the debt securities will in any way limit the amount of indebtedness or securities that we, the applicable issuer or our other subsidiaries, as defined in the indentures, may incur or issue.

General

The prospectus supplement relating to the particular series of debt securities being offered will specify the applicable issuer and whether they are senior or subordinated debt securities and the amounts, prices and terms of those debt securities. These terms may include:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date on which the principal of the debt securities will be payable;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at the applicable issuer’s election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

•	the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

•	a description of any provisions providing for redemption, exchange or conversion of the debt securities at the applicable issuer’s option, a holder’s option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	sinking fund terms;

•	if the provisions providing that the applicable issuer will pay “additional amounts,” as defined in the indentures, on the debt securities to any holder who is a “United States alien,” as defined in the indentures, in respect of any tax, assessment or governmental charge and that the applicable issuer will have the option to redeem the debt securities rather than pay any additional amounts are not applicable to the debt securities, or any deletions from, or modifications or additions to, those provisions. The term “interest,” as used in this prospectus, includes any additional amounts;

•	any modifications or additions to, or deletions of, any of the events of default or covenants of Apache or the applicable issuer with respect to the debt securities that are described in this section;

•	if either or both of the sections of the applicable indenture relating to defeasance and covenant defeasance are not applicable to the debt securities, or if any covenants in addition to or other than those specified in the applicable indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indentures relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities; and

•	any other specific terms of the debt securities.

The applicable issuer is not obligated to issue all debt securities of any one series at the same time and, unless the applicable issuer specifies otherwise in the applicable prospectus supplement, a series of debt securities may be reopened for additional issuances of debt securities of that series or to establish additional terms of that series. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units in the applicable prospectus supplement.

Guarantees

We will irrevocably and unconditionally guarantee to each holder of a debt security issued by the applicable issuer and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the applicable indenture. We will

•	agree that, if an event of default occurs under the debt securities, our obligations under the guarantees will be as if we had issued the debt securities, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the indenture or any supplement thereto; and

•	waive our right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against the applicable issuer before exercising their rights under the guarantees.

Conversion and Exchange

The terms, if any, on which the debt securities of any series are convertible into or exchangeable for shares of common stock, shares of preferred stock or other securities, whether or not issued by us or the applicable issuer, property or cash, or a combination of any of the foregoing, will be set out in the accompanying prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option or the option of the applicable issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the accompanying prospectus supplement.

Ranking

Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the applicable issuer’s obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of the applicable issuer’s other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

The applicable issuer’s obligation to pay the principal of, and any premium and interest on any subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all of that issuer’s senior indebtedness to the extent provided in the subordinated indenture and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Upon any payment or distribution of the applicable issuer’s assets or securities to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of the applicable issuer, the holders of senior indebtedness of the applicable issuer will first be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to senior indebtedness or an event of default with respect to any senior indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

“Indebtedness” of the applicable issuer, for purposes of each subordinated indenture, means:

•	indebtedness for borrowed money or for the unpaid purchase price of real or personal property of, or guaranteed by, the applicable issuer, other than accounts payable arising in the ordinary course of business payable on terms customary in the trade;

•	indebtedness secured by any mortgage, lien, pledge, security interest or encumbrances of any kind or payable out of the proceeds of production from property;

•	indebtedness which is evidenced by mortgages, notes, bonds, securities, acceptances or other instruments;

•	indebtedness which must be capitalized as liabilities under generally accepted accounting principles;

•	liabilities under interest rate swap, exchange, collar or cap agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates;

•	liabilities under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in oil and gas prices;

•	guarantees and endorsements of obligations of others, directly or indirectly, and all other repurchase agreements and indebtedness in effect guaranteed through an agreement, contingent or otherwise, to purchase that indebtedness, or to purchase or sell property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or to supply funds to or in any manner invest in the debtor, or otherwise to assure a creditor against loss (but excluding guarantees and endorsements of notes, bills and checks made in the ordinary course of business); and

•	indebtedness relative to the amount of all letters of credit;

provided, however, that such term shall not include any amounts included as deferred credits on the financial statements of Apache and computed in accordance with generally accepted accounting principles.

“Senior indebtedness” of the applicable issuer, for purposes of each subordinated indenture, means all indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, except the applicable issuer’s obligation under the subordinated debt securities, indebtedness ranking equally with the subordinated debt securities or indebtedness ranking junior to the subordinated debt securities.

“Indebtedness ranking equally with the subordinated debt securities” of the applicable issuer, for purposes of each subordinated indenture, means indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the applicable issuer. The securing of any indebtedness otherwise constituting indebtedness ranking equally with the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking equally with the subordinated debt securities.

“Indebtedness ranking junior to the subordinated debt securities” of the applicable issuer, for purposes of each subordinated indenture, means any indebtedness, whether outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness by its terms ranks junior to and not equally with or prior to

•	the subordinated debt securities, and

•	any other indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the applicable issuer. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking junior to the subordinated debt securities.

Guarantees

Unless we provide otherwise in the applicable prospectus supplement,

•	our guarantee of the senior debt securities of any particular series of the applicable issuer will be our unsecured obligation and will rank equally with all of our other unsecured and unsubordinated indebtedness (including our senior debt securities); and

•	our guarantee of the subordinated debt securities of any particular series of the applicable issuer will be our unsecured obligation, subordinated in right of payment to the prior payment in full of all of the Apache senior indebtedness (which term includes our senior debt securities and our guarantee of the senior debt securities of the applicable issuer) with respect to such series as described below and in the applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Dividends and other distributions to us from our various subsidiaries may be subject to statutory, contractual and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of our creditors to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

The claims of holders under the guarantees will be effectively subordinated to the claims of creditors of our subsidiaries other than, in the case of the debt securities, the applicable issuer. The indentures do not restrict the amount of indebtedness that we, the applicable issuers or our other subsidiaries may incur.

Our guarantee of the subordinated debt securities of each series will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of the Apache senior indebtedness with respect to such series. Upon any payment or distribution of our assets or securities to creditors upon any dissolution, winding-up, liquidation or reorganization, or any bankruptcy, insolvency, receivership or similar proceeding in connection with any insolvency or bankruptcy proceedings of Apache, all amounts due upon all Apache senior indebtedness with respect to the subordinated debt securities of any series of the applicable issuer will first be paid in full, or payment thereof provided for in money in accordance with its terms, before the holders of the subordinated debt securities of such series are entitled to receive or retain any payment from us on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of such series, and to that end the holders of such Apache senior indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution by us of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by us by reason of the payment of any of our other indebtedness being subordinated to the payment of the subordinated debt securities of such series, which may be payable or deliverable by us in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or similar proceeding.

Because of such subordination, in the event of our liquidation or insolvency, holders of Apache senior indebtedness with respect to the subordinated debt securities of any series of the applicable issuer and holders of other obligations of ours that are not subordinated to such senior indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series of the applicable issuer.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities of the applicable issuer may be made by Apache if there has occurred and is continuing a default in any payment with respect to Apache senior indebtedness or an event of default with respect to any Apache senior indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

“Apache indebtedness,” for purposes of the subordinated indenture of the applicable issuer, has the same meaning as “indebtedness” for purposes of the Apache subordinated indenture, as described above under “Description of Apache Corporation Debt Securities — Ranking — Subordinated Debt Securities.”

“Apache senior indebtedness” means, with respect to the subordinated debt securities of any particular series of the applicable issuer, all Apache indebtedness, whether outstanding on the date of execution of the applicable subordinated indenture or thereafter created, assumed or incurred, except Apache’s obligations under the guarantee in respect of the subordinated debt securities, Apache indebtedness ranking equally with the Apache guarantee of the subordinated debt securities or Apache indebtedness ranking junior to the Apache guarantee of the subordinated debt securities.

“Apache indebtedness ranking equally with the Apache guarantee of the subordinated debt securities” means, with respect to the subordinated debt securities of any particular series of the applicable issuer, Apache indebtedness, whether outstanding on the date of execution of the applicable subordinated indenture or thereafter created, assumed or incurred, to the extent the Apache indebtedness specifically by its terms ranks equally with and not prior to the Apache guarantee of the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking equally with the Apache guarantee of the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking equally with the Apache guarantee of the subordinated debt securities.

“Apache indebtedness ranking junior to the Apache guarantee of the subordinated debt securities” means, with respect to the subordinated debt securities of any particular series of the applicable issuer, any Apache indebtedness, whether outstanding on the date of execution of the applicable subordinated indenture or thereafter created, assumed or incurred, to the extent the indebtedness by its terms ranks junior to and not equally with or prior to

•	the Apache guarantee of the subordinated debt securities, and

•	any other indebtedness ranking equally with the Apache guarantee of the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Apache. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the Apache guarantee of the subordinated debt securities will not prevent the indebtedness from constituting indebtedness ranking junior to the Apache guarantee of the subordinated debt securities.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we and the applicable issuer specify otherwise in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

The applicable issuer may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and the special considerations that apply to any series in the applicable prospectus supplement.

Exchange, Registration and Transfer

Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by the applicable issuer for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. The applicable issuer has appointed the trustee as security registrar for each indenture. If a prospectus supplement refers to any transfer agents initially designated by the applicable issuer with respect to any series of debt securities in addition to the security registrar, the applicable issuer may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, the applicable issuer will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, the applicable issuer will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. The applicable issuer may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, the applicable issuer will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless the applicable issuer specifies otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we or the applicable issuer may designate at various times. The applicable issuer will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our or the applicable issuer’s offices or agencies in the United States or by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our and the applicable issuer’s paying agent in the Borough of Manhattan, The City of New York.

Unless we or the applicable issuer specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. At the applicable issuer’s option, however, it may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we and the applicable issuer specify otherwise in the applicable prospectus supplement, the applicable issuer will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

Unless we and the applicable issuer specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as the applicable issuer’s sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•	as the applicable issuer’s paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

The applicable issuer will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. The applicable issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. If, however, debt securities of a series are issuable solely as registered securities, the applicable issuer will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, the applicable issuer will be required to maintain:

•	a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

If, however, the debt securities of that series are listed on the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, the applicable issuer will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

All monies the applicable issuer pays to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to the applicable issuer or the guarantor, as the case may be. After that time, the holder of the debt security or coupon will look only to the applicable issuer or the guarantor, as the case may be, for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that the applicable issuer will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

To the extent not described below and under the heading “Book-Entry Securities,” the applicable issuer will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. The applicable issuer anticipates that the following provisions will generally apply to depository arrangements.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

The laws of some states require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither the applicable issuer, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

The Senior Indentures Limit Our and the Applicable Issuer’s Ability to Incur Liens

Unless the applicable issuer specifies otherwise in the applicable prospectus supplement, the senior indentures provide that none of us, the applicable issuer or any of our other subsidiaries may issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed that are secured by a mortgage, lien, pledge, security interest or other encumbrance — defined in each senior indenture as “liens” — upon any of its property unless we provide that any and all senior debt securities then outstanding shall be secured by a lien equally and ratably with any and all other obligations secured by the lien. The restrictions on liens will not, however, apply to:

•	liens existing on the date of the indenture or provided for under the terms of agreements existing on the date thereof;

•	liens securing all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any of our or our subsidiaries’ properties, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or improvement used in connection with such property, or securing indebtedness incurred to provide funds therefor;

•	liens securing only indebtedness owed by one of our subsidiaries to us, the applicable issuer and/or to one or more of our other subsidiaries;

•	liens on the property of any corporation or other entity existing at the time it becomes our subsidiary;

•	liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed by a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

•	any extension, renewal or replacement or successive extensions, renewals or replacements of any lien referred to in the foregoing clauses that existed on the date of the indenture;

•	other “ordinary course liens,” as defined in the indenture, incurred in the ordinary course of our business; or

•	liens that secure “limited recourse indebtedness,” as defined in the indenture.

Notwithstanding the limitations on liens described above, we and any one or more or our subsidiaries may issue, assume or guarantee the following indebtedness secured by liens on assets without regard to the limitations described above: indebtedness in any aggregate principal amount that, together with the aggregate outstanding principal amount of all our other indebtedness and indebtedness of any of our subsidiaries so secured (excluding indebtedness secured by the permitted liens described above), and the aggregate amount of sale/leaseback transaction obligations that would otherwise be subject to the limitations on sale/leaseback transactions described below, does not at the time such indebtedness is incurred exceed 10 percent of our consolidated net worth as shown on our most recent audited consolidated balance sheet.

In addition, the following types of transactions, among others, shall not be deemed to create indebtedness secured by liens:

•	the sale, granting of liens with respect to or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will receive as a result of the transfer a specified amount of money or of such crude oil, natural gas or other petroleum hydrocarbons;

•	the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; and

•	the granting of liens required by any contract or statute in order to permit us or one of our subsidiaries to perform any contract or subcontract made with or at the request of the U.S. government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to us or one of our subsidiaries by any of these entities pursuant to the provisions of any contract or statute.

The Senior Indentures Limit Our and the Applicable Issuer’s Ability to Engage in Sale/Leaseback Transactions

Unless we specify otherwise in the applicable prospectus supplement, the senior indentures provide that neither we, the applicable issuer nor any of our other subsidiaries will enter into any arrangement with any person, other than us or one of our subsidiaries, to lease any property to ourselves or a subsidiary of ours for more than three years. For the restriction to apply, we or one of our subsidiaries must sell or plan to sell the property to the person leasing it to us or our subsidiary or to another person to which funds have been or are to be advanced on the security of the leased property. The limitation does not apply where:

•	either we, the applicable issuer or our other subsidiaries would be entitled to create debt secured by a lien on the property to be leased in a principal amount equal to or exceeding the value of that sale/leaseback transaction;

•	since the date of the applicable indenture and within a period commencing six months prior to the consummation of that arrangement and ending six months after the consummation of the arrangement, we, the applicable issuer or our other subsidiaries have expended for any property an amount up to the net proceeds of that arrangement, including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs to the property, and we or the applicable issuer designate such amount as a credit against that arrangement, with any of that amount not being so designated to be applied as set forth in the next item below; or

•	during or immediately after the expiration of the 12 months after the effective date of that transaction, we or the applicable issuer, as the case may be, applies to the voluntary redemption, defeasance or retirement of the senior debt securities and our or its other senior indebtedness, as defined in the applicable senior indenture, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in that transaction and the fair value of such property at the time of entering into such transaction, in either case adjusted to reflect the remaining term of the lease and any amount we or the applicable issuer utilizes as set forth in the prior item; the amount will be reduced by the principal amount of other senior indebtedness we or the applicable issuer, as the case may be, voluntarily retires within that 12-month period.

Each Indenture Includes Events of Default

Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an “event of default” under each indenture with respect to the debt securities of any series issued under that indenture:

•	if we or the applicable issuer fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

•	if we or the applicable issuer fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

•	if we or the applicable issuer fail to perform or we breach any of our other covenants or warranties in the applicable indenture or in the debt securities of that series — other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series — and that breach of failure continues for 60 days after written notice as provided in the applicable indenture;

•	specified events of voluntary or involuntary bankruptcy, insolvency or reorganization involving us or any of our subsidiaries; or

•	any other event of default provided with respect to the debt securities of that series.

Unless otherwise specified in the applicable prospectus supplement, either of the following two events will also constitute an event of default under the applicable senior indenture with respect to any senior debt securities of the applicable issuer:

•	if any of our, the applicable issuer’s or any of our other subsidiaries’ indebtedness, as defined in the indenture, in excess of an aggregate of $25,000,000 in principal amount is accelerated under any event of default as defined in any mortgage, indenture or instrument and the acceleration has not been rescinded or annulled within 30 days after written notice as provided in the applicable indenture has been given specifying such event of default and requiring us and the applicable issuer to cause that acceleration to be rescinded or annulled; or

•	if we, the applicable issuer or any of our other subsidiaries fail to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against us in excess of an aggregate of $25,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

If an event of default with respect to the debt securities of any series, other than an event of default described in the item above pertaining to events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money due has been obtained by the trustee, and subject to applicable law and other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under some circumstances, rescind and annul such acceleration. If an event of default occurs pertaining to events of bankruptcy, insolvency or reorganization, the principal amount and accrued interest — or a lesser amount as provided for in the debt securities of that series — shall be immediately due and payable without any declaration or other act by the trustee or any holder.

Within 90 days after the occurrence of any default under an indenture with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the default to the holders of the debt securities of that series unless the default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and other provisions of each indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

The Applicable Issuer is Obligated to Purchase Debt Securities Upon a Change in Control

If a change in control, as defined in each indenture, occurs, the applicable issuer must mail within 15 days a written notice regarding the change in control to the trustee and to every holder of the debt securities of each series issued under that indenture. The notice must also be published at least once in an authorized newspaper, as defined in each indenture, and must state:

•	the events causing the change in control and the date of the change the control;

•	the date by which notice of the change in control is required by the applicable indenture to be given;

•	the date, 35 business days after the occurrence of the change in control, by which the applicable issuer must purchase debt securities we are obligated to purchase pursuant to the selling holder’s exercise of rights on change in control;

•	the price the applicable issuer must pay for the debt securities we are obligated to purchase;

•	the name and address of the trustee;

•	the procedure for surrendering debt securities to the trustee or other designated office or agency for payment;

•	a statement of the applicable issuer’s obligation to make prompt payment on proper surrender of the debt securities;

•	the procedure for holders’ exercise of rights of sale of the debt securities; and

•	the procedures by which a holder may withdraw such a notice after it is given.

After giving this notice the applicable issuer will be obligated, at the election of each holder, to purchase the applicable debt securities. Under each indenture, a change in control is deemed to have occurred when:

•	any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either 50 percent or more of our common stock then outstanding or 50 percent or more of the voting power of our voting stock then outstanding;

•	the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in each indenture; or

•	the completion of a consolidation or merger of Apache with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and in which those exchanging our common stock do not, as a result of the transaction, receive either 75 percent or more of the survivor’s common stock or 75 percent or more of the voting power of the survivor’s voting stock.

The applicable issuer will not purchase any debt securities if there has occurred and is continuing an event of default under either indenture, other than default in payment of the purchase price payable for the debt securities upon change in control. In connection with any purchase of debt securities after a change in control, we will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, under the Exchange Act, and any related Schedule 13E-4 required to be submitted under that rule.

Discharge, Defeasance and Covenant Defeasance

We or the applicable issuer may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we or the applicable issuer must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable sufficient to pay the entire amount of principal of, and any premium or interest and any additional amounts on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

Unless we or the applicable issuer specify otherwise in the applicable prospectus supplement, we or the applicable issuer may elect

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “legal defeasance;” or

•	with respect to any senior debt securities, to be released from our obligations under the covenants described above in “The Senior Indentures Limit Our and the Applicable Issuer’s Ability to Incur Liens”, “The Senior Indentures Limit Our and the Applicable Issuer’s Ability to Engage in Sale/ Leaseback Transactions” or, with respect to any debt securities, any other covenant obligation as may be provided for under Section 301 of the applicable indenture and specified in the applicable prospectus supplement, which we refer to as “covenant defeasance.”

In the case of legal defeasance we and the applicable issuer will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

To elect either legal defeasance or covenant defeasance we or the applicable issuer must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

In addition, we or the applicable issuer can only elect legal defeasance or covenant defeasance if, among other things:

•	the applicable defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we or the applicable issuer are a party or by which we or the applicable issuer are bound;

•	no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of the trust and, with respect to legal defeasance only, at any time during the period ending on the 91st day after the date of the establishment of the trust; and

•	we or the applicable issuer have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of legal defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us or the applicable issuer, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

Each of the indentures deems a foreign currency to be any currency, currency unit or composite currency issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

Each of the indentures defines government obligations as securities which are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States or the government or the governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

Unless otherwise specified in the applicable prospectus supplement, if, after we or the applicable issuer have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

•	in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

Each indenture defines a “conversion event” as the cessation of use of:

•	a foreign currency other than the euro by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	the euro both by governments within the Euro Zone and for the settlement of transactions by public institutions of or within the Euro Zone or of or within the international banking community.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

If we or the applicable issuer effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. We and the applicable issuer would remain liable, however, for payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Under each indenture, we and the applicable issuer are required to furnish to the trustee annually a statement as to our performance of our obligations under such indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event of default or event that after notice or lapse of time or both would constitute an event of default.

Modification and Waiver

We, the applicable issuer and the trustee may, without the consent of holders, modify provisions of each indenture for specified purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. We, the applicable issuer and the trustee may modify other provisions of each indenture with the consent of the holders of not less than two-thirds in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification. The provisions of the indenture, however, may not be modified without the consent of the holder of each debt security affected thereby if the modification would:

•	change the stated maturity or any installment of the principal of, or any premium or interest on, or any installment of principal, or any additional amounts with respect to, any debt security issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	change the coin or currency in which any debt security issued under the indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under the indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required under the indenture in order to take specified actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of debt securities of any series issued under the indenture, on behalf of the holders of all debt securities of that series, may waive our or the applicable issuer’s compliance with specified restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Assumption of the Obligations under the Debt Securities by Apache

Under each indenture, we may, at our option, assume the applicable issuer’s obligations under the debt securities if:

•	we expressly assume the obligations in an assumption agreement or supplemental indenture that is executed and delivered to the trustee in a form that is acceptable to the trustee;

•	no event of default and no event that after a notice or the lapse of time or both would become an event of default occurs and is continuing after giving effect to our assuming the obligations; and

•	we expressly agree in an assumption agreement or supplemental indenture to indemnify the holders of the debt securities against any tax, assessment or government charge imposed on a holder or required to be withheld or deducted from any payment made to a holder, including any charge or withholding required on account of this indemnification, and any costs or expenses incurred by a holder on account of our assuming the obligations. If we deliver to the trustee an opinion of an independent tax counsel or consultant of recognized standing stating that the holders will not recognize income, gain or loss, for U.S. federal income tax purposes, as a result of assuming these obligations, then a holder will have the above indemnification rights only if and when gain for U.S. federal income tax purposes is actually recognized by a holder.

If we assume the applicable issuer’s obligations, as described above, we will be substituted for the applicable issuer for all purposes regarding the debt securities so assumed as if we had been the original issuer of the securities.

Assignment to Another Subsidiary

Under each indenture, the applicable issuer may assign its obligations under any series of debt securities to any of our other subsidiaries and the new subsidiary will be treated, for all purposes, as the applicable issuer’s successor with respect to the series of debt securities assigned, provided that the conditions described under “Consolidation, Merger and Sale of Assets” below are satisfied.

Payment of Additional Amounts

Unless we and the applicable issuer specify otherwise in the applicable prospectus supplement, the applicable issuer must make all payments of, or in respect of, principal of and any premium and interest on the debt securities without withholding or deduction for any taxes imposed or levied by or on behalf of any Australian or Canadian taxing authorities, as the case may be. If the taxing authorities nonetheless require the applicable issuer to withhold taxes, the applicable issuer must pay as additional interest an amount that will result, after deducting the taxes, in the payment to the holder of the debt securities of the amount that would have been paid if no withholding was required. Except as otherwise specified in the applicable prospectus supplement, the applicable issuer is not required to pay this additional interest for or on account of:

•	any tax that would not have been imposed but for the fact that the holder

•	was a resident, domiciled or national of, or engaged in business or maintained a permanent establishment or was physically present in Australia or Canada, as applicable, or otherwise had some connection with Australia or Canada, as applicable, other than merely owning the debt security;

•	presented, if presentation is required, the debt security for payment in Australia or Canada, as applicable, unless the debt security could not have been presented for payment elsewhere;

•	presented, if presentation is required, the debt security more than 30 days after the date on which the payment relating to the debt security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to the additional interest if it had presented the debt security for payment on any day within this 30 day period;

•	is, directly or indirectly, taken to be an associate of the issuer (as “associate” is defined for Australian tax purposes), in the case of Apache Australia, or is not dealing with the issuer, directly or indirectly, on an arm’s-length basis, in the case of Apache Canada and Apache Canada II; or

•	entered into or participated in a scheme to avoid Australian or Canadian withholding tax, as applicable, that the issuer was neither a party to nor participated in and, in the case of Apache Australia, in respect of which the Australian Commissioner of Taxation has made a determination that Australian interest withholding tax is payable in respect of the amount;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax that is payable other than by withholding or deduction from payments of, or in respect of, principal of or any premium or interest on the debt securities;

•	any tax that is imposed or withheld because the holder or the beneficial owner of a debt security failed, upon request of the applicable issuer to provide information concerning the nationality, residence or identity of the holder or the beneficial owner, or to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by Australian or Canadian federal income tax laws, as applicable, as a precondition to exemption from all or part of the tax, assessment or other governmental charge; or

•	any combination of the four items listed above.

The issuer also does not have to pay additional interest with respect to any payment of the principal of or any premium or interest on the debt security to any holder that is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of Australia or Canada, as applicable, to be included in the income for tax purposes of a beneficiary or settlor with respect to a fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional interest if it held the debt security.

Any amounts paid by us, as guarantor, under the applicable indenture must be paid without withholding or deduction for any taxes imposed or levied by or on behalf of any U.S. taxing authority. If a U.S. taxing authority nonetheless requires us to withhold taxes, we must pay an additional amount so that the net amount paid to the holder, after deducting the taxes, is not less than the amount then due and payable on the debt securities. We are not required to pay this additional amount to any holder of a debt security who is:

•	subject to U.S. tax by reason of the holder being connected with the U.S. otherwise than by holding or owning the debt securities; or

•	not dealing at arm’s length with us.

Where this prospectus mentions, in any context, the payment of principal of, or any premium or interest on, or in respect of, the debt securities of any series or the net proceeds received on the sale or exchange of the debt securities, this amount shall be deemed to include the payment of additional amounts provided for in the applicable indenture to the extent that the additional amounts are, were or would be payable under such applicable indenture.

Redemption for Taxation Reasons

Unless we and the applicable issuer specify otherwise in the applicable prospectus supplement, if Australian or Canadian taxing authorities, as the case may be, change or amend their laws, regulations or published tax rulings or the official administration, application or interpretation of their laws, regulations or published tax rulings either generally or in relation to the debt securities, and the applicable issuer determines that:

•	it will be required to pay any additional amounts under the indenture or the terms of any debt security in respect of interest on the next succeeding interest payment date; or

•	in respect of the principal of any discounted debt securities on the date of the determination, assuming that a payment in respect of principal were required to be made on this date under the terms of the debt securities; and

•	the applicable issuer cannot avoid paying the additional amount by taking reasonable measures available to it,

•	it may, at its option, redeem all, but not less than all, of the debt securities of any series in respect of which any additional amounts would be so payable at any time, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture. Unless otherwise specified in the accompanying prospectus supplement, the redemption price will be equal to 100 percent of the principal amount of the debt securities plus accrued interest to the date of redemption, except that any debt securities that are discounted debt securities may be redeemed at the redemption price specified in the debt securities’ terms, provided that:

•	no notice of redemption may be given earlier than 60 days before the earliest date on which the applicable issuer would be obligated to pay any additional amounts if a payment was due in respect of the debt securities; and

•	at the time any redemption notice is given, the obligation to pay any additional amounts must remain in effect.

If the applicable issuer has consolidated with or merged into, or conveyed or transferred or leased its properties and assets as an entirety or substantially as an entirety to, any person that is organized under the laws of any jurisdiction other than the United States, any state of the United States or the District of Columbia, or Australia or Canada, as the case may be, as the result of any change in or any amendment to the laws, regulations or published tax rulings of the jurisdiction under which the applicable issuer’s successor is organized or of its political subdivisions or taxing authorities affecting taxation, or any change in the official administration, application or interpretation of its laws, regulations or published tax rulings either generally or in relation to any particular debt securities, then

•	the applicable issuer’s successor must pay any additional amounts under the indenture or the terms of any debt securities in respect of interest on any debt securities on the next succeeding interest payment date or in respect of the principal of any discounted debt securities on the date of the determination, assuming the principal must be paid on that date under the terms of the debt securities, and the applicable issuer or its successor taking reasonable measures cannot avoid this obligation, and, thereafter,

•	the applicable issuer or its successor may redeem all, but not less than all, of the debt securities of any series in respect of which any additional amounts would be so payable at any time, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100 percent of the principal amount of the debt securities plus accrued interest to the date fixed for redemption, unless otherwise specified in the applicable prospectus supplement, except that any debt securities that are discounted debt securities may be redeemed at the price specified in the debt securities’ terms. No notice of redemption may be given earlier than 60 days before the earliest date on which a successor must pay any additional amounts if a payment was due in respect of the debt securities. Also, at the time any redemption notice is given, the successor’s obligation to pay any additional amounts must remain in effect.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety, or substantially as an entirety, to any person that is a corporation or limited liability company organized and validly existing under the laws of any domestic jurisdiction. We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•	any successor person assumes our obligations on the debt securities;

•	no event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the applicable indenture has occurred and is continuing after giving effect to the transaction; and

•	other conditions are met.

The applicable issuer may, without the consent of the holders of the debt securities, consolidate or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person that is a corporation, partnership, joint-stock company or limited liability company or permit any such person to consolidate with or merge into or convey, transfer or lease its properties and assets substantially as an entirety to us or the applicable issuer, as long as the person assumes the applicable issuer’s obligations on the debt securities and under the indenture, and immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, under the indenture has occurred.

Also, the successor person to us or the applicable issuer must expressly agree in a supplemental indenture:

•	that all payments on the debt securities in respect of the principal of and any premium and interest shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of any nature imposed or levied by or on behalf of the person’s jurisdiction of organization or political subdivision or taxing authority, unless the taxes are required by the jurisdiction, subdivision or authority to be withheld or deducted, in which case the person will pay additional amounts so that after deducting the taxes the holder of a debt security receives the same amount that the holder would have received if no withholding or deduction was required; subject to the exceptions set forth above in “— Payment of Additional Amounts;” and

•	to indemnify immediately the holder of each debt security against

•	any tax, assessment or governmental charge imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction; and

•	any other tax costs or other tax expenses of the transaction.

If we, the applicable issuer or the successor person deliver an opinion of an independent counsel or a tax consultant of recognized standing that the holder will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction, a holder will have this right to indemnification only if and when gain for U.S. federal income tax purposes is actually recognized by the holder.

Service of Process

Under each applicable indenture, each of Apache Finance, Apache Australia, Apache Canada and Apache Canada II will irrevocably appoint CT Corporation System, 111 8th Avenue, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to the indenture, the debt securities or the guarantees issued thereunder and for actions brought under the federal or state securities laws brought in any federal or state court located in New York City, and submitted to jurisdiction in New York.

Since a substantial portion of the assets of each of Apache Finance, Apache Australia, Apache Canada and Apache Canada II are outside the United States, any judgment obtained in the United States against Apache Australia, Apache Canada or Apache Canada II or, including judgments with respect to the payment of principal or interest on the securities, may not be collectible in the United States.

Governing Law

Each indenture, the debt securities and the guarantees are governed by and construed under the laws of the State of New York, without regard to the principles of conflicts of laws, except as may otherwise be required by mandatory provisions of law. All matters governing the authorization and execution of the indenture and the debt securities by Apache Finance, Apache Australia, Apache Canada and Apache Canada II will be governed by and construed in accordance with the laws of Australian Capital Territory, Australia and Nova Scotia, Canada, respectively.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we, Apache Finance, Apache Australia, Apache Canada or Apache Canada II, as the case may be, will issue to investors securities, other than Apache common stock, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co., also referred to as Cede. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered;

•	we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

•	in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, the trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a reasonable best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use one or more underwriters in the offer or sale of our securities.

•	If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Any underwriter to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We, Apache Finance, Apache Australia, Apache Canada or Apache Canada II may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Other than our common stock, and unless otherwise specified in the applicable prospectus supplement, each class or series of securities offered by this prospectus and the applicable prospectus supplement will be a new issue of securities with no established trading market. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NYSE, the Nasdaq Global Select Market and the Chicago Stock Exchange. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

INVESTMENT IN APACHE CORPORATION BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25 percent of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered “plan assets” under these regulations because the investment in our common stock will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common stock should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

LEGAL MATTERS

The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering the securities issued by us, will be passed upon for us by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

The validity of the securities issued by (a) Apache Canada and Apache Canada II and particular matters concerning the laws of Canada and Nova Scotia will be passed upon by Bennett Jones LLP, Calgary, Alberta, Canada and McInnes Cooper, Nova Scotia, Canada, respectively and (b) Apache Finance and Apache Australia and particular matters concerning the laws of Australia and Australian Capital Territory will be passed upon by Allens Arthur Robinson, Perth, Western Australia, Australia.

EXPERTS

The consolidated financial statements of Apache Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The information incorporated by reference into this prospectus regarding our total proved reserves was prepared by Apache and reviewed by Ryder Scott Company Petroleum Engineers, as stated in their letter reports, and is incorporated by reference in reliance upon the authority of said firm as experts in such matters.